As filed with the Securities and Exchange Commission on December 2, 2022

Registration No. 333-267258

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Amendment No. 3 to

FORM S-1
REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

Asset Entities Inc.

(Exact name of registrant as specified in its charter)

Nevada	7372	88-1293236
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

100 Crescent Ct, 7th Floor

Dallas, TX  75201

(214) 459-3117

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Matthew Krueger, Chief Financial Officer

100 Crescent Ct, 7th Floor

Dallas, TX  75201

(262) 527-0966

(Names, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Louis A. Bevilacqua, Esq. Bevilacqua PLLC 1050 Connecticut Avenue, NW, Suite 500 Washington, DC 20036 (202) 869-0888	Cavas Pavri, Esq. ArentFox Schiff LLP 1717 K Street, NW Washington, DC 20006 Telephone: (202) 724-6847 Fax: (202) 778-6460

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to such Section 8(a), may determine.

EXPLANATORY NOTE

This registration statement contains two prospectuses, as set forth below.

●	Public Offering Prospectus. A prospectus to be used for the public offering of shares of Class B Common Stock through the underwriter named on the cover page of this prospectus, which we refer to as Public Offering Prospectus.

●	The Resale Prospectus. A prospectus to be used for the resale by selling stockholders of 1,500,000 shares of Class B Common Stock, which we refer to as the Resale Prospectus.

The Resale Prospectus is substantively identical to the Public Offering Prospectus, except for the following principal points:

●	they contain different front covers;

●	they contain different Offering sections in the Prospectus Summary;

●	they contain different Use of Proceeds sections;

●	the Capitalization and Dilution sections are deleted from the Resale Prospectus;

●	a Selling Stockholders section is included in the Resale Prospectus;

●	the Underwriting section from the Public Offering Prospectus is deleted from the Resale Prospectus and a Plan of Distribution section is inserted in its place; and

●	the Legal Matters section in the Resale Prospectus deletes the reference to counsel for the underwriters.

The registrant has included in this registration statement a set of alternate pages after the back cover page of the Public Offering Prospectus, which we refer to as the Alternate Pages, to reflect the foregoing differences in the Resale Prospectus as compared to the Public Offering Prospectus. The Public Offering Prospectus will exclude the Alternate Pages and will be used for the public offering by the Registrant. The Resale Prospectus will be substantively identical to the Public Offering Prospectus except for the addition or substitution of the Alternate Pages and will be used for the resale offering by the selling stockholders.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED DECEMBER 2, 2022

Asset Entities Inc.

1,500,000 Shares of Class B Common Stock

This is an initial public offering of our shares of Class B Common Stock, $0.0001 par value per share, or the Class B Common Stock. We are offering 1,500,000 of our shares of Class B Common Stock. The estimated initial public offering price will be $5.00.

Prior to this offering, there has been no public market for our shares.  We are in the process of applying to list our shares of Class B Common Stock on The Nasdaq Capital Market LLC, or Nasdaq, under the symbol “ASST”. Nasdaq might not approve such application, and if our application is not approved, this offering cannot be completed.

We have two classes of authorized common stock, Class A Common Stock, $0.0001 par value per share, or the Class A Common Stock, and Class B Common Stock. The rights of the holders of Class A Common Stock and Class B Common Stock are identical, except with respect to voting and conversion. Each share of Class A Common Stock is entitled to ten votes per share and is convertible into one share of Class B Common Stock. Each share of Class B Common Stock is entitled to one vote per share. As of the date of this prospectus, Asset Entities Holdings, LLC, the holder of our outstanding Class A Common Stock, held approximately 97.3% of the voting power of our outstanding capital stock and is therefore our controlling shareholder.

Following this offering, based on the estimated public offering price of $5.00 per share, and assuming that the underwriters do not exercise the over-allotment option, Asset Entities Holdings, LLC, and its officers and managers, all of whom are also some of our officers and directors, will retain controlling voting power in the Company based on having approximately 95.6% of all voting rights. As a result, we will be a “controlled company” under Nasdaq’s rules, although we do not intend to avail ourselves of the corporate governance exemptions afforded to a “controlled company” under the rules of Nasdaq. See “Risk Factors—Risks Related to This Offering and Ownership of Our Class B Common Stock—As a ‘controlled company’ under the rules of Nasdaq, we may choose to exempt our company from certain corporate governance requirements that could have an adverse effect on our public stockholders.” for more information.

We are an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act of 2012, under applicable U.S. federal securities laws, and are eligible for reduced public company reporting requirements. See “Risk Factors—Risks Related to This Offering and Ownership of Our Class B Common Stock—We will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies and our stockholders could receive less information than they might expect to receive from more mature public companies.” for more information.

Investing in our securities is highly speculative and involves a high degree of risk.  See “Risk Factors” beginning on page 9  for a discussion of information that should be considered in connection with an investment in our securities.

Neither the U.S. Securities and Exchange Commission nor any state or provincial securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds to us, before expenses	$	$

(1)	We have agreed to reimburse Boustead Securities, LLC, as representative of the underwriters, or the representative, for certain expenses, and will receive compensation in addition to underwriting discounts and commissions. See “Underwriting” for additional disclosure regarding underwriters’ compensation and offering expenses.

This offering is being conducted on a firm commitment basis.  The underwriters are obligated to take and purchase all of the shares of Class B Common Stock offered under this prospectus if any such shares are taken.

We have granted the underwriters an option for a period of 45 days from the date of this prospectus to purchase up to 15% of the total number of our shares to be offered by us pursuant to this offering (excluding shares subject to this option), solely for the purpose of covering over-allotments, at the initial public offering price less the underwriting discount. If the underwriters exercise the option in full, the total underwriting discount, commissions and non-accountable expenses payable, not including other offering expenses, will be $668,437.50 based on the initial public offering price of $5.00 per share, and the total gross proceeds to us, before underwriting discounts, commissions and expenses, will be $8,625,000.00.  Net proceeds will be delivered to us on the closing date.

The underwriters expect to deliver the shares of Class B Common Stock to purchasers in the offering on or about.

Boustead Securities, LLC

The date of this prospectus is        .

Please read this prospectus carefully. It describes our business, financial condition, results of operations and prospects, among other things. We are responsible for the information contained in this prospectus and in any free-writing prospectus we have authorized. Neither we nor the underwriter have authorized anyone to provide you with different information, and neither we nor the underwriter take responsibility for any other information others may give you. Neither we nor the underwriter are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is accurate only as of the date on the front of this prospectus, regardless of the time of delivery of this prospectus or any sale of shares of our Class B Common Stock. You should not assume that the information contained in this prospectus is accurate as of any date other than its date.

TRADEMARKS, TRADE NAMES AND SERVICE MARKS

We use various trademarks, trade names and service marks in our business, including “AE 360 DDM”, “Asset Entities Where Assets Are Created” and associated marks. For convenience, we may not include the SM, ® or ™ symbols, but such omission is not meant to indicate that we would not protect our intellectual property rights to the fullest extent allowed by law. Any other trademarks, trade names or service marks referred to in this prospectus are the property of their respective owners.

INDUSTRY AND MARKET DATA

We are responsible for the information contained in this prospectus. This prospectus includes industry data and forecasts that we obtained from industry publications and surveys as well as public filings and internal company sources. Industry publications, surveys and forecasts generally state that the information contained therein has been obtained from sources believed to be reliable. Statements as to our ranking, market position and market estimates are based on third-party forecasts, management’s estimates and assumptions about our markets and our internal research. We have not independently verified such third-party information, nor have we ascertained the underlying economic assumptions relied upon in those sources. While we believe that all such information contained in this prospectus is accurate and complete, nonetheless such data involve uncertainties and risks, including risks from errors, and is subject to change based on various factors, including those discussed under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

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PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our Class B Common Stock. You should carefully read the entire prospectus, including the risks associated with an investment in our company discussed in the “Risk Factors” section of this prospectus, before making an investment decision. Some of the statements in this prospectus are forward-looking statements. See the section titled “Cautionary Statement Regarding Forward-Looking Statements.”

In this prospectus, unless the context indicates otherwise, “we,” “us,” “our,” “Asset Entities,” “the Company,” “our company” and similar references refer to the operations of Asset Entities Inc., a Nevada corporation.

Our Company

Overview

Asset Entities is a technology company providing social media marketing and content delivery services across Discord, TikTok, and other social media platforms. We also design, develop and manage servers for communities on Discord. Based on the rapid growth of our Discord servers and social media following, we have developed three categories of services: (1) our Discord investment education and entertainment services, (2) social media and marketing services, and (3) our AE.360.DDM services. All of our services are based on our effective use of Discord as well as other social media including TikTok, Twitter, Instagram, and YouTube.

Our Discord investment education and entertainment service is designed primarily by and for enthusiastic Generation Z, or Gen Z, retail investors, creators and influencers. Gen Z is commonly considered to be people born between 1997 and 2012. Our investment education and entertainment service focuses on stock, real estate, cryptocurrency, and nonfungible tokens, or NFTs, community learning programs designed for the next generation. While we believe that Gen Z will continue to be our primary market, our recently-expanded Discord server offering also features education and entertainment content covering real estate investments, which is expected to appeal strongly to older generations as well. Our current combined server user membership is approximately 275,000 as of September 2022. During the quarter ended September 30, 2022, we received revenue from 685 paying subscribers. We define “members” as all Discord users who join any of our Discord servers, regardless of whether they subscribe to our premium content, and “paying subscribers” as members who pay a fee to subscribe to our premium Discord content.

Our social media and marketing services utilize our management’s social influencer backgrounds by offering social media and marketing campaign services to business clients. Our team of social influencer independent contractors, which we call our “SiN” or “Social Influencer Network”, can perform social media and marketing campaign services to expand our clients’ Discord server bases and drive traffic to their businesses, as well as increase membership in our own servers.

Our “AE.360.DDM, Design Develop Manage” service, or “AE.360.DDM”, is a suite of services to individuals and companies seeking to create a server on Discord. We believe we are the first company to provide “Design, Develop and Manage,” or DDM, services for any individual, company, or organization that wishes to join Discord and create their own community. With our AE.360.DDM rollout, we are uniquely positioned to offer DDM services in the growing market for Discord servers.

We believe that we are a leading provider of all of these services, and that demand for all of our services will continue to grow. We expect to experience rapid revenue growth from our services. We believe that we have built a scalable and sustainable business model and that our competitive strengths, some of which are discussed below, position us favorably in each aspect of our business.

Our Historical Performance

The Company’s independent registered public accounting firm has expressed substantial doubt as to the Company’s ability to continue as a going concern. We had minimal cash as of September 30, 2022 and December 31, 2021, a net loss for the nine months ended September 30, 2022, minimal net income for the nine months ended September 30, 2021, and minimal net income for the years ended December 31, 2021 and 2020. As of September 30, 2022 and December 31, 2021, we had approximately $17,000 and $34,000 cash, respectively. For the nine months ended September 30, 2022, our net loss was approximately $413,000, and for the nine months ended September 30, 2021, our net income was approximately $1,300, respectively. For the years ended December 31, 2021 and 2020, our net income was approximately $15,000 and $3,000, respectively. The Company expects to fund its operations for the next 12 months through equity financing arrangements and sales of its services. However, the Company may not be able to raise adequate funds for capital expenditures, working capital and other cash requirements from capital markets on acceptable terms, or at all. Advances from an officer or stockholder may likewise be unavailable. The Company’s failure to raise capital as and when needed and generate significantly higher revenues than operating expenses to achieve profitability would impact its going concern status and would have a negative impact on its financial condition and its ability to pursue its business strategy and continue as a going concern. For further discussion, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Going Concern”.

Industry Overview

The social influencer and online media presence on various platforms are expanding and evolving. More than any previous generation, Generation Z is immersed in social media platforms like TikTok, Twitter, and Meta Platforms’ Facebook and Instagram. This trend has generated opportunities for young adults to become social influencers and to gain financial success. Many kids now want to be “tiktokers”, “instagrammers”, and social media influencers. In addition to these platforms, the Reddit-based campaigns behind the GameStop, AMC and Koss meme stock phenomena of 2021 demonstrated the power of social media to generate and destroy financial wealth relatively quickly. We believe that these developments are together giving way to a new type of social media community. Social media was once occupied by influencers who were showing off their latest snacks, clothes, makeup brands, and other products and services, but now, a new breed of influencers focus on other subjects that are gaining mass interest, especially with Generation Z, including personal finance and investing.

With the rise of free, fast trading online and by phone, demand has surged for information about investing and markets, creating opportunities for a new generation of financial influencers who are rushing to fill the gap in traditional education. While banks and mutual fund companies offer financial information to their members, they tend to reserve that information for higher-net-worth individuals, and generally do not convey it in a particularly entertaining manner, or may not allow most Generation Z consumers to access it. With a massive, younger, financially uneducated market desperate for financial education and entertainment, a deluge of new companies and their influencer leaders are fighting to be the first place to turn to chat about stocks, budgets or finances.

More broadly, this trend towards relying on social media and influencers means that skilled social media marketers and influencers can parlay their brands into multiple streams of revenue including subscription-only content, promotional campaign contracts for business clients, and related consulting services. As argued by a guest contributor’s article on Nasdaq.com (“How Gen Z Influencers Can Transform the Nature of Investing,” June 2, 2021), Generation Z is asserting more influence over the social media influencer market, which has already surpassed $13 billion in market size worldwide according to a research report published by Statista (“Influencer Marketing Worldwide - Statistics & Facts,” September 27, 2021), and shows no signs of abating. Internet users look to niche influencers they trust as their go-to source for new information and product recommendations, and 74% of consumers say they would spend up to $629 on a product recommended by an influencer. With such authority over the way consumers spend their money on commercial goods, Gen Z influencers are bound to sway their followers’ interests in the area of financial education.

At the same time, Discord, a relatively new social media app, has emerged and demonstrated unique appeal to younger people. As of February 2022, the platform has more than 150 million active users each month – up from 56 million in 2019 – with nearly 80% logging in from outside North America Discord is split into servers – essentially chat rooms similar to the workplace tool Slack – which facilitate casual, free-flowing conversations about shared interests, such as gaming, music, art, school, memes, and financial education. Some servers are large and open to the public; others are private and invitation-only. Another feature that significantly differentiates Discord from the established social media platforms like Facebook is that the service does not have advertisements. It makes money through premium subscriptions that gives users access to features like custom emoji for $5 or $10 per month. Discord also began experimenting in December 2021 with allowing some users to charge for access to their server, up to $100 a month, of which Discord takes 10%.

Based on the above, social influencers can generate revenues from Discord user subscriptions by drawing users in with their investment education and entertainment content. Expert influencers on Discord and other social media can simultaneously use their social media expertise and brands to generate social media marketing campaigns for business clients looking to attract more Generation Z consumers. Services, such as “AE.360.DDM, Design Develop Manage”, covering all aspects of the design and implementation of the Discord servers themselves can attract subscribers and, therefore, create a new source of revenue. We believe that we are a leading provider of all of these services, and that demand for all of our services will continue to grow.

Our Services

We offer three types of services that utilize Discord and other social media to younger generations and other social media users.

Discord Communities. Our investment education and entertainment service aims to serve as an education and entertainment platform for investments in a way that is accessible to Generation Z and other social media users. As one of the largest community-based education and entertainment platforms on Discord, with four separate servers with a combined user membership of approximately 275,000 as of September 2022, we provide financial literacy education and entertainment on trading and investment. Our largest Discord server focuses on stock investing education and entertainment, and we have smaller but growing real estate, cryptocurrency and NFT education and entertainment Discord servers. On our Discord servers, members can view our investment education and entertainment materials. Specifically, all members may watch nonpremium video education content, watch live day trading sessions during market hours, and participate in live chat sessions with other members. For monthly fees, paying subscribers to our Discord servers can get access to live trading diaries, premium prerecorded investing and trading education video content, and paying subscriber-only private group discussion channels relating to the general investment and trading education content on the Company’s Discord servers. We upload and manage all content on our Discord servers. There are no formal requirements for our investment education and entertainment materials; however, we are selective with the content that we post on our servers.

Social Media and Marketing. We offer white-label marketing, content creation, content management, TikTok promotions, and TikTok consulting to clients in any industry or market. Through social media, we have conducted marketing and other social media campaigns on behalf of clients in investing, gaming, recreation, cryptocurrency assets, NFTs, and other areas through our growing team of social media influencers, which we call our Social Influencer Network, or “SiN”. We utilize our “SiN” in part to increase social media reach for our clients’ Discord servers or to drive traffic to their businesses.

AE.360.DDM, Design Develop Manage. AE.360.DDM is a suite of services for individuals and companies seeking to create their own server on Discord. We believe that we are the first company to provide a full range of DDM services for any individual, company, or organization that wishes to join Discord. Since November 2021, we have begun working with various communities on how to better manage their presence on Discord and have designed servers for businesses and celebrities. On Discord servers managed by our company on behalf of clients, clients generally provide and own their servers’ content and control all rights to their servers, while we provide management or other contracted services. If we are managing the Discord server under the AE.360.DDM service, we may upload content for the server owner. The server owner may always upload content. Other server users may also upload content, but the server owner’s moderators may remove it.

Our Market Opportunity and Customers

We market our services primarily to “Generation Z” users and businesses seeking to market their services to these users. As the first generation to have grown up with access to the Internet and portable digital technology from a young age, members of Generation Z have been dubbed “digital natives”. Around the world, it has been reported that members of Generation Z are spending more time on electronic devices and less time reading books than before, with implications for their attention span and vocabulary, as well as their future in the modern economy. As discussed above, Gen Z users are often bereft of the financial literacy needed to invest, in spite of growing demand for financial services, especially in an era of meme stocks and stock trading apps like Webull, Robinhood, and E*Trade. With our emphasis on video, chat, and other social media education, entertainment and marketing, and deep knowledge of Discord server design and trending investment topics, we have positioned ourselves to attract younger investors and businesses seeking to market to them.

We are also now targeting millennials, Generation X, and older generations. Our most prominent example of this effort is our real estate Discord server, registered under the Discord domain name “REALTY”, which we launched in May 2022. We expect to attract more diverse subscribers interested in learning about real estate alternatives to traditional finance. Likewise, we plan to launch a new server devoted to metaverse content, which we expect to be of significant interest to millennials, in 2023.

Our Competitive Strengths

We believe our key competitive strengths include the following:

●	Superior Social Influencer Team. We believe that our greatest competitive strength is our people. Our blend of young, dynamic, entrepreneurial executive social influencers are part of Generation Z and understand their needs and interests. Moreover, our executive team includes professionals with two or more decades of accounting, legal and management experience including our Executive Chairman, who has practiced law for over 25 years, our Chief Financial Officer, a Certified Public Accountant, or CPA, with over ten years of experience in finance and accounting, and our Chief Experience Officer, who has been in the technology and marketing management field for over two decades. We believe that we have a unique combination of knowledge, global experience and business acumen to sustain long-term growth.

●	First-Mover Advantage. We believe that our AE.360.DDM service is a first-of-its-kind business developed by our company to design, develop, and manage Discord servers for customers wanting to create their own Discord communities for their business. With our superior understanding of the Discord platform, we can provide the technology and speed to market which customers require to set up successful Discord servers.

●	Best-in-Class Investment Education, Entertainment and Technology. Our insights into investment education and entertainment methods and subjects for Gen Z and other types of interested customers; experience creating communities for Gen Z and social media consumers; and our growing social influencer network, or “SiN”, and related content publishing network, are some of the hallmarks of our business.

●	Service Synergy. Each of our operating business categories has the ability to be a standalone business, but all are housed within our single Asset Entities enterprise. With each deployment of additional services, we have historically experienced organic growth in our other businesses.

Our Growth Strategies

The key elements of our strategy to expand our business include the following:

●	Expand Our Social Influencer Network. Our growth has been grounded on our team of social influencers. In order to generate even greater momentum for the growth of our services, we will continue to expand our “SiN” social influencer network. We plan to bring top current and former athletes, celebrities, and rising and high-profile social influencers into our SiN network to promote our established and newer Discord servers. We have also begun utilizing our SiN network to accelerate the growth of our social media and marketing service.

●	Leverage Discord Server Community Outreach. We will continue to seek accelerated growth in Discord server paying subscriber revenues from strategic pricing of varying levels of access to our Discord communities. Moreover, we will leverage our Discord servers to help increase our social media reach and cross-market to our other services.

●	Market and Leverage Synergies from the AE.360.DDM Service. We will use SEO and Google Analytics advertising campaigns to accelerate customer acquisition for our AE.360.DDM service. We will further use this service to create synergies and income-producing revenue streams that complement our other business categories.

Implications of Being an Emerging Growth Company

Upon the completion of this offering, we will qualify as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012, or the JOBS Act. As a result, we will be permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

●	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act;

●	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

●	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

●	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended, or the Securities Act, for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1,235,000,000, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if the market value of our Class B Common Stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Dual Class Structure

Under our articles of incorporation, we are authorized to issue two classes of common stock, Class A Common Stock and Class B Common Stock, and any number of classes of preferred stock. Class A Common Stock is entitled to ten votes per share on proposals requiring or requesting shareholder approval, and Class B Common Stock is entitled to one vote on any such matter. A share of Class A Common Stock may be voluntarily converted into a share of Class B Common Stock. A transfer of a share of Class A Common Stock will result in its automatic conversion into a share of Class B Common Stock upon such transfer, subject to certain exceptions, including that the transfer of a share of Class A Common Stock to another holder of Class A Common Stock will not result in such automatic conversion. Class B Common Stock is not convertible. Other than as to voting and conversion rights, the Company’s Class A Common Stock and Class B Common Stock have the same rights and preferences and rank equally, share ratably and are identical in all respects as to all matters.

In this offering, we are offering shares of Class B Common Stock. Asset Entities Holdings, LLC owns 8,385,276 shares of our outstanding Class A Common Stock, which amounts to 83,852,760 votes. The shares of Class A Common Stock held by Asset Entities Holdings, LLC are controlled by its officers and board of managers, all of whom are also some of our officers and directors. Prior to the commencement of this offering, there are expected to be 8,385,276 shares of Class A Common Stock outstanding representing voting power of 83,852,760 votes, 2,364,724 shares of Class B Common Stock outstanding representing voting power of 2,364,724 votes, and no shares of preferred stock outstanding. As a result, out of a total of 10,750,000 shares of outstanding common stock representing total voting power of 86,217,484 votes, Asset Entities Holdings, LLC controls approximately 97.3% of the voting power before this offering. Following this offering, taking into consideration the shares of Class B Common Stock expected to be offered hereby, based on the estimated public offering price of $5.00 per share, and assuming that the underwriters do not exercise the over-allotment option, even if 100% of such shares are sold, Asset Entities Holdings, LLC, and its officers and managers, all of whom are also some of our officers and directors, will retain controlling voting power in the Company based on having approximately 95.6% of all voting rights. This concentrated control may limit or preclude the ability of others to influence corporate matters including significant business decisions for the foreseeable future.

Corporate History

We began our operations as a general partnership on August 1, 2020, prior to forming Asset Entities Limited Liability Company, a California limited liability company, on October 20, 2020. On March 28, 2022, we merged with Asset Entities Inc., a Nevada corporation incorporated on March 9, 2022. Our principal executive offices are located at 100 Crescent Court, 7th Floor, Dallas, TX 75201, and our telephone number is (214) 459-3117. We maintain a website at https://www.assetentities.com/. Information available on our website is not incorporated by reference in and is not deemed a part of this prospectus.

The Offering

Shares being offered:	1,500,000 shares of Class B Common Stock (or 1,725,000 shares if the underwriters exercise the over-allotment option in full).

Offering price:	The estimated initial public offering price will be $5.00 per share.

Shares outstanding after the offering:	8,385,276 shares of Class A Common Stock and 3,864,724 shares of Class B Common Stock (or 4,089,724 shares if the underwriters exercise the over-allotment option in full).

Over-allotment option:	We have granted to the underwriters a 45-day option to purchase from us up to an additional 15% of the shares sold in the offering (225,000 additional shares) at the initial public offering price, less the underwriting discounts and commissions.

Representative’s warrants:	We have agreed to issue to the representative warrants to purchase a number of shares of Class B Common Stock equal in the aggregate to 7% of the total number of shares issued in this offering. The representative’s warrants will be exercisable at a per share exercise price equal to 125% of the public offering price per share of Class B Common Stock sold in this offering. The representative’s warrants will be exercisable at any time and from time to time, in whole or in part, during the five-year period commencing on the commencement date of sales in this offering. The registration statement of which this prospectus forms a part also registers the shares of Class B Common Stock issuable upon exercise of the representative’s warrants. See “Underwriting” for more information.

Use of proceeds:

We expect to receive net proceeds of approximately $6.3 million from this offering (or approximately $7.3 million if the underwriters exercise their over-allotment option in full), based on the estimated initial public offering price of $5.00 per share, and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. We plan to use the net proceeds of this offering for: (1) investment in corporate infrastructure; (2) marketing and promotion of Discord communities, social campaigns, and AE.360.DDM services; (3) expansion of SiN, our social influencer network; (4) increasing staff and company personnel; and (5) general working capital, operating, and other corporate expenses. See “Use of Proceeds” for more information on the use of proceeds.

Risk factors:	Investing in our Class B Common Stock involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 9 before deciding to invest in our Class B Common Stock.

Lock-up

We, all of our directors and officers and all of our shareholders have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our common stock or securities convertible into or exercisable or exchangeable for our common stock for varying periods from the date on which the trading of our common stock commences. See “Underwriting—Company Lock-Up”. Our officers, directors and holders of approximately 78.0% of our outstanding common stock have agreed to be locked up for a period of 12 months from the date on which the trading of our Class B Common Stock commences. Holders of approximately 7.2% of our outstanding common stock have agreed to be locked up for a period of nine months from the date on which the trading of our Class B Common Stock commences. A holder of approximately 2.3% of our outstanding common stock prior to this offering has agreed to be locked up for a period of six months from the date on which the trading of our Class B Common Stock commences with respect to approximately 0.9% of the common stock held by such holder, subject to certain exceptions, with the remaining approximately 1.4% held by such holder not being subject to any contractual lock-up.

Holders of the remaining approximately 12.6% of our outstanding common stock prior to this offering have agreed to be locked up until 365 days after the date on which the trading of our common stock commences, subject to certain exceptions. We and the underwriters have agreed to waive the lock-up requirement for shares of common stock being sold by the selling stockholders named in the Resale Prospectus. See “Shares Eligible For Future Sale – Lock-Up Agreements”.

Proposed trading market and symbol	We have applied to list our Class B Common Stock on the Nasdaq Capital Market under the symbol “ASST”. We believe that upon the completion of this offering, we will meet the standards for listing on Nasdaq. The closing of this offering is contingent upon the successful listing of our Class B Common Stock on the Nasdaq Capital Market.

The number of shares of common stock outstanding immediately following this offering is based on 8,385,276 shares of our Class A Common Stock and 2,364,724 shares of Class B Common Stock outstanding as of the date of this prospectus and excludes:

●	2,750,000 shares of Class B Common Stock that are reserved for issuance under the Asset Entities Inc. 2022 Equity Incentive Plan, or the 2022 Plan;

●	52,500 shares of Class B Common Stock issuable upon exercise of placement agent’s warrants; and

●	105,000 shares of Class B Common Stock (120,750 shares of Class B Common Stock if the underwriters exercise the over-allotment option in full) issuable upon exercise of warrants to be issued to the underwriters in connection with this offering.

Unless otherwise indicated, this prospectus reflects and assumes no exercise by the underwriters of their over-allotment option.

Summary Financial Information

The following tables summarize certain financial data regarding our business and should be read in conjunction with our financial statements and related notes contained elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Our summary financial data as of and for the nine months ended September 30, 2022 and 2021 are derived from our reviewed financial statements included elsewhere in this prospectus. Our summary financial data as of and for the fiscal years ended December 31, 2021 and period from inception (August 1, 2020) to December 31, 2020 are derived from our audited financial statements included elsewhere in this prospectus. All financial statements included in this prospectus are prepared and presented in accordance with generally accepted accounting principles in the United States, or GAAP. The summary financial information is only a summary and should be read in conjunction with the historical financial statements and related notes contained elsewhere herein. The financial statements contained elsewhere fully represent our financial condition and operations; however, they are not indicative of our future performance.

	Nine Months Ended September 30,		Year ended December 31,	Inception (August 1, 2020) to December 31,
Statements of Operations Data	2022	2021	2021	2020
	(Unaudited)	(Unaudited)
Revenues	$280,137	$607,727	$829,618	$86,903
Contract labor	114,555	128,955	160,251	801
General and administrative expenses	340,333	63,487	119,369	52,860
Management compensation	238,241	414,025	535,127	29,976
Total operating expenses	693,129	606,467	814,747	83,637
Income (loss) from operations	(412,992)	1,260	14,871	3,266
Net income (loss)	$(412,992)	$1,260	$14,871	$3,266

	As of September 30,	As of December 31,
	2022	2021	2020
Balance Sheet Data	(unaudited)
Cash	$16,900	$33,731	$10,361
Total current assets	185,089	58,731	10,361
Total assets	185,089	58,731	10,361
Total current liabilities	154,043	15,594	7,095
Total liabilities	154,043	15,594	7,095
Total stockholders’ equity	31,046	43,137	3,266
Total liabilities and stockholders’ equity	$185,089	$58,731	$10,361

Summary of Risk Factors

An investment in our Class B Common Stock involves a high degree of risk. You should carefully consider the risks summarized below. These risks are discussed more fully in the “Risk Factors” section immediately following this Prospectus Summary. These risks include, but are not limited to, the following:

Risks Related to Our Business and Industry

●	We have a limited operating history, which may make it difficult to evaluate our business and prospects.

●	Our independent registered public accounting firm has expressed substantial doubt as to our ability to continue as a going concern in its report.

●	The Company may experience negative cash flow.

●	The Company may need to raise additional capital to support its operations.

●	The Company may incur significant losses, and there can be no assurance that the Company will ever become a profitable business.

●	The Company’s future revenue and operating results are unpredictable and may fluctuate significantly.

●	If we are unable to maintain a good relationship with the social media platforms where we operate, our business will suffer.

●	Risks relating to the blockchain, cryptocurrencies, and NFT industries may cause material adverse effects on our business operations.

●	If demand for our services does not develop as expected our projected revenues and profits will be affected.

●	The Company will be subject to risk associated with the development of new products or services.

●	The Company may not be able to create and maintain a competitive advantage, given the rapid technological and other competitive changes affecting all markets nationally and worldwide. The Company’s success will depend on its ability to keep pace with any such changes.

●	The technology area is subject to rapid change, and there are risks associated with new products and services.

●	If our paying subscribers are not satisfied with our Discord subscription services, we may face additional cost, loss of profit opportunities, damage to our reputation, or legal liability.

●	Our services are based in a new and unproved market and are subject to the risks of failure inherent in the development of new products and services.

●	Our business depends on a strong brand, and if we are not able to maintain and enhance our brand, our ability to expand our customer base will be impaired and our business and operating results will be harmed.

●	The social media, education, and community-based platform sectors are subject to rapid technological change and, to compete, we must continually evolve and upgrade the user experience to enhance our business.

●	The Company operates in a highly competitive industry and there can be no assurance that the Company will be able to compete successfully.

●	We are dependent on the continued services and performance of our senior management and other key employees, the loss of any of whom could adversely affect our business, operating results and financial condition.

●	Our business depends on our ability to attract and retain talented qualified employees or key personnel.

●	We may have difficulty scaling and adapting our existing infrastructure to accommodate a larger customer base, technology advances or customer requirements.

●	If the Company fails to develop or protect its intellectual property adequately, the Company’s business could suffer.

●	The Company’s products, services or processes could be subject to claims of infringement of the intellectual property of others.

●	We may experience disruption to our servers or our software which could cause us to lose customers.

●	A failure or breach of our security systems or infrastructure as a result of cyberattacks could disrupt our business, result in the disclosure or misuse of confidential or proprietary information, damage our reputation, increase our costs and cause losses.

●	Certain stockholders have substantial influence over our company, and their interests may not be aligned with the interests of other stockholders.

Risks Related to Government Regulation and Being a Public Company

●	We may incur liability as a result of information retrieved from or transmitted over the Internet or published using our services or services of social media platforms, or as a result of claims related to our services or services of social media platforms, and legislation regulating content on social media platforms may require us to change our services or business practices and may adversely affect our business and financial results.

●	We are not currently registered as an investment adviser and if we should have registered as an investment adviser, our failure to do so could subject us to civil and/or criminal penalties.

●	Organizations face growing regulatory and compliance requirements

●	Failure to comply with data privacy and security laws and regulations could adversely affect our operating results and business.

●	Our business could be negatively impacted by changes in the U.S. political environment.

●	Our business depends on our customers’ continued and unimpeded access to the Internet and the development and maintenance of Internet infrastructure. Internet access providers may be able to block, degrade or charge for access to certain of our services, which could lead to additional expenses and the loss of customers.

●	Our business could be affected by new governmental regulations regarding the Internet.

●	The requirements of being a public company may strain our resources.

●	If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

●	Our management team has limited experience managing a public company.

Risks Related to This Offering and Ownership of Our Class B Common Stock

●	The structure of our common stock has the effect of concentrating voting control with certain Asset Entities officers and directors; this will limit or preclude your ability to influence corporate matters. It may also limit the price and liquidity of our common stock due to its ineligibility for inclusion in certain stock market indices.

●	Certain recent initial public offerings of companies with relatively small public floats comparable to our anticipated public float have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. Our Class B Common Stock may potentially experience rapid and substantial price volatility, which may make it difficult for prospective investors to assess the value of our Class B Common Stock.

RISK FACTORS

An investment in our Class B Common Stock involves a high degree of risk. You should carefully consider the following risk factors, together with the other information contained in this prospectus, before purchasing our Class B Common Stock. We have listed below (not necessarily in order of importance or probability of occurrence) what we believe to be the most significant risk factors applicable to us, but they do not constitute all of the risks that may be applicable to us. Any of the following factors could harm our business, financial condition, results of operations or prospects, and could result in a partial or complete loss of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section titled “Cautionary Statement Regarding Forward-Looking Statements”.

Risks Related to Our Business and Industry

We have a limited operating history, which may make it difficult to evaluate our business and prospects.

The Company is an early, startup stage entity with little operating history. The Company only has nominal cash as of the date of commencement of this offering. The revenue and income potential of the Company’s business and market are unproven. The Company’s limited operating history makes an evaluation of the Company and its prospects difficult and highly speculative. There can be no assurances that: (a) The Company will be able to develop products or services on a timely and cost effective basis; (b) the Company will be able to generate any increase in revenues; (c) the Company will have adequate financing or resources to continue operating its business and to provide services to customers; (d) the Company will earn a profit; (e) the Company can raise sufficient capital to support operations by attaining profitability; or (f) the Company can satisfy future liabilities.

Our independent registered public accounting firm has expressed substantial doubt as to our ability to continue as a going concern in its report.

We had minimal cash as of September 30, 2022 and December 31, 2021, a net loss for the nine months ended September 30, 2022, minimal net income for the nine months ended September 30, 2021, and minimal net income for the years ended December 31, 2021 and 2020. As of September 30, 2022 and December 31, 2021, we had approximately $17,000 and $34,000 cash, respectively. For the nine months ended September 30, 2022, our net loss was approximately $413,000, and for the nine months ended September 30, 2021, our net income was approximately $1,300, respectively. For the years ended December 31, 2021 and 2020, our net income was approximately $15,000 and $3,000, respectively. We will seek to fund our operations through sales of our services and equity financing arrangements. Adequate additional financing may not be available to us on acceptable terms, or at all. Our failure to raise capital as and when needed would impact our going concern status and would have a negative impact on our financial condition and our ability to pursue our business strategy and continue as a going concern. Management’s plans to address this need for capital through this offering and through private placement offerings are discussed elsewhere in this prospectus. We cannot assure you that our plans to raise sufficient capital will be successful. These factors, among others, raise substantial doubt about our ability to continue as a going concern. The financial statements contained elsewhere in this prospectus do not include any adjustments that might result from our inability to consummate this offering or our inability to continue as a going concern.

The Company may experience negative cash flow.

We had minimal cash as of September 30, 2022 and December 31, 2021, a net loss for the nine months ended September 30, 2022, minimal net income for the nine months ended September 30, 2021, and minimal net income for the years ended December 31, 2021 and 2020. As of September 30, 2022 and December 31, 2021, we had approximately $17,000 and $34,000 cash, respectively. For the nine months ended September 30, 2022, our net loss was approximately $413,000, and for the nine months ended September 30, 2021, our net income was approximately $1,300, respectively. For the years ended December 31, 2021 and 2020, our net income was approximately $15,000 and $3,000, respectively. The Company intends to increase expenditures to develop its business and, as a result, may continue to incur losses. There can be no assurance that the Company will achieve significant revenues or profitability. There can be no assurance that the Company will be able to raise additional capital on acceptable terms and conditions, if at all. In the event the Company does achieve rapid sales growth and raise additional capital to fund its current liabilities and bum rate, there is a risk that the Company could fail. There can be no assurances that the Company will be able to retain or attract qualified personnel if it is not able to get to profitability in the foreseeable future.

The Company may need to raise additional capital to support its operations.

The Company may need to procure additional financing over time, the amount and timing of which will depend on a number of factors, including the pace of expansion of the Company’s opportunities and customer base, the scope of service development to be undertaken by the Company, the need to respond to customer needs for improvement of service offerings, the services offered and development efforts, the cash flow generated by its operations, the extent of losses, if any with respect to matters identified as risk factors herein and the extent of other unanticipated areas or amounts of expenditure. The Company cannot fully predict the extent to which it will require additional financing. There can be no assurance regarding the availability or terms of additional financing the Company may be able to procure over time. Any new investor may require that any future debt financing or issuance of preferred equity by the Company could be senior to the rights of shareholders, and any future issuance of equity could result in the dilution of the value of our shares.

The Company may incur significant losses, and there can be no assurance that the Company will ever become a profitable business.

For the years ended December 31, 2021 and 2020, our net income was approximately $15,000 and $3,000, respectively. For the nine months ended September 30, 2022, our net loss was approximately $413,000, and for the nine months ended September 30, 2021, our net income was approximately $1,300, respectively. It is anticipated that the Company may continue to sustain operating losses. Its ability to become and/or remain profitable depends in material part on success in growing and expanding the Company’s products and services. There can be no assurance that this will occur. Unanticipated problems and expenses often encountered in offering new and unique products or services may impact whether the Company is successful. Furthermore, the Company may encounter substantial delays and unexpected expenses related to development, technological changes, marketing, insurance, legal or regulatory requirements and changes to such requirements or other unforeseen difficulties. There can be no assurance that the Company will remain profitable. If the Company sustains losses over a period of time, it may be unable to continue in business.

The Company’s future revenue and operating results are unpredictable and may fluctuate significantly.

For the years ended December 31, 2021 and 2020, our net income was approximately $15,000 and $3,000, respectively. For the nine months ended September 30, 2022, our net loss was approximately $413,000, and for the nine months ended September 30, 2021, our net income was approximately $1,300, respectively. It is difficult to accurately forecast the Company’s revenues and operating results, and they could continue to fluctuate in the future due to a number of factors. These factors may include: Acceptance of the Company’s products and services; the amount and timing of operating costs and capital expenditures; competition from other market venues or services that may reduce market share and create pricing pressure; and adverse changes in general economic, industry and regulatory conditions and requirements. The Company’s operating results may fluctuate from year to year due to the factors listed above, others described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, or not listed. At times, these fluctuations may be significant.

If we are unable to maintain a good relationship with the social media platforms where we operate, our business will suffer.

We expect to generate substantially all of our revenue through social media, marketing agreements, and performing services in connections with social media platforms. Any deterioration in our relationship with these social media platforms would harm our business. We will be subject to Discord’s, TikTok’s, Instagram’s, YouTube’s, Twitter’s, Apple’s and Google’s standard terms and conditions, which govern the promotion, distribution and operation of the various aspects of the operations of the Company. In particular, without being able to use TikTok and other dominant social media as platforms for our social influencers to disseminate marketing and other content, we may not succeed. In July 2021, our co-founder and Executive Vice-Chairman, Kyle Fairbanks, was temporarily banned from TikTok for posting a comment that TikTok had determined had violated its terms of service. Although Mr. Fairbanks’s comment was about the Robinhood/GameStop meme stock phenomenon and Mr. Fairbanks believed that he was merely “looking out for the little guy” when he posted the comment in support of the retail investors, TikTok imposed a temporary ban on Mr. Fairbanks. Although TikTok subsequently lifted its ban on Mr. Fairbanks and Mr. Fairbanks has not experienced similar issues since the incident, there is no assurance that TikTok or any other service will permit our key influencers like Mr. Fairbanks from using their services in the future.

Our business would also be harmed if:

●	Discord, TikTok, Instagram, YouTube, Twitter, Apple, Google, or other social media companies whose services we use to market our services, establish terms or conditions which have the effect of discontinuing or limiting our access to their platforms;

●	These companies modify their terms of service or other policies, including fees charged to, or other restrictions on, and change how the personal information of its users is made available on their respective platforms or shared by users; or

●	These companies develop their own competitive offerings.

If Discord, TikTok, Instagram, YouTube, Twitter, Apple or Google loses its market position or otherwise falls out of favor with mobile users, we would need to identify alternative channels for marketing, promoting and distributing our product and services which would consume substantial resources and may not be effective. In addition, these companies have broad discretion to change their terms of service and other policies with respect to us, and those changes may be unfavorable to us. Any such changes in the future could significantly alter how users experience our product and services and interact with our application or in our community, which may harm our business.

Risks relating to the blockchain, cryptocurrencies, and NFT industries may cause material adverse effects on our business operations.

There are a number of unique risks to investments in digital assets such as cryptocurrencies and NFTs which use blockchain technologies in retail and commercial marketplaces. Currently, there is a relatively limited use for such digital assets. Moreover, the regulations governing such assets and underlying blockchain technologies are at present limited and have not prevented significant and sudden losses in the value of such assets. We believe that these and other risks have contributed to the price volatility of these assets. If, due to the unique risks of these types of assets, any of our paying subscribers or other members or followers believe that our education and entertainment services relating to these industries have caused them to incur losses on their investments, we may lose or fail to expand our Discord paying subscriber base and related revenues, and be unable to sustain or gain credibility with other current and potential social media followers, which may have a material adverse effect on our business, results of operations, financial condition and cash flow, as well as require additional resources to rebuild our brand and reputation.

If demand for our services does not develop as expected our projected revenues and profits will be affected.

Our future profits are influenced by many factors, including economics, technology advancements, and world events and changing customer preferences. We believe that the markets for our services will continue to grow, that we will be successful in marketing our services in these markets. If our expectations as to the size of these markets and our ability to sell our products and services in this market are not correct, our revenue may not materialize and our business will be adversely affected.

The Company will be subject to risk associated with the development of new products or services.

The Company’s business objectives contemplate ongoing development of new processes, products, services and applications. There can be no assurance that the Company will have sufficient funds available to fund any of these projects or that the projects will be completed on time or within budget. It is likely that certain, if not many, of the aspects of the business objectives will not proceed as contemplated.

The Company may not be able to create and maintain a competitive advantage, given the rapid technological and other competitive changes affecting all markets nationally and worldwide. The Company’s success will depend on its ability to keep pace with any such changes.

The potential markets for the Company’s products and services are characterized by rapidly changing technology, evolving industry standards, frequent enhancements to existing services, the introduction of new services and products, and changing customer demands. The Company’s success could depend on the Company’s ability to respond to changing standards and technologies on a timely and cost-effective basis. In addition, any failure by the Company to anticipate or respond adequately to changes in technology and customer preferences could have a material adverse effect on its financial condition, operating results and cash flow.

The technology area is subject to rapid change, and there are risks associated with new products and services.

Software-driven products and services are characterized by rapidly changing technology. The Company’s products and services may require continual improvement in order to satisfy the demand by the Company’s customers for new features and capabilities. The Company’s future success will depend upon its ability to introduce products and services and to add new features and enhancements that keep pace with technological and market developments. The development of new services and products and the enhancement of existing services and products entail significant technical risks. There can be no assurance that the Company will be successful in (i) developing, maintaining and improving one or more products; (ii) effectively using new technologies; (iii) adapting its services and products to emerging industry standards; or (iv) developing, introducing and marketing service and product enhancements or new services and products. Furthermore, there can be no assurance that the Company will not experience difficulties that could delay or prevent the successful development, introduction or marketing of these services and products, or that its new service and product enhancements will adequately satisfy the requirements of the marketplace and achieve market acceptance. If the Company is unable, for technical or other reasons, to develop and introduce new services and products or enhancements of existing services and products in a timely manner in response to changing market conditions or customer requirements, or if new services and products do not achieve market acceptance, the Company’s business, results of operations or financial condition could be materially and adversely affected.

If our paying subscribers are not satisfied with our Discord subscription services, we may face additional cost, loss of profit opportunities, damage to our reputation, or legal liability.

We depend, to a large extent, on our relationships with our Discord servers’ paying subscribers, and our reputation for high-quality education and entertainment material. If a paying subscriber is not satisfied with our services, it could cause us to incur additional costs and impair profitability, loss of the paying subscriber relationship, or legal liability. For example, although we prominently warn paying subscribers and all other members that our investment education and entertainment content should not be relied upon for making investment decisions, a paying subscriber may claim that they suffered losses due to reliance on our investment education and entertainment content, which poses risks of liability exposure and costs of defense and increased insurance premiums. Many of our paying subscribers and other members actively share information among themselves about the quality of service they receive from us. Accordingly, the perception of poor service by any paying subscriber or other member may negatively impact our relationships with multiple other paying subscribers or other members.

Our services are based in a new and unproved market and are subject to the risks of failure inherent in the development of new products and services.

Because the Company’s business is based on new technologies, we are subject to risks of failure that are particular to new technologies, including the possibility that:

●	our new approach will not result in any products or services that gain market acceptance;

●	the Company’s services could be restricted;

●	proprietary rights of third parties may preclude us from marketing our new product and services; or

●	third parties may market superior or more cost-effective products or services.

As a result, our activities may not result in a commercially viable product or service, which would harm our sales, revenue and financial condition.

Our business depends on a strong brand, and if we are not able to maintain and enhance our brand, our ability to expand our customer base will be impaired and our business and operating results will be harmed.

We believe that the development of our brand identity will be critical to the success of our business. Maintaining and enhancing our brand may require us to make substantial investments, and these investments may not be successful. If we fail to establish and promote the brand, or if it incurs excessive expenses in this effort, our business, operating results and financial condition will be materially and adversely affected.

The social media, education, and community-based platform sectors are subject to rapid technological change and, to compete, we must continually evolve and upgrade the user experience to enhance our business.

We must continue to enhance and improve the performance, functionality and reliability of business. This area is characterized by rapid technological change, changes in user requirements and preferences, frequent new product and services introductions embodying new technologies and the emergence of new industry standards and practices that could render our products and services obsolete. Our success will depend, in part, on our ability to both internally further develop and market leading brands and businesses and to continually grow our community-based platforms and increase visibility and reach across social media platforms. The development of our proprietary technology involves significant technical and business risks. We may fail to use new technologies effectively or to adapt our proprietary technology and systems to customer requirements or emerging industry standards. If we are unable to adapt to changing market conditions, customer requirements or emerging industry standards, we may not be able to either generate revenue or expand our business.

The Company operates in a highly competitive industry and there can be no assurance that the Company will be able to compete successfully.

The Company will compete with many other social media and community-based platform companies. Many of those companies are larger, more experienced and better funded than the Company. In addition, due to the unique services that the Company is providing, it is likely that, over time, several key competitors will emerge, which likely will be better funded than the Company, and the marketplace may have difficulties in differentiating between the quality and scope of the competitors’ offerings, or the competitor’s services may be superior to those of the Company.

We are dependent on the continued services and performance of our senior management and other key employees, the loss of any of whom could adversely affect our business, operating results and financial condition.

Our future performance depends on the continued services and contributions of our senior management and other key employees, including our co-founders and leading social media influencers: Arshia Sarkhani, our Chief Executive Officer and President; Kyle Fairbanks, our Executive Vice-Chairman; Jackson Fairbanks, our Chief Marketing Officer; Arman Sarkhani, our Chief Operating Officer. Without these key executives and employees, we may not have the ability to execute on our business plans and to identify and pursue new opportunities and service innovations. The loss of services of senior management or other key employees could significantly delay or prevent the achievement of our development and strategic objectives. The loss of the services of our senior management or other key employees for any reason could adversely affect our business, financial condition and operating results. We do not presently maintain any key man life insurance policies.

If our co-founders were to experience a loss to their social media followings, it could adversely affect our business, operating results and financial condition.

Our future performance depends on the ability of our co-founders and leading social media influencers, Arshia Sarkhani, Kyle Fairbanks, Jackson Fairbanks, and Arman Sarkhani, to retain and grow their social media followings and fanbase by creating quality content that meets the changing preferences of the consumer market. If they were to experience a significant loss of followers on any of their social media accounts, such as Discord, TikTok, Instagram, or Twitter, it could have a negative impact on our business.

Followers on social media in general often fluctuate significantly due to external factors that are not predictable. Changes in consumers’ tastes or a change in the perceptions of our co-founders or business partners, whether as a result of the social and political climate or otherwise, could adversely affect our operating results. Our failure to avoid a negative perception among consumers or anticipate and respond to changes in consumer preferences, including in the form of content creation or distribution, could result in reduced demand for our services, or reduced social media followings, which could adversely affect our business, financial condition and operating results.

Our business depends on our ability to attract and retain talented qualified employees or key personnel.

Our success depends to a significant degree upon our ability to attract, retain and motivate skilled and qualified personnel. Recruiting and retaining the skilled personnel we require to maintain and grow our market position may be difficult. The market for highly skilled workers and leaders in our industry is extremely competitive. If we do not succeed in attracting, hiring, integrating, retaining and motivating excellent personnel, we may be unable to grow effectively. Our inability to attract highly skilled personnel with sufficient experience in our industries could harm our business.

We may not be able to manage future growth effectively.

If our business plans are successful, we may experience significant growth in a short period of time and potential scaling issues. Should we grow rapidly, our financial, management and operating resources may not expand sufficiently to adequately manage our growth. If we are unable to manage our growth, our costs may increase disproportionately, our future revenues may stop growing or decline and we may face dissatisfied customers. Our failure to manage our growth may adversely impact our business and the value of your investment.

We may have difficulty scaling and adapting our existing infrastructure to accommodate a larger customer base, technology advances or customer requirements.

In the future, advances in technology, increases in traffic, and new customer requirements may require us to change our infrastructure, expand our infrastructure or replace our infrastructure entirely. Scaling and adapting our infrastructure are likely to be complex and require additional technical expertise. If we are required to make any changes to our infrastructure, we may incur substantial costs and experience delays or interruptions in our service. These delays or interruptions may cause customers to become dissatisfied with our service and move to competing service providers. Our failure to accommodate increased traffic, increased costs, inefficiencies or failures to adapt to new technologies or customer requirements and the associated adjustments to our infrastructure could harm our business, financial condition and results of operations.

If the Company fails to develop or protect its intellectual property adequately, the Company’s business could suffer.

The Company has attempted, and may attempt, to develop certain intellectual property of its own, but cannot assure that it will be able to obtain exclusive rights in trade secrets, patents, trademark registrations and copyright registrations. At this time, the Company is unsure of what types of intellectual property might be developed. The cost of developing, applying for and obtaining such enforceable rights is expensive. Even after such enforceable rights are obtained, there are significant costs for maintaining and enforcing them. The Company may lack the resources to put in place exclusive protection and enforcement efforts. Also, certain of the Company’s service offerings draw from publicly available technology in the marketplace. The Company’s failure to obtain or maintain adequate protection of its intellectual property rights for any reason could have a material adverse effect on its business, financial condition and results of operations.

If the Company were to develop intellectual property, the Company may seek to enforce its intellectual property rights on others through litigation. The Company’s claims, even if meritorious, may be fow1d invalid or inapplicable to a party the Company believes infringes or has misappropriated its intellectual property rights. In addition, litigation can:

●	be expensive and time consuming to prosecute or defend;

●	result in a finding that the Company does not have certain intellectual property rights or that such rights lack sufficient scope or strength;

●	divert management’s attention and resources; or

●	require the Company to license its intellectual property.

The Company may rely on trademarks or service marks to establish a market identity for its products or services. To maintain the value of the Company’s trademarks or service marks, the Company might have to file lawsuits against third parties to prevent them from using marks confusingly similar to or dilutive of the Company’s registered or unregistered trademarks or service marks. The Company also might not obtain registrations for its pending or future trademark or service marks applications, and might have to defend its registered trademark or service marks and pending applications from challenge by third parties. Enforcing or defending the Company’s registered and unregistered trademarks or service marks might result in significant litigation costs and damages, including the inability to continue using certain marks.

The laws of foreign countries in which the Company may contemplate doing business in the future may not recognize intellectual property rights or protect them to the same extent as do the laws of the United States. Adverse determinations in a judicial or administrative proceeding could prevent the Company from offering or providing its products or services or prevent the Company from stopping others from offering or providing competing services, and thereby have a material adverse effect on the Company’s business, financial condition, and results of operations.

The Company’s products, services or processes could be subject to claims of infringement of the intellectual property of others.

Claims that the Company’s products, services, business methods, or processes infringe upon the proprietary rights of others may not be asserted until after commencement of commercial sales of its offerings. Significant litigation regarding intellectual property rights exists in the Company’s industry. Third parties may make claims of infringement against the Company in connection with the use of its technology. Any claims, even those without merit, could:

●	be expensive and time consuming to defend;

●	cause the Company to cease making, licensing, or using services that incorporate the challenged intellectual property;

●	divert management’s attention and resources; or

●	require the Company to enter into royalty or licensing agreements in order to obtain the right to use a necessary feature of any proposed mobile app.

The Company cannot be certain of the outcome of any litigation. Any royalty or licensing agreement, if required, may not be available to the Company on acceptable terms or at all. The Company’s failure to obtain the necessary licenses or other rights could prevent the development or distribution of the Company’s products and services and, therefore, could have a material adverse effect on the Company’s business.

We may experience disruption to our servers or our software which could cause us to lose customers.

Our ability to successfully create and deliver our content or manage and deploy our products and services will depend in large part on the capacity, reliability and security of our networking hardware, software and telecommunications infrastructure. Failures of our network infrastructure could result in unanticipated expenses to address such failures and could prevent our customers from effectively utilizing our services, which could prevent us from retaining and attracting customers. We currently have a limited disaster recovery plan in place. Our system will be susceptible to natural and man-made disasters, including global pandemics, war, terrorism, earthquakes, fires, floods, power loss and vandalism. Further, telecommunications failures, computer viruses, electronic break-ins or other similar disruptive problems could adversely affect the operation of our systems. Such a disruption could cause us to lose customers and possibly subject the Company to litigation, any of which could have a material adverse effect on our business. Our insurance policies may not adequately compensate us for any losses that may occur due to any damages or interruptions in our systems. Accordingly, we could incur capital expenditures in the event of unanticipated damage. In addition, our paying subscribers and other members and followers will depend on Internet service providers, or ISPs, for access to our website, Discord servers, and, if we develop one, our mobile app. In the past, ISPs, websites and mobile apps have experienced significant system failures and could, in the future, experience outages, delays and other difficulties due to system failures unrelated to our systems. These problems could harm our business by preventing our customers from effectively utilizing our services.

A failure or breach of our security systems or infrastructure as a result of cyberattacks could disrupt our business, result in the disclosure or misuse of confidential or proprietary information, damage our reputation, increase our costs and cause losses.

Information security risks for technology companies, such as the Company, have significantly increased in recent years in part because of the proliferation of new technologies, the use of the Internet and telecommunications technologies to conduct financial transactions, and the increased sophistication and activities of organized crime, hackers, terrorists and other external parties. These threats may derive from fraud or malice on the part of our employees or third parties, or may result from human error or accidental technological failure. These threats include cyberattacks, such as computer viruses, malicious code, phishing attacks or information security breaches.

Our operations will, in part, rely on the secure processing, transmission and storage of confidential proprietary and other information in our computer systems and networks. Our customers will rely on our digital technologies, computer, email and messaging systems, software and networks to conduct their operations or to utilize our products or services. In addition, to access our products and services, our customers will use personal smartphones, tablet computers and other mobile devices that may be beyond our control.

If a cyberattack or other information security breach occurs, it could lead to security breaches of the networks, systems or devices that our customers use to access our products and services which could result in the unauthorized disclosure, release, gathering, monitoring, misuse, loss or destruction of confidential, proprietary and other information (including account data information) or data security compromises. Such events could also cause service interruptions, malfunctions or other failures in the physical infrastructure or operations systems that will support our businesses and customers, as well as the operations of our customers or other third parties. Any actual attacks could lead to damage to our reputation with our customers and other parties and the market, additional costs to the Company (such as repairing systems, adding new personnel or protection technologies or compliance costs), regulatory penalties, financial losses to both us and our customers and partners and the loss of customers and business opportunities. If such attacks are not detected immediately, their effect could be compounded.

Although we will attempt to mitigate these risks, there can be no assurance that we will be immune to these risks and not suffer losses in the future.

Certain stockholders have substantial influence over our company, and their interests may not be aligned with the interests of other stockholders.

A small number of stockholders have significant influence over our business, including decisions regarding mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. This concentration of ownership may also have the effect of discouraging, delaying or preventing a future change of control. For further discussion, please see “Risk Factors—Risks Related to This Offering and Ownership of Our Class B Common Stock—The structure of our common stock has the effect of concentrating voting control with certain Asset Entities officers and directors; this will limit or preclude your ability to influence corporate matters. It may also limit the price and liquidity of our common stock due to its ineligibility for inclusion in certain stock market indices.”

Current market conditions and recessionary pressures in one or more of the Company’s markets could impact the Company’s ability to grow its business.

The U.S. economy faces continued concerns about the systemic impacts of adverse economic conditions such as the U.S. deficit, historically high inflation, volatile energy costs, geopolitical issues, the continued availability and cost of credit in the face of expected interest rate increases by the U.S. Federal Reserve, ongoing supply chain disruptions, the ongoing impact of the COVID-19 pandemic, and unstable financial and real estate markets. Foreign countries, including those in the Euro zone, are affected by similar systemic impacts. Turbulence in the United States and international markets and economic conditions may adversely affect the Company’s liquidity and financial condition, and the liquidity and financial condition of the Company’s customers. If these market conditions occur, they may limit the Company’s ability, and the ability of the Company’s customers, to replace maturing liabilities and to access the capital markets to meet liquidity needs, which could have a material adverse effect on the Company’s financial condition and results of operations. There is no assurance that the Company’s products and services will be accepted in the marketplace.

The COVID-19 pandemic may cause a material adverse effect on our business.

The COVID-19 pandemic continues to rapidly evolve. At this time, there continues to be significant volatility and uncertainty relating to the full extent to which the COVID-19 pandemic and the various responses to it will impact our business, operations and financial results. The global deterioration in economic conditions, which may have an adverse impact on discretionary consumer spending or investing, could also impact our business and demand for our services. For instance, consumer spending and investing may be negatively impacted by general macroeconomic conditions, including a rise in unemployment, and decreased consumer confidence resulting from the pandemic. Changing consumer and investor behaviors as a result of the pandemic may also have a material impact on our revenue.

The spread of COVID-19 has also adversely impacted global economic activity and has contributed to significant volatility and negative pressure in financial markets. The pandemic has resulted, and may continue to result, in a significant disruption of global financial markets, which may reduce our ability to access capital in the future, which could negatively affect our liquidity.

During the nine-month period ended September 30, 2021, COVID-19-related social and economic restrictions, relative unavailability of vaccines and vaccine hesitancy, particularly for members of Generation Z, were some of the factors that resulted in more use of online services like Discord in general, and increased interest from members of Generation Z in services like ours in particular. Conversely, during the nine-month period ended September 30, 2022, the relaxation of COVID-19-related restrictions on social and work life and the wide availability of COVID-19 vaccines for most individuals reduced interest in online use of Discord and services like ours. As a result, we experienced a decrease in subscriptions and related revenues.

The extent to which the COVID-19 pandemic may impact our results will depend on future developments, which are highly uncertain and cannot be predicted as of the date of this prospectus, including the effectiveness of vaccines and other treatments for COVID-19, and other new information that may emerge concerning the severity of the pandemic and steps taken to contain the pandemic or treat its impact, among others. Nevertheless, the pandemic and the current financial, economic and capital markets environment, and future developments in the global supply chain and other areas present material uncertainty and risk with respect to our performance, financial condition, results of operations and cash flows.

To the extent the COVID-19 pandemic adversely affects our business and financial results, it may also have the effect of heightening many of the other risks described in this “Risk Factors” section.

Risks Related to Government Regulation and Being a Public Company

We may incur liability as a result of information retrieved from or transmitted over the Internet or published using our services or services of social media platforms, or as a result of claims related to our services or services of social media platforms, and legislation regulating content on social media platforms may require us to change our services or business practices and may adversely affect our business and financial results.

As the owner of several Discord servers and reliance on social media for our own and our clients’ promotional campaigns, we may face claims or enforcement actions relating to information or content that is published or made available on social media platforms where our content or our users’ content is posted, or relating to our policies or the policies of Discord and other social media platforms on which our content or our users’ content is posted, notwithstanding our or the respective platforms’ best efforts to enforce such policies. In particular, the nature of our social media-based business exposes us to claims related to defamation, dissemination of misinformation or news hoaxes, discrimination, harassment, intellectual property rights, rights of publicity and privacy, personal injury torts, laws regulating hate speech or other types of content, online safety, consumer protection, and breach of contract, among others. This risk is enhanced in certain jurisdictions outside the United States where our protection from liability for third-party actions may be unclear or where we may be less protected under local laws than we are in the United States. For example, in April 2019, the European Union passed a directive (the European Copyright Directive) expanding online platform liability for copyright infringement and regulating certain uses of news content online, which member states are currently implementing into their national laws. In addition, the European Union revised the European Audiovisual Media Service Directive to apply to online video-sharing platforms, which member states are expected to implement by 2021. In the United States, there have been, and continue to be, various legislative and executive efforts to remove or restrict the scope of the protections available to online platforms under Section 230 of the Communications Decency Act, as well as to impose new obligations on online platforms with respect to commerce listings, user content, counterfeit goods and copyright-infringing material, and our services’ and social media platforms’ current protections from liability for third-party content in the United States could decrease or change. We could incur significant costs investigating and defending such claims and, if we are found liable, significant damages. We could also face fines, orders restricting or blocking our services in particular geographies, or other government-imposed remedies as a result of our content or the content hosted on our services. For example, numerous countries in Europe, the Middle East, Asia-Pacific, and Latin America are considering or have implemented certain content removal, law enforcement cooperation, and disclosure obligation legislation imposing potentially significant penalties, including fines, service throttling, or advertising bans, for failure to remove certain types of content or follow certain processes. Content-related legislation also may require us in the future to change our services or business practices, increase our costs, or otherwise impact our operations or our ability to provide services in certain geographies. For example, the European Copyright Directive requires certain online services to obtain authorizations for copyrighted content or to implement measures to prevent the availability of that content, which may require us to make substantial investments in compliance processes. Member states’ laws implementing the European Copyright Directive may also require online platforms or businesses that rely on them, like ours, to pay for user-posted content. In addition, our compliance costs may significantly increase as a result of the Digital Services Act proposed in the European Union, which is expected to take effect in 2023, and other content-related legislative developments such as online safety bills in Ireland and the United Kingdom. In the United States, changes to Section 230 of the Communications Decency Act or new state or federal content-related legislation may increase our costs or require significant changes to our services, business practices, or operations, which could adversely affect user growth and engagement. Any of the foregoing events could adversely affect our business and financial results.

We are not currently registered as an investment adviser and if we should have registered as an investment adviser, our failure to do so could subject us to civil and/or criminal penalties.

Certain services provided by the Company may cause the Company to meet the definition of “investment adviser” in the Investment Advisers Act of 1940, or Investment Advisers Act, and similar state laws. Under the Investment Advisers Act, an “investment adviser” is defined as a “person who, for compensation, engages in the business of advising others, either directly or through publications or writings, as to the value of securities or as to the advisability of investing in, purchasing, or selling securities, or who, for compensation and as part of a regular business, issues or promulgates analyses or reports concerning securities.” In particular, certain of the content on the Company’s Discord servers, such as trading diaries posted by the Company’s personnel, and other content available on the Company’s social media channels, may constitute investment advice. In addition, in general, disclaimers, such as those included with the Company’s posts on Discord and other social media, do not change the character of the advice provided for Investment Advisers Act purposes.

The Company relies on the “publisher’s exclusion” from the definition of “investment adviser” under Section 202(a)(11)(D) of the Investment Advisers Act, as interpreted by legal precedent. The publisher’s exclusion requires that product or service offerings must be: (1) of a general and impersonal nature, in that the research provided is not adapted to any specific portfolio or any client’s particular needs; (2) “bona fide” or genuine, in that it contains disinterested discussion and analysis as opposed to promotional material; and (3) of general and regular circulation, in that it is not timed to specific market activity or to events affecting, or having the ability to affect, the securities industry. The basis for reliance on such exclusion will depend on a facts-and-circumstances analysis. We intend at all times to operate our business in a manner as to not become inadvertently subject to the regulatory requirements under the Investment Advisers Act.

If we meet the definition of “investment adviser” in the Investment Advisers Act, and do not meet the requirements for reliance on the “publisher’s exclusion” from the definition of “investment adviser” or another exclusion, exemption, or exception from the registration requirements under the Investment Advisers Act, we will have to register as an investment adviser with the SEC pursuant to the Investment Advisers Act and potentially with one or more states under similar state laws. Registration requirements for investment advisers are significant. If we are deemed to be an investment adviser and are required to register with the SEC and potentially one or more states as an investment adviser, we will become subject to the requirements of the Investment Advisers Act and the corresponding state laws. The Investment Advisers Act requires: (i) fiduciary duties to clients; (ii) substantive prohibitions and requirements; (iii) contractual requirements; (iv) record-keeping requirements; and (v) administrative oversight by the SEC, primarily by inspection. Requirements and obligations imposed on investment advisers can be burdensome and costly. If it is deemed that we are out of compliance with such rules and regulations, we may also be subject to civil and/or criminal penalties.  Applicable state laws may have similar or additional requirements. If we are required to register under these laws, we may no longer be able to continue to offer our investment education and entertainment services, which may have a significant adverse impact on our business and results of operations.

We will face growing regulatory and compliance requirements which can be costly and time consuming.

New and evolving regulations and compliance standards for cyber security, data protection, privacy, and internal IT controls are often created in response to the tide of cyberattacks and will increasingly impact organizations like our company. Existing regulatory standards require that organizations implement internal controls for user access to applications and data. In addition, data breaches are driving a new wave of regulation, such as the European Union’s General Data Protection Regulation, with stricter enforcement and higher penalties. Regulatory and policy-driven obligations require expensive and time-consuming compliance measures. The fear of non-compliance, failed audits, and material findings has pushed organizations to spend more to ensure they are in compliance, often resulting in costly, one-off implementations to mitigate potential fines or reputational damage. The high costs associated with failing to meet regulatory requirements, combined with the risk of fallout from security breaches, has elevated this topic from the IT organization to the executive and board level. We may need to spend additional time and money ensuring we will meet future regulatory requirements.

Failure to comply with data privacy and security laws and regulations could adversely affect our operating results and business.

In the ordinary course of our business, we might collect and store in our internal and external data centers, cloud services and networks sensitive data, including our proprietary business information and that of our customers, suppliers and business collaborators, as well as personal information of our customers and employees. The secure processing, maintenance and transmission of this information is critical to our operations and business strategy. The number and sophistication of attempted attacks and intrusions that companies have experienced from third parties has increased over the past few years. Despite our security measures, it is impossible for us to eliminate this risk.

A number of U.S. states have enacted data privacy and security laws and regulations that govern the collection, use, disclosure, transfer, storage, disposal, and protection of personal information, such as social security numbers, financial information and other sensitive personal information. For example, all 50 states and several U.S. territories now have data breach laws that require timely notification to affected individuals, and at times regulators, credit reporting agencies and other bodies, if a company has experienced the unauthorized access or acquisition of certain personal information. Other state laws, such as the California Consumer Privacy Act, as amended, or the CCPA, among other things, contain disclosure obligations for businesses that collect personal information about residents in their state and affords those individuals new rights relating to their personal information that may affect our ability to collect and/or use personal information. Effective January 1, 2023, we will also become subject to the California Privacy Rights Act, which expands upon the consumer data use restrictions, penalties and enforcement provisions under the California Consumer Privacy Act, and Virginia’s Consumer Data Protection Act, another comprehensive data privacy law. Effective July 1, 2023, we will also become subject to the Colorado Privacy Act and Connecticut’s An Act Concerning Personal Data Privacy and Online Monitoring, which are also comprehensive consumer privacy laws. Effective December 31, 2023, we will also become subject to the Utah Consumer Privacy Act, regarding business handling of consumers’ personal data. Meanwhile, several other states and the federal government have considered or are considering privacy laws like the CCPA. We will continue to monitor and assess the impact of these laws, which may impose substantial penalties for violations, impose significant costs for investigations and compliance, allow private class-action litigation and carry significant potential liability for our business.

Outside of the U.S., data protection laws, including the EU General Data Protection Regulation, or the GDPR, also might apply to some of our operations or business collaborators. Legal requirements in these countries relating to the collection, storage, processing and transfer of personal data/information continue to evolve. The GDPR imposes, among other things, data protection requirements that include strict obligations and restrictions on the ability to collect, analyze and transfer EU personal data/information, a requirement for prompt notice of data breaches to data subjects and supervisory authorities in certain circumstances, and possible substantial fines for any violations (including possible fines for certain violations of up to the greater of 20 million Euros or 4% of total company revenue). Other governmental authorities around the world have enacted or are considering similar types of legislative and regulatory proposals concerning data protection.

The interpretation and enforcement of the laws and regulations described above are uncertain and subject to change, and may require substantial costs to monitor and implement and maintain adequate compliance programs. Failure to comply with U.S. and international data protection laws and regulations could result in government enforcement actions (which could include substantial civil and/or criminal penalties), private litigation and/or adverse publicity and could negatively affect our operating results and business.

Our business could be negatively impacted by changes in the U.S. political environment.

There is significant ongoing uncertainty with respect to potential legislation, regulation and government policy at the federal, state and local levels in the United States. Such uncertainty and any material changes in such legislation, regulation and government policy could significantly impact our business as well as the markets in which we compete. Specific legislative and regulatory proposals that might materially impact us include, but are not limited to, changes to liability rules for Internet platforms, data privacy regulations, import and export regulations, income tax regulations and the U.S. federal tax code and public company reporting requirements, immigration policies and enforcement, healthcare law, minimum wage laws, climate and energy policies, foreign trade and relations with foreign governments, pandemic response and increased antitrust scrutiny in the tech industry. To the extent changes in the political environment have a negative impact on us or on our customers, our markets, our business, results of operation and financial condition could be materially and adversely impacted in the future.

Our business depends on our customers’ continued and unimpeded access to the Internet and the development and maintenance of Internet infrastructure. Internet access providers may be able to block, degrade or charge for access to certain of our services, which could lead to additional expenses and the loss of customers.

Our services depend on the ability of our customers to access the Internet. Currently, this access is provided by companies having significant market power in the broadband and Internet access marketplace, including incumbent telephone companies, cable companies, mobile communications companies and government-owned service providers. Some of these providers have the ability to take measures including legal actions, that could degrade, disrupt or increase the cost of user access to certain of our services by restricting or prohibiting the use of their infrastructure to support our services, charging increased fees to our users, or regulating online speech. Such interference could result in a loss of existing users, advertisers and goodwill, could result in increased costs and could impair our ability to attract new users, thereby harming our revenue and growth. Moreover, the adoption of any laws or regulations adversely affecting the growth, popularity or use of the Internet, including laws impacting Internet neutrality, could decrease the demand for our services and increase our operating costs. The legislative and regulatory landscape regarding the regulation of the Internet and, in particular, Internet neutrality, in the U.S. is subject to uncertainty.

To the extent any laws, regulations or rulings permit Internet service providers to charge some users higher rates than others for the delivery of their content, Internet service providers could attempt to use such law, regulation or ruling to impose higher fees or deliver our content with less speed, reliability or otherwise on a non-neutral basis as compared to other market participants, and our business could be adversely impacted. Internationally, government regulation concerning the Internet, and in particular, network neutrality, may be developing or non-existent. Within such a regulatory environment, we could experience discriminatory or anticompetitive practices impeding both our and our customers’ domestic and international growth, increasing our costs or adversely affecting our business. Additional changes in the legislative and regulatory landscape regarding Internet neutrality, or otherwise regarding the regulation of the Internet, could harm our business, operating results and financial condition.

Our business could be affected by new governmental regulations regarding the Internet.

To date, government regulations have not materially restricted use of the Internet in most parts of the world. However, the legal and regulatory environment relating to the Internet is uncertain, and governments may impose regulation in the future. New laws may be passed, courts may issue decisions affecting the Internet, existing but previously inapplicable or unenforced laws may be deemed to apply to the Internet or regulatory agencies may begin to more rigorously enforce such formerly unenforced laws, or existing legal safe harbors may be narrowed, both by U.S. federal or state governments and by governments of foreign jurisdictions. The adoption of any new laws or regulations, or the narrowing of any safe harbors, could hinder growth in the use of the Internet and online services generally, and decrease acceptance of the Internet and online services as a means of communications, e-commerce and advertising. In addition, such changes in laws could increase our costs of doing business or prevent us from delivering our services over the Internet or in specific jurisdictions, which could harm our business and our results of operations.

The requirements of being a public company may strain our resources.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act of 2002, or the Sarbanes-Oxley Act, and the listing standards of Nasdaq. We expect that the requirements of these rules and regulations will continue to increase our legal, accounting and financial compliance costs, make some activities more difficult, time-consuming and costly, and place significant strain on our personnel, systems and resources. Management’s attention may be diverted from other business concerns, which could adversely affect our business and operating results.

The Exchange Act requires that our company file annual, quarterly, and current reports with respect to our businesses, financial condition, and results of operations. In addition, we must establish the corporate infrastructure necessary for operating a public company, which may divert our management’s attention from implementing our growth strategy, which could delay or slow the implementation of our business strategies, and in turn negatively impact our company’s financial condition and results of operations.

If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.

Our current internal controls and any new controls that we develop may be inadequate or become inadequate because of changes in conditions in our business or changes in the applicable laws, regulations and standards. Any failure to develop or maintain effective controls, or any difficulties encountered in their implementation or improvement, could harm our operating results, cause us to fail to meet our reporting obligations, result in a restatement of our financial statements for prior periods or adversely affect the results of management evaluations and independent registered public accounting firm audits of our internal control over financial reporting that we will or may eventually be required to include in our periodic reports that will be filed with the SEC. Ineffective disclosure controls and procedures and internal control over financial reporting could also cause investors to lose confidence in our reported financial and other information, which would likely have a negative effect on the trading price of our Class B Common Stock. In addition, if we are unable to continue to meet these requirements, we may not be able to remain listed on Nasdaq in the future.

Our management team has limited experience managing a public company.

Most members of our management team have limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company that is subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could harm our business, financial condition and results of operations.

Industry and other market data used in this prospectus or in periodic reports that we may in the future file with the SEC, including those undertaken by us or our engaged consultants, may not prove to be representative of current and future market conditions or future results.

This prospectus includes or refers to, and periodic reports that we may in the future file with the SEC may include or refer to, statistical and other industry and market data that we obtained from industry publications and research, surveys and studies conducted by third parties and surveys and studies that we undertook ourselves regarding the market potential for our current services. Although we believe that such information has been obtained from reliable sources, the sources of such data have not guaranteed the accuracy or completeness of such information. While we believe these industry publications and third-party research, surveys and studies are reliable, we have not independently verified such data. The results of this data represent various methodologies, assumptions, research, analysis, projections, estimates, composition of respondent pool, presentation of data and adjustments, each of which may ultimately prove to be incorrect, and cause actual results and market viability to differ materially from those presented in any such report or other materials.

Risks Related to This Offering and Ownership of Our Class B Common Stock

The structure of our common stock has the effect of concentrating voting control with certain Asset Entities officers and directors; this will limit or preclude your ability to influence corporate matters. It may also limit the price and liquidity of our common stock due to its ineligibility for inclusion in certain stock market indices.

We are authorized to issue two classes of common stock, Class A Common Stock and Class B Common Stock, and any number of classes of preferred stock. Class A Common Stock is entitled to ten votes per share on proposals requiring or requesting shareholder approval, and Class B Common Stock is entitled to one vote on any such matter.

In this offering, we are offering shares of Class B Common Stock. Asset Entities Holdings, LLC owns 8,385,276 shares of our outstanding Class A Common Stock, which amounts to 83,852,760 votes. The shares of Class A Common Stock held by Asset Entities Holdings, LLC are controlled by its officers and board of managers, all of whom are also some of our officers and directors. Prior to the commencement of this offering, there are expected to be 8,385,276 shares of Class A Common Stock outstanding representing voting power of 83,852,760 votes, 2,364,724 shares of Class B Common Stock outstanding representing voting power of 2,364,724 votes, and no shares of preferred stock outstanding. As a result, out of a total of 10,750,000 shares of outstanding common stock representing total voting power of 86,217,484 votes, Asset Entities Holdings, LLC controls approximately 97.3% of the voting power before this offering. Following this offering, taking into consideration the shares of Class B Common Stock expected to be offered hereby, based on the estimated public offering price of $5.00 per share, and assuming that the underwriters do not exercise the over-allotment option, even if 100% of such shares are sold, Asset Entities Holdings, LLC, and its officers and managers, all of whom are also some of our officers and directors, will retain controlling voting power in the Company based on having approximately 95.6% of all voting rights. This concentrated control may limit or preclude the ability of others to influence corporate matters including significant business decisions for the foreseeable future.

In addition, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indexes. For example, in July 2017, FTSE Russell and Standard & Poor’s announced that they would cease to allow most newly public companies utilizing dual or multi-class capital structures to be included in their indices. Under the announced policies, our dual class capital structure would make us ineligible for inclusion in any of these indices. Given the sustained flow of investment funds into passive strategies that seek to track certain indexes, exclusion from stock indexes would likely preclude investment by many of these funds and could make our Class B Common Stock less attractive to other investors. As a result, fewer investors may be willing to purchase our Class B Common Stock. In consequence, the market price and liquidity of our Class B Common Stock could be adversely affected.

An active trading market for our Class B Common Stock may not develop.

Prior to this offering, there has been no public market for our Class B Common Stock. We have applied for the listing of our Class B Common Stock on Nasdaq under the symbol “ASST”. Even if our Class B Common Stock is approved for listing on Nasdaq, a liquid public market for our Class B Common Stock may not develop. The initial public offering price for our Class B Common Stock has been determined by us based upon several factors, including prevailing market conditions, our historical performance, estimates of our business potential and earnings prospects, and the market valuations of similar companies. The price at which the Class B Common Stock is traded after this offering may decline below the initial public offering price, meaning that you may experience a decrease in the value of your Class B Common Stock regardless of our operating performance or prospects.

Our Class B Common Stock may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price.

After this offering, the market price for our Class B Common Stock is likely to be volatile, in part because our shares have not been traded publicly. In addition, the market price of our Class B Common Stock may fluctuate significantly in response to several factors, most of which we cannot control, including:

●	quarterly variations in our operating results compared to market expectations;

●	adverse publicity about us, the industries we participate in or individual scandals;

●	announcements of new offerings or significant price reductions by us or our competitors;

●	stock price performance of our competitors;

●	fluctuations in stock market prices and volumes;

●	changes in senior management or key personnel;

●	changes in financial estimates by securities analysts;

●	the market’s reaction to our reduced disclosure as a result of being an “emerging growth company” under the JOBS Act;

●	negative earnings or other announcements by us or our competitors;

●	defaults on indebtedness, incurrence of additional indebtedness, or issuances of additional capital stock;

●	global economic, legal and regulatory factors unrelated to our performance; and

●	the other factors listed in this “Risk Factors” section.

The public offering price of our Class B Common Stock has been determined by us based upon many factors and may not be indicative of prices that will prevail following the closing of this offering. Volatility in the market price of our Class B Common Stock may prevent investors from being able to sell their shares at or above the initial public offering price. As a result, you may suffer a loss on your investment.

Certain recent initial public offerings of companies with relatively small public floats comparable to our anticipated public float have experienced extreme volatility that was seemingly unrelated to the underlying performance of the respective company. Our Class B Common Stock may potentially experience rapid and substantial price volatility, which may make it difficult for prospective investors to assess the value of our Class B Common Stock.

In addition to the risks addressed above under “— Our Class B Common Stock may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price,” our Class B Common Stock may be subject to rapid and substantial price volatility. Recently, companies with comparably small public floats and initial public offering sizes have experienced instances of extreme stock price run-ups followed by rapid price declines, and such stock price volatility was seemingly unrelated to the respective company’s underlying performance. Although the specific cause of such volatility is unclear, our anticipated public float may amplify the impact the actions taken by a few stockholders have on the price of our stock, which may cause our stock price to deviate, potentially significantly, from a price that better reflects the underlying performance of our business. Our Class B Common Stock may experience run-ups and declines that are seemingly unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class B Common Stock. In addition, investors of shares of our Class B Common Stock may experience losses, which may be material, if the price of our Class B Common Stock declines after this offering or if such investors purchase shares of our Class B Common Stock prior to any price decline.

We may not be able to maintain a listing of our Class B Common Stock on Nasdaq.

Assuming that our Class B Common Stock is listed on Nasdaq, we must meet certain financial and liquidity criteria and corporate governance requirements to maintain such listing. If we violate Nasdaq’s listing requirements, or if we fail to meet any of Nasdaq’s listing standards, our Class B Common Stock may be delisted. In addition, our Board of Directors may determine that the cost of maintaining our listing on a national securities exchange outweighs the benefits of such listing. A delisting of our Class B Common Stock from Nasdaq may materially impair our shareholders’ ability to buy and sell our Class B Common Stock and could have an adverse effect on the market price of, and the efficiency of the trading market for, our Class B Common Stock. The delisting of our Class B Common Stock could significantly impair our ability to raise capital and the value of your investment.

If securities or industry analysts do not publish research or publish inaccurate or unfavorable research about our business, the market price for the shares and trading volume could decline.

The trading market for our Class B Common Stock will depend in part on the research and reports that securities or industry analysts publish about us or our business. If research analysts do not establish and maintain adequate research coverage or if one or more of the analysts who covers us downgrades our Class B Common Stock or publishes inaccurate or unfavorable research about our business, the market price for our Class B Common Stock would likely decline. If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, we could lose visibility in the financial markets, which, in turn, could cause the market price or trading volume for our Class B Common Stock to decline.

As our initial public offering price is substantially higher than our net tangible book value per share, you will experience immediate and substantial dilution.

If you purchase shares in this offering, you will pay more for your shares of Class B Common Stock than the amount paid by our existing stockholders for their shares on a per share basis. As a result, you will experience immediate and substantial dilution in net tangible book value per share in relation to the price that you paid for your shares. We expect the dilution as a result of the offering to be $4.44 per share to new investors purchasing our shares in this offering if the maximum number of shares being offered are sold, assuming a public offering price of $5.00 per share. In addition, you will experience further dilution to the extent that our shares are issued upon the vesting of restrictive stock or exercise of stock options under any stock incentive plans. All of the shares issuable under our then stock incentive plans will be issued at a purchase price on a per share basis that is less than the assumed public offering price per share in this offering. See “Dilution” for a more complete description of how the value of your investment in our shares will be diluted upon completion of this offering.

We have broad discretion as to the use of the net proceeds from this offering and our use of the offering proceeds may not yield a favorable return on your investment. Additionally, we may use these proceeds in ways with which you may not agree or in the most effective way.

The Company intends to use the net proceeds of this offering for several purposes including (1) investment in corporate infrastructure; (2) marketing and promotion of Discord communities, social campaigns, and AE.360.DDM services; (3) expansion of SiN, our social influencer network; (4) increasing staff and company personnel; and (5) general working capital, operating, and other corporate expenses. Accordingly, management of the Company will have substantial discretion in applying the net proceeds to be received by the Company. However, based on unforeseen technical, commercial or regulatory issues, we could spend the proceeds in ways with which you may not agree. Moreover, the proceeds may not be invested effectively or in a manner that yields a favorable or any return, and consequently, this could result in financial losses that could have a material adverse effect on our business, financial condition and results of operations. There can be no assurance that the Company will utilize the net proceeds in a manner that enhances value of the Company. If the Company fails to spend the proceeds effectively, the Company’s business and financial condition could be harmed, and there may be the need to seek additional financing sooner than expected.

We have never paid cash dividends on our stock and do not intend to pay dividends for the foreseeable future.

We have paid no cash dividends on any class of our stock to date and we do not anticipate paying cash dividends in the near term. For the foreseeable future, we intend to retain any earnings to finance the development and expansion of our business, and we do not anticipate paying any cash dividends on our Class B Common Stock. Accordingly, investors must be prepared to rely on sales of their Class B Common Stock after price appreciation to earn an investment return, which may never occur. Investors seeking cash dividends should not purchase our Class B Common Stock. Any determination to pay dividends in the future will be made at the discretion of our Board of Directors and will depend on our results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our Board deems relevant.

Raising additional capital may cause dilution to our stockholders, including purchasers of Class B Common Stock in this offering or restrict our operations.

Until such time, if ever, as we can generate substantial revenues, we expect to finance our cash needs through a combination of equity and/or debt financings and collaborations, licensing agreements or other strategic arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of such securities may include liquidation or other preferences that adversely affect your rights as a Class B Common Stock holder.

To the extent that we raise additional capital through debt financing, it would result in increased fixed payment obligations and a portion of our operating cash flows, if any, being dedicated to the payment of principal and interest on such indebtedness. In addition, debt financing may involve agreements that include restrictive covenants that impose operating restrictions, such as restrictions on the incurrence of additional debt, the making of certain capital expenditures or the declaration of dividends.

We may issue additional debt and equity securities, which are senior to our Class B Common Stock as to distributions and in liquidation, which could materially adversely affect the market price of our Class B Common Stock.

In the future, we may attempt to increase our capital resources by entering into additional debt or debt-like financing that is secured by all or up to all of our assets, or issuing debt or equity securities, which could include issuances of commercial paper, medium-term notes, senior notes, subordinated notes or shares. In the event of our liquidation, our lenders and holders of our debt securities would receive a distribution of our available assets before distributions to our stockholders. In addition, any additional preferred stock, if issued by our company, may have a preference with respect to distributions and upon liquidation, which could further limit our ability to make distributions to our stockholders. Because our decision to incur debt and issue securities in our future offerings will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future offerings and debt financing.

Further, market conditions could require us to accept less favorable terms for the issuance of our securities in the future. Thus, you will bear the risk of our future offerings reducing the value of your Class B Common Stock and diluting your interest in our company.

The offering price of the primary offering and resale offering could differ.

The offering price of the Class B Common Stock in the primary offering (the initial public offering) has been determined by negotiations between the Company and the underwriters based upon several factors, including our prospects and the history and prospects for the industry in which we compete; an assessment of our management; our prospects for future revenue and earnings; the recent prices of, and demand for, shares sold by us prior to this offering; the general condition of the securities markets at the time of this offering; the recent market prices of, and demand for, publicly traded securities of generally comparable companies; and other factors deemed relevant by us and the underwriters. The offering price in the primary offering bears no relationship to our assets, earnings or book value, or any other objective standard of value. Additionally, the estimated offering price in the primary offering of $5.00 per share is substantially higher than the prices at which the selling stockholders acquired their shares (at an average price per share of approximately $0.60), and we recently sold stock at a price ($1.00 per share) substantially less than the primary offering price. Our recent share issuances at prices substantially less than the primary offering price occurred while we were a non-public company, and the shares we issued were subject to transfer restrictions imposed by the Securities Act of 1933, as amended, and by lock-up restrictions, whereas shares issued in the primary offering will be issued after we are a public company and will be issued without restriction. We and the underwriters have agreed to waive the lock-up requirement for shares of common stock being sold by the selling stockholders.

The selling stockholders may sell the resale shares at prevailing market prices or privately negotiated prices after close of the primary offering and listing of our common stock on the Nasdaq Capital Market. Therefore, the offering prices of our common stock in the primary offering and the resale offering could differ. As a result, purchasers in the resale offering could pay more or less than the offering price in the primary offering.

The resale by the selling stockholders may cause the market price of our common stock to decline.

The resale of shares of our common stock by the selling stockholders in the resale offering could result in resales of our common stock by our other shareholders concerned about selling volume. In addition, the resale by the selling stockholders could have the effect of depressing the market price for our common stock.

We will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies and our stockholders could receive less information than they might expect to receive from more mature public companies.

Upon the completion of this offering, we will be required to publicly report on an ongoing basis as an “emerging growth company” (as defined in the JOBS Act) under the reporting rules set forth under the Exchange Act. For so long as we remain an emerging growth company, we may take advantage of certain exemptions from various reporting requirements that are applicable to other Exchange Act reporting companies that are not emerging growth companies, including but not limited to:

●	not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act;

●	being permitted to comply with reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements; and

●	being exempt from the requirement to hold a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We expect to take advantage of these reporting exemptions until we are no longer an emerging growth company. We would remain an emerging growth company for up to five years, although if the market value of our Class B Common Stock that is held by non-affiliates exceeds $700 million as of any June 30 before that time, we would cease to be an emerging growth company as of the following December 31.

Because we will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies, our stockholders could receive less information than they might expect to receive from more mature public companies. We cannot predict if investors will find our Class B Common Stock less attractive if we elect to rely on these exemptions, or if taking advantage of these exemptions would result in less active trading or more volatility in the price of our Class B Common Stock.

We are a smaller reporting company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to smaller reporting companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.

Rule 12b-2 of the Exchange Act defines a “smaller reporting company” as an issuer that is not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent that is not a smaller reporting company and that:

●	had a public float of less than $250 million as of the last business day of its most recently completed second fiscal quarter, computed by multiplying the aggregate worldwide number of shares of its voting and non-voting common equity held by non-affiliates by the price at which the common equity was last sold, or the average of the bid and asked prices of common equity, in the principal market for the common equity; or

●	in the case of an initial registration statement under the Securities Act or the Exchange Act for shares of its common equity, had a public float of less than $250 million as of a date within 30 days of the date of the filing of the registration statement, computed by multiplying the aggregate worldwide number of such shares held by non-affiliates before the registration plus, in the case of a Securities Act registration statement, the number of such shares included in the registration statement by the estimated public offering price of the shares; or

●	in the case of an issuer whose public float as calculated under paragraph (1) or (2) of this definition was zero or whose public float was less than $700 million, had annual revenues of less than $100 million during the most recently completed fiscal year for which audited financial statements are available.

As a smaller reporting company, we will not be required and may not include a Compensation Discussion and Analysis section in our proxy statements; we will provide only two years of financial statements; and we need not provide the table of selected financial data. We also will have other “scaled” disclosure requirements that are less comprehensive than issuers that are not smaller reporting companies which could make our Class B Common Stock less attractive to potential investors, which could make it more difficult for our stockholders to sell their shares.

As a “smaller reporting company,” we may choose to exempt our company from certain corporate governance requirements that could have an adverse effect on our public shareholders.

Under Nasdaq rules, a “smaller reporting company,” as defined in Rule 12b-2 under the Exchange Act, is not subject to certain corporate governance requirements otherwise applicable to companies listed on Nasdaq. For example, a smaller reporting company is exempt from the requirement of having a compensation committee composed solely of directors meeting certain enhanced independence standards, as long as the compensation committee has at least two members who do meet such standards. Although we have not yet determined to avail ourselves of this or other exemptions from Nasdaq requirements that are or may be afforded to smaller reporting companies, while we will seek to maintain our shares on Nasdaq in the future we may elect to rely on any or all of them. By electing to utilize any such exemptions, our company may be subject to greater risks of poor corporate governance, poorer management decision-making processes, and reduced results of operations from problems in our corporate organization. Consequently, our stock price may suffer, and there is no assurance that we will be able to continue to meet all continuing listing requirements of Nasdaq from which we will not be exempt, including minimum stock price requirements.

As a “controlled company” under the rules of Nasdaq, we may choose to exempt our company from certain corporate governance requirements that could have an adverse effect on our public stockholders.

Under Nasdaq’s rules, a company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company” and may elect not to comply with certain corporate governance requirements, including, without limitation, (i) the requirement that a majority of the Board of Directors consist of independent directors, (ii) the requirement that the compensation of our officers be determined or recommended to our Board of Directors by a compensation committee that is comprised solely of independent directors, and (iii) the requirement that director nominees be selected or recommended to the Board of Directors by a majority of independent directors or a nominating committee comprised solely of independent directors.

Asset Entities Holdings, LLC owns 8,385,276 shares of our outstanding Class A Common Stock, which amounts to 83,852,760 votes. The shares of Class A Common Stock held by Asset Entities Holdings, LLC are controlled by its officers and board of managers, all of whom are also some of our officers and directors. Prior to the commencement of this offering, there are expected to be 8,385,276 shares of Class A Common Stock outstanding representing voting power of 83,852,760 votes, 2,364,724 shares of Class B Common Stock outstanding representing voting power of 2,364,724 votes, and no shares of preferred stock outstanding. As a result, out of a total of 10,750,000 shares of outstanding common stock representing total voting power of 86,217,484 votes, Asset Entities Holdings, LLC controls approximately 97.3% of the voting power before this offering. Following this offering, taking into consideration the shares of Class B Common Stock expected to be offered hereby, based on the estimated public offering price of $5.00 per share, and assuming that the underwriters do not exercise the over-allotment option, even if 100% of such shares are sold, Asset Entities Holdings, LLC, and its officers and managers, all of whom are also some of our officers and directors, will retain controlling voting power in the Company based on having approximately 95.6% of all voting rights. As a result, we will be a “controlled company” under Nasdaq’s rules.

Although we currently do not intend to rely on the “controlled company” exemption, we could elect to rely on this exemption in the future if we are a controlled company after this offering. If we elected to rely on the “controlled company” exemption, a majority of the members of our Board of Directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors. Our status as a controlled company could cause our Class B Common Stock to look less attractive to certain investors or otherwise harm our trading price.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements that are based on our management’s beliefs and assumptions and on information currently available to us. All statements other than statements of historical facts are forward-looking statements. The forward-looking statements are contained principally in, but not limited to, the sections entitled “Prospectus Summary,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business.” These statements relate to future events or to our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements. Forward-looking statements include, but are not limited to, statements about:

●	our ability to introduce new products and services;

●	our ability to obtain additional funding to develop additional services and offerings;

●	compliance with obligations under intellectual property licenses with third parties;

●	market acceptance of our new offerings;

●	competition from existing online offerings or new offerings that may emerge;

●	our ability to establish or maintain collaborations, licensing or other arrangements;

●	our ability and third parties’ abilities to protect intellectual property rights;

●	our ability to adequately support future growth;

●	our goals and strategies;

●	our future business development, financial condition and results of operations;

●	expected changes in our revenue, costs or expenditures;

●	growth of and competition trends in our industry;

●	the accuracy and completeness of the data underlying our or third-party sources’ industry and market analyses and projections;

●	our expectations regarding demand for, and market acceptance of, our services;

●	our expectations regarding our relationships with investors, institutional funding partners and other parties with whom we collaborate;

●	our expectation regarding the use of proceeds from this offering;

●	fluctuations in general economic and business conditions in the markets in which we operate; and

●	relevant government policies and regulations relating to our industry.

In some cases, you can identify forward-looking statements by terms such as “may,” “could,” “will,” “should,” “would,” “expect,” “plan,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “project” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond our control and which could materially affect results. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under the heading “Risk Factors” and elsewhere in this prospectus. If one or more of these risks or uncertainties occur, or if our underlying assumptions prove to be incorrect, actual events or results may vary significantly from those implied or projected by the forward-looking statements. No forward-looking statement is a guarantee of future performance.

The forward-looking statements made in this prospectus relate only to events or information as of the date on which the statements are made in this prospectus. Although we will become a public company after this offering and have ongoing disclosure obligations under United States federal securities laws, we do not intend to update or otherwise revise the forward-looking statements in this prospectus, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS

After deducting the estimated underwriters’ discounts and commissions and offering expenses payable by us, we expect to receive net proceeds of approximately $6.3 million from this offering (or approximately $7.3 million if the underwriters exercise the over-allotment option in full), based on the estimated public offering price of $5.00 per share.

We plan to use the net proceeds of this offering as follows:

●	5% of the net proceeds (approximately $0.3 million, or approximately $0.4 million if the underwriters exercise the over-allotment option in full) for investment in corporate infrastructure;

●	20% of the net proceeds (approximately $1.3 million, or approximately $1.5 million if the underwriters exercise the over-allotment option in full) for marketing and promotion of Discord communities, social campaigns, and AE.360.DDM services;

●	8% of the net proceeds (approximately $0.5 million, or approximately $0.6 million if the underwriters exercise the over-allotment option in full) for expansion of SiN, our social influencer network;

●	18% of the net proceeds (approximately $1.1 million, or approximately $1.3 million if the underwriters exercise the over-allotment option in full) for increasing staff and company personnel;

●	49% of the net proceeds (approximately $3.1 million, or approximately $3.6 million if the underwriters exercise the over-allotment option in full) for general working capital, operating, and other corporate expenses.

Each $1.00 increase or decrease in the estimated initial public offering price of $5.00 per share would increase or decrease the net proceeds that we receive from this offering by approximately $1.4 million, or approximately $1.6 million if the underwriters exercise the over-allotment option in full, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts, commissions, and expenses, and other estimated offering expenses payable by us.

The foregoing represents our current intentions to use and allocate the net proceeds of this offering based upon our present plans and business conditions. Our management, however, will have broad discretion in the way that we use the net proceeds of this offering. Pending the final application of the net proceeds of this offering, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities. See “Risk Factors — Risks Related to This Offering and Ownership of Our Class B Common Stock — We have broad discretion as to the use of the net proceeds from this offering and our use of the offering proceeds may not yield a favorable return on your investment. Additionally, we may use these proceeds in ways with which you may not agree or in the most effective way.”

DIVIDEND POLICY

We have never declared or paid cash dividends on our capital stock. We currently intend to retain all available funds and any future earnings for use in the operation of our business and do not anticipate paying any cash dividends in the near future. We may also enter into credit agreements or other borrowing arrangements in the future that will restrict our ability to declare or pay cash dividends. Any future determination to declare dividends will be made at the discretion of our Board of Directors and will depend on our financial condition, operating results, capital requirements, contractual restrictions, general business conditions and other factors that our Board of Directors may deem relevant. See also “Risk Factors — Risks Related to This Offering and Ownership of Our Class B Common Stock — We have never paid cash dividends on our stock and do not intend to pay dividends for the foreseeable future.”

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2022:

●	on an actual basis;

●	on a pro forma basis to reflect the sale of 500,000 shares of Class B Common Stock at a price of $1.00 per share subsequent to September 30, 2022 in private placements; and

●	on a pro forma as adjusted basis to reflect the pro forma adjustment as described above and the sale of 1,500,000 shares by us in this offering at the estimated price to the public of $5.00 per share, resulting in estimated net proceeds to us of $6,283,750 after deducting (i) underwriter commissions, discounts and non-accountable expenses of $581,250 and (ii) our estimated other offering expenses of $635,000 (assuming no exercise of the over-allotment option).

The pro forma information below is illustrative only and our capitalization following the completion of this offering is subject to adjustment based on the initial public offering price of our Class B Common Stock and other terms of this offering determined at pricing. You should read this table together with our financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Actual	Pro Forma	Pro Forma As Adjusted
Cash	$16,900	$516,900	$6,800,650
Stockholders’ equity:
Preferred Stock, par value $0.0001, 50,000,000 shares authorized, and no shares issued and outstanding, actual and as adjusted	$-	$-	$-
Class A Common Stock, $0.0001 par value, 10,000,000 shares authorized, and, 8,985,276 shares issued and outstanding, actual, 8,985,276 shares issued and outstanding, as adjusted	899	899	899
Class B Common Stock, $0.0001 par value, 190,000,000 shares authorized, 1,264,724 shares issued and outstanding, actual, 1,764,724 shares issued and outstanding, pro forma, 3,264,724 shares issued and outstanding, pro forma as adjusted	126	176	326
Additional paid-in capital	424,876	924,826	7,208,426
Accumulated deficit	(394,855)	(394,855)	(394,855)
Total stockholders’ equity	31,046	531,046	6,814,796
Total capitalization	$31,046	$531,046	$6,814,796

Each $1.00 increase or decrease in the assumed offering price per share of $5.00, assuming no change in the number of shares to be sold, would increase or decrease the net proceeds that we receive in this offering and each of total stockholders’ equity and total capitalization by approximately $1.4 million, or approximately $1.6 million if the underwriters exercise the over-allotment option in full, after deducting underwriting discounts, commissions, and expenses, and other estimated offering expenses payable by us.

The table above is based on 8,985,276 shares of our Class A Common Stock and 1,264,724 shares of our Class B Common Stock outstanding as of September 30, 2022 and excludes:

●	2,750,000 shares of Class B Common Stock that are reserved for issuance under the 2022 Plan;

●	17,500 shares of Class B Common Stock issuable upon exercise of placement agent’s warrants; and

●	105,000 shares of Class B Common Stock (120,750 shares of Class B Common Stock if the underwriters exercise the over-allotment option in full) issuable upon exercise of warrants to be issued to the underwriters pursuant to the Public Offering Prospectus filed contemporaneously herewith.

DILUTION

Dilution in net tangible book value per share to new investors is the amount by which the offering price paid by the purchasers of the shares of our Class B Common Stock sold in this offering exceeds the pro forma net tangible book value per share of common stock after this offering. Net tangible book value per share is determined at any date by subtracting our total liabilities from the total book value of our tangible assets and dividing the difference by the number of shares of common stock deemed to be outstanding at that date.

Our net tangible book value as of September 30, 2022 was $31,046, or approximately $0.00 per share of common stock.

Pro forma as adjusted net tangible book value dilution per share to new investors represents the difference between the amount per share paid by purchasers of our Class B Common Stock in this offering and the pro forma as adjusted net tangible book value per share of common stock immediately after completion of this offering. Investors participating in this offering will incur immediate, substantial dilution. After giving effect to our sale of 1,500,000 shares of our Class B Common Stock in this offering at the estimated initial public offering price of $5.00 per share, deducting the estimated underwriting discounts and commissions and estimated offering expenses, and adjusting for the change in our pro forma net tangible book value subsequent to September 30, 2022 due to the sale of 500,000 shares of Class B Common Stock at a price of $1.00 per share subsequent to September 30, 2022 in private placements, our pro forma as adjusted net tangible book value as of September 30, 2022 would have been approximately $6,814,796, or approximately $0.56 per share of common stock. This amount represents an immediate increase in pro forma net tangible book value of $0.56 per share of common stock to existing shareholders and an immediate dilution in pro forma net tangible book value of $4.44 per share of common stock to purchasers of our Class B Common Stock in this offering, as illustrated in the following table.

Assumed public offering price per share of Class B Common Stock		$5.00
Historical net tangible book value per share of common stock as of September 30, 2022	$0.00
Increase in pro forma as adjusted net tangible book value per share of common stock to existing stockholders	0.56
Pro forma as-adjusted net tangible book value per share of common stock after this offering		0.56
Dilution per share to new investors purchasing shares of Class B Common Stock in this offering		$4.44

If the underwriters exercise their over-allotment option in full, the pro forma as adjusted net tangible book value per share of common stock, as adjusted to give effect to this offering, would be $0.63 per share, and the dilution in pro forma net tangible book value per share to new investors purchasing shares of Class B Common Stock in this offering would be $4.37 per share.

The following table sets forth, on a pro forma as adjusted basis as of September 30, 2022, the total number of shares of common stock previously issued and sold to existing investors, the total consideration paid for the foregoing and the average price per share of common stock paid, or to be paid, by existing owners and by the new investors. The calculation below is based on the estimated initial public offering price of $5.00 per share, before deducting estimated underwriter commissions and offering expenses, in each case payable by us, and assumes no exercise of the over-allotment option.

	Shares Purchased		Total Consideration		Average Price
	Number	Percent	Amount	Percent	Per Share
Existing shareholders	10,750,000	87.8%	$1,000,976	11.8%	$0.09
New investors	1,500,000	12.2%	$7,500,000	88.2%	$5.00
Total	12,250,000	100.0%	$8,500,976	100.0%	$0.69

The outstanding share information in the table above is based on 8,985,276 shares of our Class A Common Stock and 1,264,724 shares of our Class B Common Stock outstanding as of September 30, 2022 and excludes:

●	2,750,000 shares of Class B Common Stock that are reserved for issuance under the 2022 Plan;

●	17,500 shares of Class B Common Stock issuable upon exercise of placement agent’s warrants; and

●	105,000 shares of Class B Common Stock (120,750 shares of Class B Common Stock if the underwriters exercise the over-allotment option in full) issuable upon exercise of warrants to be issued to the underwriters pursuant to the Public Offering Prospectus filed contemporaneously herewith.

To the extent that any outstanding options or warrants are exercised, new options, restricted stock units or other securities are issued under our stock-based compensation plans, or new shares of preferred stock are issued, or we issue additional shares of Class A Common Stock or Class B Common Stock in the future, there will be further dilution to investors participating in this offering.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

The following discussion and analysis summarizes the significant factors affecting our operating results, financial condition, liquidity and cash flows of our company as of and for the periods presented below. The following discussion and analysis should be read in conjunction with our financial statements and the related notes thereto included elsewhere in this prospectus. The discussion contains forward-looking statements that are based on the beliefs of management, as well as assumptions made by, and information currently available to, our management. Actual results could differ materially from those discussed in or implied by forward-looking statements as a result of various factors, including those discussed below and elsewhere in this prospectus, particularly in the sections titled “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements”.

Overview

Asset Entities is a technology company providing social media marketing and content delivery services across Discord, TikTok, and other social media platforms. We also design, develop and manage servers for communities on Discord. Based on the rapid growth of our Discord servers and social media following, we have developed three categories of services: (1) our Discord investment education and entertainment services, (2) social media and marketing services, and (3) our AE.360.DDM services. All of our services are based on our effective use of Discord as well as other social media including TikTok, Twitter, Instagram, and YouTube.

Our Discord investment education and entertainment service is designed primarily by and for enthusiastic Generation Z, or Gen Z, retail investors, creators and influencers. Gen Z is commonly considered to be people born between 1997 and 2012. Our investment education and entertainment service focuses on stock, real estate, cryptocurrency, and NFT community learning programs designed for the next generation. While we believe that Gen Z will continue to be our primary market, our recently-expanded Discord server offering features education and entertainment content covering real estate investments, which is expected to appeal strongly to older generations as well. Our current combined server user membership is approximately 275,000 as of September 2022.

Our social media and marketing services utilize our management’s social influencer backgrounds by offering social media and marketing campaign services to business clients. Our team of social influencer independent contractors, which we call our “SiN” or “Social Influencer Network”, can perform social media and marketing campaign services to expand our clients’ Discord server bases and drive traffic to their businesses, as well as increase membership in our own servers.

Our “AE.360.DDM, Design Develop Manage” service, or “AE.360.DDM”, is a suite of services to individuals and companies seeking to create a server on Discord. We believe we are the first company to provide “Design, Develop and Manage,” or DDM, services for any individual, company, or organization that wishes to join Discord and create their own community. With our AE.360.DDM rollout, we are uniquely positioned to offer DDM services in the growing market for Discord servers.

We believe that we are a leading provider of all of these services, and that demand for all of our services will continue to grow. We expect to experience rapid revenue growth from our services. We believe that we have built a scalable and sustainable business model and that our competitive strengths position us favorably in each aspect of our business.

Our revenue depends on the number of paying subscribers to our Discord servers. During the quarter ended September 30, 2022, we received revenue from 685 paying subscribers. During the year ended December 31, 2021, we received revenue from 8,694 Asset Entities Discord server paying subscribers. During the period August 1, 2020 to December 31, 2020, we received revenue from 1,909 Asset Entities Discord server paying subscribers.

Our Historical Performance

The Company’s independent registered public accounting firm has expressed substantial doubt as to the Company’s ability to continue as a going concern. We had minimal cash as of September 30, 2022 and December 31, 2021, a net loss for the nine months ended September 30, 2022, minimal net income for the nine months ended September 30, 2021, and minimal net income for the years ended December 31, 2021 and 2020. As of September 30, 2022 and December 31, 2021, we had approximately $17,000 and $34,000 cash, respectively. For the nine months ended September 30, 2022, our net loss was approximately $413,000, and for the nine months ended September 30, 2021, our net income was approximately $1,300, respectively. For the years ended December 31, 2021 and 2020, our net income was approximately $15,000 and $3,000, respectively. The Company expects to fund its operations for the next 12 months through equity financing arrangements and sales of its services. However, the Company may not be able to raise adequate funds for capital expenditures, working capital and other cash requirements from capital markets on acceptable terms, or at all. Advances from an officer or stockholder may likewise be unavailable. The Company’s failure to raise capital as and when needed and generate significantly higher revenues than operating expenses to achieve profitability would impact its going concern status and would have a negative impact on its financial condition and its ability to pursue its business strategy and continue as a going concern. For further discussion, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Going Concern”.

Impact of COVID-19 Pandemic

The current global pandemic of a novel strain of coronavirus, or COVID-19, and the global measures taken to combat it, may have an adverse effect on our business. Public health authorities and governments at local, national and international levels have announced various measures to respond to the pandemic. Some measures that directly or indirectly impact our business include voluntary or mandatory quarantines, restrictions on travel and limiting gatherings of people in public places.

We believe that we have fully complied with all state and local requirements relating to COVID-19. We have undertaken various measures in an effort to mitigate the spread of COVID-19. From our founding, we have been a highly efficient remote-first company, which has been able to continue to function as normal even with pandemic-related stay at home orders and other regulations. We have also exploited certain trends related to the COVID-19 pandemic, including its acceleration of global growth in virtual services. However, the COVID-19 pandemic has adversely impacted global economic activity and has contributed to significant volatility and negative pressure in financial markets. The resulting global deterioration in economic conditions and financial volatility may have an adverse impact on discretionary consumer spending or investing, could also impact our business and demand for our services.

As events are rapidly changing, we cannot predict how long the effects of the COVID-19 pandemic and the efforts to contain it could disrupt our operations or the full extent of that disruption.  Governments could take additional restrictive measures to combat the pandemic that could further impact our business or the economy in the geographies in which we operate. It is also possible that the impact of the pandemic and response on our customers, users, and markets will persist for some time after governments ease their restrictions.

The extent to which the pandemic may impact our results will depend on future developments, which are highly uncertain and cannot be predicted as of the date of this prospectus, including new information that may emerge concerning the severity of the pandemic and steps taken to contain the pandemic or treat its impact, among others. Nevertheless, the pandemic and the current financial, economic and capital markets environment, and future developments in the global supply chain and other areas present material uncertainty and risk with respect to our performance, financial condition, results of operations and cash flows. See also “Risk Factors – The COVID-19 pandemic may cause a material adverse effect on our business” above.

Principal Factors Affecting Our Financial Performance

Our operating results are primarily affected by the following factors:

●	our ability to acquire new customers and users or retain existing customers and users;

●	our ability to offer competitive pricing;

●	our ability to broaden product or service offerings;

●	industry demand and competition;

●	our ability to leverage technology and use and develop efficient processes;

●	our ability to attract and retain talented employees and contractors; and

●	market conditions and our market position.

Emerging Growth Company

We qualify as an “emerging growth company” under the JOBS Act. As a result, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. For so long as we are an emerging growth company, we will not be required to:

●	have an auditor report on our internal controls over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act;

●	comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (i.e., an auditor discussion and analysis);

●	submit certain executive compensation matters to shareholder advisory votes, such as “say-on-pay” and “say-on-frequency;” and

●	disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the chief executive officer’s compensation to median employee compensation.

In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to take advantage of the benefits of this extended transition period. Our financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards.

We will remain an emerging growth company for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our total annual gross revenues exceed $1,235,000,000, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three year period.

Results of Operations

Comparison of the Three Months Ended September 30, 2022 and 2021

The following table summarizes our results of operations for the three months ended September 30, 2022 and 2021:

	Three Months Ended September 30,
	2022	2021
Revenues	$81,414	$197,991

Operating expenses
Contract labor	32,471	50,580
General and administrative	100,696	25,973
Management compensation	31,900	141,900
Total operating expenses	165,067	218,453

Loss from operations	(83,653)	(20,462)

Net loss	$(83,653)	$(20,462)

Revenues. Our revenues decreased 59% from $197,991 for the three months ended September 30, 2021 to $81,414 for the three months ended September 30, 2022. This decrease was primarily due to a decrease in subscription revenue as a result of a decrease in the number of paying subscribers from 1,911 for the three months ended September 30, 2021 to 685 for the three months ended September 30, 2022.There was no material difference in the Company’s subscription pricing structure between these periods. During the third quarter of 2021, COVID-19-related social and economic restrictions, vaccine hesitancy, particularly for members of Generation Z, and the emergence of interest in meme stocks and other market developments resulted in more use of online services like Discord in general, and increased interest from members of Generation Z in services like ours in particular. Conversely, during the quarter ended September 30, 2022, the relaxation of COVID-19-related restrictions on social and work life and the wide availability of COVID-19 vaccines for most individuals reduced interest in online use of Discord and services like ours. As a result, we experienced a decrease in subscriptions and related revenues.

Operating Expenses. Our total operating expenses decreased 24% from $218,453 for the three months ended September 30, 2021 to $165,067 for the three months ended September 30, 2022.

This decrease was primarily due to a decrease in costs associated with supporting our subscriber base.

Income (Loss) From Operations. Our loss from operations of $20,642 for the three months ended September 30, 2021 increased 309% to loss from operations of $83,653 for the three months ended September 30, 2022. This increase was primarily due to a decrease in subscription revenue and an increase in costs associated with our initial public offering.

Net Income (Loss). Our net loss of $20,462 for the three months ended September 30, 2021 increased 309% to net loss of $83,653 for the three months ended September 30, 2022. This increase was primarily due to a decrease in subscription revenue and an increase in costs associated with our initial public offering.

Comparison of the Nine Months Ended September 30, 2022 and 2021

The following table summarizes our results of operations for the nine months ended September 30, 2022 and 2021:

	Nine Months Ended September 30,
Consolidated Operations Data	2022	2021
Revenues	$280,137	$607,727

Operating expenses
Contract labor	114,555	128,995
General and administrative	340,333	63,487
Management compensation	238,241	414,025
Total operating expenses	693,129	606,467

Income (loss) from operations	(412,992)	1,260

Net income(loss)	$(412,992)	$(1,260)

Revenues. Our revenues decreased 54% from $607,727 for the nine months ended September 30, 2021 to $280,137 for the nine months ended September 30, 2022. This decrease was primarily due to a decrease in subscription revenue as a result of a decrease in the number of paying subscribers from 1,911 for the nine months ended September 30, 2021 to 685 for the nine months ended September 30, 2022. There was no material difference in the Company’s subscription pricing structure between these periods. During the nine months ended September 30, 2021, COVID-19-related social and economic restrictions, the relative unavailability of vaccines and vaccine hesitancy, particularly for members of Generation Z, and the emergence of interest in meme stocks and other market developments resulted in more use of online services like Discord in general, and increased interest from members of Generation Z in services like ours in particular. Conversely, during the nine months ended September 30, 2022, the relaxation of COVID-19-related restrictions on social and work life and the wide availability of COVID-19 vaccines for most individuals reduced interest in online use of Discord and services like ours. As a result, we experienced a decrease in subscriptions and related revenues.

Operating Expenses. Our total operating expenses increased 14% from $606,467 for the nine months ended September 30, 2021 to $693,129 for the nine months ended September 30, 2022. This increase was primarily due to an increase in costs associated with our initial public offering.

Income (Loss) From Operations. Our income from operations of $1,260 for the nine months ended September 30, 2021 changed to a loss from operations of $412,992 for the nine months ended September 30, 2022. This decrease was primarily due to a decrease in subscription revenue and an increase in costs associated with our initial public offering.

Net Income (Loss). Our net income of $1,260 for the nine months ended September 30, 2021 decreased to a net loss of $412,992 for the nine months ended September 30, 2022. This decrease was primarily due to a decrease in subscription revenue and an increase in costs associated with our initial public offering.

Comparison of Years Ended December 31, 2021 and 2020

The following table summarizes our results of operations for the fiscal years ended December 31, 2021 and 2020:

	Year Ended
Consolidated Operations Data	December 31, 2021	December 31, 2020
Revenues	$829,618	$86,903

Operating expenses
Contract labor	160,251	801
General and administrative	119,369	52,860
Management compensation	535,127	29,976
Total operating expenses	814,747	83,637

Income from operations	14,871	3,266

Net income	$14,871	$3,266

Revenues. Our revenues increased 855% from $86,903 for the year ended December 31, 2020 to $829,618 for the year ended December 31, 2021. This increase was primarily due to growth of the paying subscriber base and the subscription revenue generated therefrom, in addition to 2020 being a partial year as our business began in August 2020.

Operating Expenses. Our total operating expenses increased 874% from $83,637 for the year ended December 31, 2020 to $814,747 for the year ended December 31, 2021. This increase was primarily due to costs associated with servicing the increased paying subscriber base, in addition to 2020 being a partial year as our business began in August 2020.

Income From Operations. Our income from operations increased $11,605 from $3,266 in 2020 to $14,871 in 2021, or 355%. This increase was primarily due to growth of the paying subscriber base, in addition to 2020 being a partial year as our business began in August 2020.

Net Income. Our net income increased 355% from $3,266 for the year ended December 31, 2020 to $14,871 for the year ended December 31, 2021. This increase was primarily due to growth of the paying subscriber base, in addition to 2020 being a partial year as our business began in August 2020.

Liquidity and Capital Resources

As of September 30, 2022 and December 31, 2021, we had cash and cash equivalents of $16,900 and $33,731, respectively. To date, we have financed our operations primarily through contributed capital and sales of our services. During October 2022, we raised $500,000 in private placements of shares of common stock. We estimate that we will be able to conduct our planned operations using currently available capital resources for at least the next 12 months. However, in order to meet our growth expectations, we will need to raise funds beyond our current working capital balance in order to finance future development of services and meet any debt obligations until such time as future profitable revenues are achieved. We will seek to fund our operations through public offerings, including this offering, private equity offerings, debt financings, and government or other third-party funding. Adequate additional financing may not be available to us on acceptable terms, or at all. Advances from an officer or stockholder may likewise be unavailable. Our failure to raise capital as and when needed would impact our going concern status and would have a negative impact on our financial condition and our ability to pursue our business strategy and continue as a going concern. We will need to generate significant revenues to achieve profitability, and we may never do so.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. However, the Company’s independent registered public accounting firm has expressed substantial doubt as to the Company’s ability to continue as a going concern. The Company had minimal cash as of September 30, 2022 and December 31, 2021, a net loss for the nine months ended September 30, 2022, minimal net income for the nine months ended September 30, 2021, and minimal net income for the years ended December 31, 2021 and 2020. As of September 30, 2022 and December 31, 2021, the Company had approximately $17,000 and $34,000 cash, respectively. For the nine months ended September 30, 2022, the Company’s net loss was approximately $413,000, and for the nine months ended September 30, 2021, the Company’s net income was approximately $1,300, respectively. For the years ended December 31, 2021 and 2020, the Company’s net income was approximately $15,000 and $3,000, respectively. As a result, there is substantial doubt about the Company’s ability to continue as a going concern.

The Company’s ability to continue as a going concern is dependent upon its ability to generate profitable operations in the future and/or obtain the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management has plans to seek additional capital through public offerings, including this offering, private equity offerings, debt financings, and government or other third-party funding. These plans, if successful, will mitigate the factors which raise substantial doubt about the Company’s ability to continue as a going concern.

However, the sale of additional equity securities could result in dilution to the Company’s shareholders. The incurrence of indebtedness would result in increased debt service obligations and could require the Company to agree to operating and financial covenants that would restrict the Company’s operations. Financing may not be available in amounts or on terms acceptable to the Company, if at all. Any failure by the Company to raise additional funds on terms favorable to the Company, or at all, could limit the Company’s ability to expand the Company’s business operations and could harm the Company’s overall business prospects.

Summary of Cash Flow

The following table provides detailed information about our net cash flow for all financial statement periods presented in this prospectus:

Cash Flow

	Nine Months Ended		Year Ended
	September 30, 2022	September 30, 2021	December 31, 2021	December 31, 2020
Net cash provided by (used in) operating activities	$(393,202)	$19,438	$23,370	$10,361
Net cash provided by investing activities	-	-	-	-
Net cash provided by financing activities	376,371	-	-	-
Net change in cash	(16,831)	19,438	23,370	10,361
Cash at beginning of period	33,731	10,361	10,361	-
Cash at end of period	$16,900	$29,799	$33,731	$10,361

Net cash used in operating activities was $393,202 for the nine months ended September 30, 2022, as compared to net cash provided by operating activities of $19,438 for the nine months ended September 30, 2021, which represents a $412,640 increase in net cash used in operating activities. The increase was primarily due to an increase in costs associated with our initial public offering.

Net cash provided by operating activities was $23,370 for the year ended December 31, 2021, as compared to net cash provided by operating activities of $10,361 for the year ended December 31, 2020, which represents an approximate $13,000 increase in net cash provided by operating activities.

We had no net cash provided by or used in investing activities for the nine months ended September 30, 2022 and 2022 or for the years ended December 31, 2021 and 2020.

Net cash provided by financing activities was $376,371 for the nine months ended September 30, 2022, as compared to net cash provided by financing activities of $0 for the nine months ended September 30, 2021, which represents a $376,371 increase in net cash provided by financing activities. The increase was primarily due to the issuance of Class B Common Stock to unaffiliated investors.

We had no net cash provided by or used in financing activities for the years ended December 31, 2021 and 2020.

Contractual Obligations

During the nine months ended September 30, 2022 and 2021 and fiscal years ended December 31, 2021 and 2020, we had no significant cash requirements for capital expenditures or other cash needs under any contractual or other obligations.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources.

Critical Accounting Policies

This discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). The preparation of these financial statements requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported expenses incurred during the reporting periods. Our estimates are based on our historical experience and on various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions. While our significant accounting policies are described in more detail in the notes to our financial statements included elsewhere in this prospectus, we believe that the following accounting policies are critical to understanding our historical and future performance, as these policies relate to the more significant areas involving management’s judgments and estimates. We believe our most critical accounting policies and estimates relate to the following:

Revenue Recognition

The Company recognizes revenue utilizing the following steps: (i) Identify the contract, or contracts, with a customer; (ii) Identify the performance obligations in the contract; (iii) Determine the transaction price; (iv) Allocate the transaction price to the performance obligations in the contract; (v) Recognize revenue when the Company satisfies a performance obligation.

Subscriptions

Subscription revenue is related to a single performance obligation that is recognized over time when earned. Subscriptions are paid in advance and can be purchased on a monthly, quarterly, or annual basis. Any quarterly or annual subscription revenue is recognized as a contract liability expensed over the contracted service period.

Marketing

Revenue related to marketing campaign contracts with customers are normally of a short duration, typically less than two (2) weeks.

AE.360.DDM Contracts

Revenue related to AE.360.DDM contracts with customers are normally of a short duration, typically less than one (1) week.

Income Taxes

As described in more detail in “Corporate History and Structure – Our Corporate History”, the business now conducted by the Company was operated as a partnership from August 1, 2020 until October 19, 2020, when it was reorganized as a limited liability company, or LLC, and that LLC was merged into the Company on March 28, 2022. Prior to that date, the partnership and the subsequent LLC were not subject to federal income tax and all income, deductions, gains and losses were attributed to the partners or members. Consequently, no provision was made for federal income taxes payable in respect of the year ended December 31, 2021.

CORPORATE HISTORY AND STRUCTURE

Our Corporate History

We began our operations as a general partnership on August 1, 2020. Asset Entities Limited Liability Company, a California limited liability company, or California LLC, was formed on October 20, 2020 to operate our business. Asset Entities Inc., a Nevada corporation, was incorporated on March 9, 2022. Immediately after the incorporation of Asset Entities Inc., all of the issued and outstanding stock of Asset Entities Inc. was purchased by California LLC in exchange for $1.00. On March 28, 2022, in accordance with Sections 17710.01-17710.19, inclusive, of the California Corporation Code and Chapter 92A of the Nevada Revised Statutes, California LLC was merged with and into Asset Entities Inc. As a result of the merger, Asset Entities Inc. acquired the business of California LLC. Pursuant to the agreement and plan of merger, the units of California LLC were automatically converted into shares of Asset Entities Inc. in the same proportion as the percentage interests of California LLC represented by such units. As a result and as further provided in the agreement and plan of merger, on March 28, 2022, Asset Entities Holdings, LLC, which owned 97.56% of California LLC’s units, became the holder of 9,756,000 shares of Class A Common Stock of Asset Entities Inc., or 97.56% of the total issued and outstanding post-merger shares of common stock of Asset Entities Inc., and a holder of 2.44% of California LLC’s units became the holder of 244,000 shares of Class B Common Stock of Asset Entities Inc., or 2.44% of the total issued and outstanding post-merger shares of common stock of Asset Entities Inc.

On April 21, 2022, we entered into cancellation and exchange agreements with Asset Entities Holdings, LLC (“AEH”), the holder of 9,756,000 shares of Class A Common Stock, GKDB AE Holdings, LLC (“GKDB”), the holder of 200,000 units of membership interests in AEH representing 20.0% ownership of AEH, and certain holders of 790,000 units of membership interests in GKDB (the “Former GKDB Holders”) representing 39.5% ownership in GKDB. In accordance with these agreements, we and AEH agreed to convert 770,724 shares of AEH’s Class A Common Stock into 770,724 shares of Class B Common Stock and transfer such shares to GKDB, in exchange for GKDB’s agreement to cancel and surrender 79,000 of GKDB’s 200,000 units of membership interests in AEH, representing the GKDB Owners’ 39.5% share of GKDB’s total ownership interest in AEH. GKDB in turn agreed to the cancellation of 79,000 of its AEH units and transfer of the 770,724 shares of Class B Common Stock to the Former GKDB Holders in proportion to their former ownership interests in GKDB, in exchange for the Former GKDB Holders’ agreement to cancel and surrender all of their units of membership interests in GKDB. The 770,724 shares of Class B Common Stock transferred to the Former GKDB Holders were derived from the Former GKDB Holders’ 7.9% nominal indirect interest in AEH’s 9,756,000 shares of Class A Common Stock, which in turn was derived from the Former GKDB Holders’ 39.5% ownership of GKDB and, in turn, their nominal indirect interest in 79,000 of GKDB’s 200,000 units, or 20.0% ownership of AEH. The Former GKDB Holders’ nominal indirect interest in AEH’s 9,756,000 shares of Class A Common Stock was therefore automatically converted into ownership of 770,724 shares of Class B Common Stock upon the conversion and transfer of this number of Class A Common Stock that were held by AEH to the Former GKDB Holders. As a result of these transactions, AEH held 8,985,276 shares of Class A Common Stock and the Former GKDB Holders held a total of 770,724 shares of Class B Common Stock.

On October 6, 2022, under a Cancellation Agreement, each of Kyle Fairbanks, Jackson Fairbanks, Arman Sarkhani, and Arshia Sarkhani, each being a member of AEH, agreed to cancel 15,375 units of membership interests in AEH, which represented each such member’s nominal indirect interest in approximately 150,000 of AEH’s 8,985,276 shares of Class A Common Stock. In exchange, AEH agreed to transfer 150,000 shares of Class A Common Stock to each of the four transferees designated by these members of AEH, for a transfer of a total of 600,000 shares of Class A Common Stock. AEH thereupon executed gift letters to each of the transferees of such shares of Class A Common Stock. Upon the transfer of such shares of Class A Common Stock to the transferees, such transferred shares automatically converted to shares of Class B Common Stock. As a result of these transfers, AEH held 8,385,276 shares of Class A Common Stock.

On June 9, 2022, October 7, 2022, and October 21, 2022, we conducted private placements of shares of Class B Common Stock and entered into certain subscription agreements with a number of investors. Pursuant to the agreements, we issued 750,000 shares of Class B Common Stock at $1.00 per share for a total of $750,000. The shares are subject to certain lockup provisions until 365 days after the commencement of trading of our Class B Common Stock, subject to certain exceptions. See “Shares Eligible For Future Sale—Lock-Up Agreements”. If the Company’s common stock is not listed on a national securities exchange on or before the first anniversary of the final closing of the private placement, then all of the private placement investors will receive one additional share for each share originally purchased. Boustead Securities, LLC, who is acting as the representative of the underwriters in this offering and who we refer to as the representative, acted as placement agent in this private placement. Pursuant to our engagement letter agreement with the representative, in addition to payments of a success fee of $52,500, or 7% of the total purchase price of the shares sold in the private placements, and a non-accountable expense allowance of $7,500, or 1% of the total purchase price of the shares sold in the private placement, we agreed to issue the representative five-year warrants to purchase up to 52,500 shares of Class B Common Stock in aggregate, exercisable on a cashless basis, with an exercise price of $6.25 per share, subject to adjustment.

Organizational Structure Following this Offering

The following diagram depicts our organizational structure following the completion of this offering. This diagram includes our controlling shareholder of Class A Common Stock, current shareholders of Class B Common Stock, as a group, and the public shareholders that will receive shares of Class B Common Stock in this offering, as a group. The Class A Common Stock and Class B Common Stock holdings of these shareholders is also depicted. The shares of Class B Common Stock held by public shareholders is based on the estimated public offering price of $5.00 per share, and assumes that the underwriters do not exercise the over-allotment option.

BUSINESS

Overview

Asset Entities is a technology company providing social media marketing and content delivery services across Discord, TikTok, and other social media platforms. We also design, develop and manage servers for communities on Discord. Based on the rapid growth of our Discord servers and social media following, we have developed three categories of services. First, we have established and developed large communities with subscription upgrades to premium content on our investment education and entertainment servers on Discord. Second, we develop, codevelop and execute influencer social media and marketing campaigns for clients. Third, we design, develop and manage Discord servers for clients under our “AE.360.DDM” brand. All of these services – our Discord investment education and entertainment, social media and marketing, and AE.360.DDM services – are therefore based on our effective use of Discord as well as other social media including TikTok, Twitter, Instagram, and YouTube.

Our Background

In 2020, Mr. Arshia Sarkhani, our Chief Executive Officer and President, and Mr. Kyle Fairbanks, our Executive Vice-Chairman, had been actively investing and developing social influencer followings on their own when they had a vision: Bring Wall Street trading education and entertainment to the Generation Z masses through social media through the community-based platform known as Discord. Mr. Sarkhani and Mr. Fairbanks sensed that social media could empower retail investors, as later demonstrated in the extreme by recent developments such as the GameStop meme stock phenomenon. Based on their vision and personal investing experience, Mr. Sarkhani and Mr. Fairbanks founded our company with fellow investors and social influencers Jackson Fairbanks, our Chief Marketing Officer, and Arman Sarkhani, our Chief Operating Officer. Our company initially focused on providing social media and marketing campaigns and consulting services for clients.

By October 2020, we had determined that the social media platform Discord, which focuses on users’ shared interests and features premium content instead of advertisements, would be the most effective forum for our vision. We formed a stock investing education and entertainment Discord server, with the server name “STOCKS”. Subsequently, in 2021, we formed similar servers focusing on cryptocurrencies and nonfungible tokens, or NFTs, with the server names “CRYPTOS” and “NFTS”, respectively. We also recently launched a real estate Discord server in May 2022, with the server name “REALTY”, to provide similar content on various aspects of residential and commercial real estate investing. We believe it is significant, and shows the pioneering vision of our founders, that we were able to obtain the Discord domain names of “STOCKS”, “CRYPTOS”, “NFTS”, and “REALTY” for their four main Discord communities. We believe that each of our servers is one of the first of its kind on Discord.

As of September 2022, our Discord servers had approximately 275,000 members combined, consisting of approximately 162,000, 56,000, 52,000, and 5,000 members on our STOCKS, REALTY, CRYPTOS, and NFTS servers, respectively. We plan to launch servers with other popular investment themes in the future. Through the consistent release of relevant content, cross-marketing, and strategic subscription pricing, we anticipate that our various Discord communities will continue to grow rapidly.

Our record of growth on Discord has also depended and will continue to depend on a massive social media following. Since deciding to form our Discord communities, our social influencers’ effective use of TikTok and other social media has fueled their rapid growth. Since August 2020, as a result of social media campaigns helping to promote our Discord servers in the financial education and entertainment space, our social media presence has grown organically from fewer than 50,000 members and followers, to 2 million by 2022. Our social media reach across all platforms has accumulated over 1 billion interactions. We expect even faster growth on Discord with the recent launch of our real estate-themed server and other services in 2022 due to our continued skilled use of social media as well as our investment education and entertainment content.

Our Current Business

Our Discord investment education and entertainment service is designed primarily by and for enthusiastic Generation Z, or Gen Z, retail investors, creators and influencers. Gen Z is commonly considered to be people born between 1997 and 2012. Our investment education and entertainment service focuses on stock, real estate, cryptocurrency, and NFT community learning programs designed for the next generation. While we believe that Gen Z will continue to be our primary market, our recently-expanded Discord server offering also features education and entertainment content covering real estate investments, which is expected to appeal strongly to older generations as well. Likewise, we plan to launch a new server devoted to metaverse content, which we expect to be of significant interest both to Gen Z and millennials in 2023.

We initially developed our Discord community and other social media following for our company through the talents, insights and efforts of our executive social influencers, Messrs. Arshia and Arman Sarkhani and Messrs. Kyle and Jackson Fairbanks. Our executive team has also offered social media and marketing campaign services to business clients. To the end of further capitalizing on our management’s social influencer backgrounds, we developed our “SiN” or “Social Influencer Network,” our team of social influencer independent contractors. Our SiN social influencer independent contractors can perform social media and marketing campaign services to expand our clients’ Discord server bases and drive traffic to their businesses, as well as increase membership in our own servers.

In forming thriving community groups on Discord, we designed and developed four Asset Entities server communities and manage a combined server user membership of approximately 275,000 as of September 2022. As a result, we have developed a high level of expertise in designing, developing, and managing Discord servers. Having developed multiple Discord servers in a variety of fields, we have positioned ourselves as experts in the Discord space. Further capitalizing on this experience, since January 2022, we began formally offering our “AE.360.DDM, Design Develop Manage” service, or “AE.360.DDM”. AE.360.DDM is a suite of services to individuals and companies seeking to create a server on Discord. We believe we are the first company to provide “Design, Develop and Manage,” or DDM, services for any individual, company, or organization that wishes to join Discord and create their own community. We liken this service to that provided by companies like Register.com and Godaddy.com during the dot.com era in the 1990s for companies looking to register their domain names, develop webpages and websites, and manage and host those websites. With our AE.360.DDM rollout, we believe we are uniquely positioned to offer DDM services in the growing market for Discord servers.

Our Historical Performance

The Company’s independent registered public accounting firm has expressed substantial doubt as to the Company’s ability to continue as a going concern. We had minimal cash as of September 30, 2022 and December 31, 2021, a net loss for the nine months ended September 30, 2022, minimal net income for the nine months ended September 30, 2021, and minimal net income for the years ended December 31, 2021 and 2020. As of September 30, 2022 and December 31, 2021, we had approximately $17,000 and $34,000 cash, respectively. For the nine months ended September 30, 2022, our net loss was approximately $413,000, and for the nine months ended September 30, 2021, our net income was approximately $1,300, respectively. For the years ended December 31, 2021 and 2020, our net income was approximately $15,000 and $3,000, respectively. The Company expects to fund its operations for the next 12 months through equity financing arrangements and sales of its services. However, the Company may not be able to raise adequate funds for capital expenditures, working capital and other cash requirements from capital markets on acceptable terms, or at all. Advances from an officer or stockholder may likewise be unavailable. The Company’s failure to raise capital as and when needed and generate significantly higher revenues than operating expenses to achieve profitability would impact its going concern status and would have a negative impact on its financial condition and its ability to pursue its business strategy and continue as a going concern. For further discussion, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Liquidity and Capital Resources – Going Concern”.

Industry Overview

The social influencer and online media presence on various platforms are expanding and evolving. More than any previous generation, Generation Z is immersed in social media platforms like TikTok, Twitter, and Meta Platforms’ Facebook and Instagram. This trend has generated opportunities for young adults to become social influencers and to gain financial success. Many kids now want to be “tiktokers”, “instagrammers”, and social media influencers. In addition to these platforms, the Reddit-based campaigns behind the GameStop, AMC and Koss meme stock phenomena of 2021 demonstrated the power of social media to generate and destroy financial wealth relatively quickly. We believe that these developments are together giving way to a new type of social media community. Social media was once occupied by influencers who were showing off their latest snacks, clothes, makeup brands, and other products and services, but now, a new breed of influencers focus on other subjects that are gaining mass interest, especially with Generation Z, including personal finance and investing.

As Bloomberg has reported (“Influencers Are Luring Investors Flummoxed by Meme Stonks and Options,” June 18, 2021), in the U.S., there is little formal personal-finance education at all. Only seven states require – or are in the process of mandating – a standalone high school course on the topic, according to the advocacy group Next Gen Personal Finance. For most students, learning about money means learning about topics like budgeting, understanding compound interest or opening a savings account. While this information might be useful, there are many more complex and risky financial opportunities available to young, inexperienced investors who are digital natives, i.e., most of Generation Z. Only $1 or less can be used to open financial accounts and buy fractions of shares or portions of cryptocurrencies through companies like Robinhood, Cash App and others. With slightly more in their investment accounts, people can get access to higher-risk strategies such as margin or option trading. Meanwhile, there is new vocabulary to decipher every day if investors want to understand chatter about the markets, from “diamond hands” to NFTs. While banks and mutual fund companies offer advisory services to their members, they tend to reserve advisory services for higher-net-worth individuals, and generally do not make their advice particularly entertaining or accessible to Generation Z consumers.

With the rise of free, fast trading online and by phone, demand has surged for information about investing and markets, creating opportunities for a new generation of financial influencers who are rushing to fill the gap in traditional education. With a massive, younger, financially uneducated market desperate to learn about the financial markets, a deluge of new companies and their influencer leaders are fighting to be the first place individuals turn to chat about stocks, budgets or finances.

More broadly, this trend towards relying on social media and influencers means that skilled social media marketers and influencers can parlay their brands into multiple streams of revenue including subscription-only content, promotional campaign contracts for business clients, and related consulting services. As argued by a guest contributor’s article on Nasdaq.com (“How Gen Z Influencers Can Transform the Nature of Investing,” June 2, 2021), Generation Z is asserting more influence over the social media influencer market, which has already surpassed $13 billion in market size worldwide according to a research report published by Statista (“Influencer Marketing Worldwide - Statistics & Facts,” September 27, 2021), and shows no signs of abating. Internet users look to niche influencers they trust as their go-to source for new information and product recommendations, and 74% of consumers say they would spend up to $629 on a product recommended by an influencer. With such authority over the way consumers spend their money on commercial goods, Gen Z influencers are bound to sway their followers’ interests in the area of financial education.

Gen Z’s social media habits are distinctive from other generations. Their most-used social media platforms are Instagram, Snapchat, and TikTok, according to a 2021 Pew Research survey. TikTok’s quick ascension to Gen Z dominance at comparable levels to other well-established online titans has captivated potential investors, e-marketers, and others looking to profit from this bustling and youthful platform.

Given the growth of the influencer industry across social media like Instagram and TikTok, the rapid influx of young retail investors into the stock and cryptocurrency markets, and recent phenomena like meme stocks, we believe the stage is set for Gen Z to seek dedicated online community-based investment education and entertainment services.

At the same time, a relatively new social media app, Discord, has emerged and demonstrated unique appeal to younger people. As reported by The New York Times (“How Discord, born from an obscure game, became a social hub for young people,” December 29, 2021), driven in part by the pandemic, Discord “has exploded into the mainstream.” While parents working from home flocked to Zoom, many of their children were downloading the Discord app to socialize with other young people through text and audio and video calls in groups known as servers. As of February 2022, the platform has more than 150 million active users each month – up from 56 million in 2019 – with nearly 80% logging in from outside North America. It has expanded from gamers to many other groups including music aficionados, students, art communities, and cryptocurrency enthusiasts. According to Bloomberg, on September 15, 2021, Discord’s valuation doubled from $7 billion in 2020 to about $15 billion based on a $500 million capital raise.

Discord is split into servers – essentially chat rooms similar to the workplace tool Slack – which facilitate casual, free-flowing conversations about shared interests such as gaming, music, art, school, and memes. Some servers are large and open to the public; others are private and invitation-only. Another feature that significantly differentiates Discord from the established social media platforms like Facebook is that the service does not have advertisements. It makes money through premium subscriptions that gives users access to features like custom emoji for $5 or $10 per month. Discord also began experimenting in December 2021 with allowing some users to charge for access to their server, up to $100 a month, of which Discord takes 10%.

Based on the above, social influencers can generate revenues from Discord user subscriptions by drawing users in with their investment education and entertainment content. Expert influencers on Discord and other social media can simultaneously use their social media expertise and brands to generate social media marketing campaigns for business clients looking to attract more Generation Z consumers. Services, such as “AE.360.DDM, Design Develop Manage”, covering all aspects of the design and implementation of the Discord servers themselves can attract subscribers and, therefore, create a new source of revenue. We believe that we are a leading provider of all of these services, and that demand for all of our services will continue to grow.

Our Services

We offer three types of services that utilize Discord and other social media to younger generations and other social media users.

Discord Communities. Our investment education and entertainment service aims to serve as an education and entertainment platform for investments in a way that is accessible to Generation Z and other social media users. As one of the largest community-based education and entertainment platforms on Discord, with four separate servers with a combined user membership of approximately 275,000 as of September 2022, we provide financial literacy education and entertainment on trading and investment. Our largest Discord server focuses on stock investing education and entertainment, and we have smaller but growing real estate, cryptocurrency and NFT education and entertainment Discord servers. One of the unique aspects of Discord is that the base access to certain materials is free to all users. Our Discord server subscription fees currently range from $4.99 to $59.99, with a planned $99.99 tier forthcoming.

For monthly fees, paying subscribers to our Discord servers can get access to live trading diaries, premium prerecorded investing and trading education video content, and paying subscriber-only private group discussion channels relating to the general investment and trading education content on the Company’s Discord servers. All members may watch nonpremium video education content, watch live day trading sessions during market hours, and participate in live chat sessions with other members. We upload and manage all content on our Discord servers. There are no formal requirements for our investment education and entertainment materials; however, we are selective with the content that we post on our servers.

We comply with Discord’s terms of service, including minimum age requirements. Discord requires all users to be at least 13 years old, and we require users to be at least 18 years old in order to participate in community discussions. Discord is in the process of creating a gateway to require age verification. In addition, we maintain a set of community behavior rules for its servers which include bans on hate speech, harassment, spam, illegal activities, and false information. All members must confirm that they have read and accept these rules in order to enter our Discord servers. Our Discord moderators enforce these rules.

Social Media and Marketing. We offer white-label marketing, content creation, content management, TikTok promotions, and TikTok consulting to clients in any industry or market. Fees under our social media and marketing agreements are expected to range from $2,000 for small, short projects to $50,000 for more intricate and labor-intensive campaigns. Pricing depends on the amount of social media posts, length of the campaign, and product placement.

Through social media, we have conducted marketing and other social media campaigns on behalf of clients in investing, gaming, recreation, cryptocurrency assets, NFTs, and other areas through our growing team of social media influencers, which we call our Social Influencer Network, or “SiN”.

We utilize our “SiN” or “Social Influencer Network,” our social influencer independent contractors, in part to increase social media reach for our clients’ Discord servers or to drive traffic to their businesses. Both we and our clients generally have the right to preapprove and remove the influencer’s posts at our and our clients’ discretion. They are generally paid on a commission-only basis. Typical payment terms are a dollar amount for a certain number of new member signups, or in some cases a percentage, subject to a dollar cap, on the server’s subscription net revenue. We or our clients may also commission the influencer to provide premium video education series with revenue-sharing provisions for any related subscription fees. Depending on the particular contract, we, our client, or both may own the content produced by our SiN influencers. Depending on each contract, we may require weekly meetings with the influencer. Our SiN contractors’ work for clients are terminable by either us or our clients on 30 days’ notice, and are subject to customary confidentiality, nondisclosure, and noncompete provisions.

Under our social media and marketing agreements, we typically agree to produce a certain minimum number of posts, streams, or other social media and marketing content, at a minimum required frequency for the agreed-upon period. We may agree to promote the products or services of the client by mentioning the client or its products or services a certain number of times per post or stream, using products or service in our content in a designated manner, or not using, mentioning or promoting competing products or services. Clients must generally preapprove our promotion-containing content, subject to their reasonable discretion. Clients typically own any data generated by promotional posts or streams; however, we retain the right to use the content created. Our social media and marketing agreements are subject to customary confidentiality, nondisparagement, indemnification and other standard terms and social media policy compliance requirements. Other than as otherwise noted above, our influencers are not exclusive to any social media and marketing client.

AE.360.DDM, Design Develop Manage. AE.360.DDM is a suite of services to individuals and companies seeking to create their own server on Discord. We believe that we are the first company to provide a full range of Discord DDM services for any individual, company, or organization that wishes to join Discord. Since November 2021, we have begun working with various communities on how to better manage their presence on Discord and have designed servers for businesses and celebrities. We tailor our fees to the services requested and can range from set prices of $750 to $5,000 for each Discord server design project. However, our fees may be higher based on the expected complexity, size, and management responsibilities for the server. They may also be based on a percentage split of subscription revenues.

On Discord servers managed by our company on behalf of clients, clients generally provide and own their servers’ content and control all rights to their servers, while we provide management or other contracted services. If we are managing the Discord server under the AE.360.DDM service, we may upload content for the server owner. The server owner may always upload content. Other server users may also upload content, but the server owner’s moderators may remove it.

AE.360.DDM is a proprietary service that is summarized below. The list of services below is not inclusive of our full suite of the AE.360.DDM services and processes by which we design, develop and manage Discord servers on behalf of clients.

Our AE.360.DDM service includes any or all of the following:

●	“360.DD Level 1, 2 or 3” Design and Development service: We design and establish the client’s Discord server under one of the following three “levels” of service:

●	Level 1 includes a simple setup of the client’s server with base, or general-purpose, channels and basic bots. Discord channels are topic-based chatrooms. Discord bots are user-like computer-simulated members of the server that can automate various actions. Bots use Discord’s public application programming interface, or API, to perform actions like send messages, modify roles, or automate moderation.

●	Level 2 includes both Level 1 services and more advanced server features.

●	Level 3 includes Level 1 and Level 2 services, and adds the following key features:

●	Enhancements taking advantage of premium Discord features.

●	Setup of a number of private channels. A private channel on Discord only allows selected members to join it or limits what users may view and post without special permissions. Discord server members who are not added to the channel will not be able to see it on the server’s sidebar. Private chat channels may be used to offer premium content to users.

●	Third-party integrations, which may be used to integrate the use of complimentary apps into the Discord server such as other social media platforms, productivity or data-management apps, and others.

●	Special-purpose community bot and chat features.

●	External links to websites that a client wishes to promote may also be included.

●	“360.M” Management service: We will act as the lead moderator and community manager of the client’s Discord server. Features may include the following:

●	Moderating and interacting in daily chats;

●	Answering support tickets;

●	Acting as a moderator and team leader. Team leaders usually have the ability to create channels, create and delete roles, and perform other administrative functions

●	Provide informative, fun, and interactive announcements;

●	Make suggestions on how to improve the Discord community based on performance over time;

●	Add all necessary bots for security, gaming, fun and so on.

●	Managing the Discord server through moderation and maintenance through a proprietary process.

COVID-19 Pandemic

On March 11, 2020, the World Health Organization declared the novel coronavirus COVID-19 a global pandemic and recommended containment and mitigation measures worldwide. From our founding, we have been a highly efficient remote-first company, which has been able to continue to function as normal even with pandemic-related stay at home orders and other regulations. We have also exploited certain trends related to the COVID-19 pandemic, including its acceleration of global growth in virtual services. However, the COVID-19 pandemic has adversely impacted global economic activity and has contributed to significant volatility and negative pressure in financial markets. The resulting global deterioration in economic conditions and financial volatility may have an adverse impact on discretionary consumer spending or investing, could also impact our business and demand for our services.

For more information on the impacts of COVID-19 on our business and related risks, please refer to the sections entitled “Risk Factors – The COVID-19 pandemic may cause a material adverse effect on our business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Impact of COVID-19 Pandemic”. We cannot predict the extent to which the ongoing COVID-19 pandemic or related regulatory or legislative activity may impact us.

Our Market Opportunity and Customers

We market our services primarily to “Generation Z” users and businesses seeking to market their services to these users. As the first generation to have grown up with access to the Internet and portable digital technology from a young age, members of Generation Z have been dubbed “digital natives”. Around the world, it has been reported that members of Generation Z are spending more time on electronic devices and less time reading books than before, with implications for their attention span and vocabulary, as well as their future in the modern economy. As discussed above, Gen Z users are often bereft of the financial literacy needed to invest, in spite of growing demand for financial services especially in an era of meme stocks and stock trading apps like Webull, Robinhood, and E*Trade. With our emphasis on video, chat, and other social media education, entertainment and marketing, and deep knowledge of Discord server design and trending investment topics, we have positioned ourselves to attract younger investors and businesses seeking to market to them.

We are also now targeting millennials, Generation X, and older generations. Our most prominent example of this effort is our real estate Discord server, registered under the Discord domain name “REALTY”, which we launched in May 2022. We expect to attract more diverse subscribers interested in learning about real estate alternatives to traditional finance. Likewise, we plan to launch a new server devoted to metaverse content, which we expect to be of significant interest to millennials, in 2023.

Sales, Marketing and Customer Acquisition

We will continue to seek customers by producing content for our Discord servers and other social media accounts and using our social influencer network to increase our Discord members. To that end, we frequently engage in social media campaigns for our Discord servers by posting free videos, tweets, and other social media content on Discord, TikTok, Twitter, Instagram, and YouTube. We will use search engine optimization, or SEO, to gain further reach in acquiring paying subscribers and other members to our Discord servers and potential customers of our other services. We expect that we will increase sales and revenues from increased Discord members and customers of our paid services from the recent launch and expansion of our AE.360.DDM service, the recent launch of our REALTY Discord server, expansion of our STOCKS, CRYPTOS, and NFTS Discord servers, and the planned launch of a new metaverse Discord server.

One of the ways we can increase our Discord users and customer base is to utilize our “SiN” or “Social Influencer Network,” our social influencer independent contractors. Each of our SiN social influencer independent contractors can perform social media outreach to expand our Discord server bases and increase membership in our Discord servers. When we use our social influencers to increase our user base, we have the right to preapprove and remove the influencer’s posts at our discretion. They are generally paid on a commission-only basis. Typical payment terms are a dollar amount for a certain number of new member signups, or, with respect to our REALTY Discord server, a percentage, subject to a dollar cap, on the server’s subscription net revenue. We may also commission them to provide premium video education series with revenue-sharing provisions for any related subscription fees. We generally own all content produced by our SiN influencers. Depending on each contract, we may require weekly meetings with the influencer. Our SiN contracts are terminable on 30 days’ notice our SiN and have customary confidentiality, nondisclosure, and noncompete provisions.

As discussed above, we likewise offer the services of our SiN independent contractors to current and potential social media and marketing customers. We are also working to expand our user base by contracting with trained social media analysts in order to develop larger and more long-term campaigns to promote our business. We expect that these offerings may accelerate growth in client contracts for our social media and marketing customer services.

Our AE.360.DDM service is expected to grow through multiple avenues including the use of SEO with Facebook and Google Ads, as well as our targeted outreach to venture capitalists, social media influencers, digital technology brands, and other businesses. We also expect that revenues from this service will increase organically by showing our expertise in Discord design, development and management through our own growing Discord communities.

Competition

While we do not have any competitors that compete with us across our business in its entirety, we face competition in certain aspects of our business. Our products and services face competition from different businesses depending on the offering.

The education components of our investment education and entertainment services have the following primary competitors:

●	Xtrades Discord Server – Stocks and options trading communities with real traders providing analysis; fees range from $38/month to $988 for a lifetime membership. Their Discord server had approximately 134,000 members as of September 2022.

●	WallStreetBets Discord Server and Subreddit – These are generally free services where anyone can offer advice on high-risk investing in stocks, options, and futures trading. Their Discord server has approximately 581,000 members and their subreddit had approximately 13.1 million registered users as of September 2022.

●	Eagle Investors – An online investment education service provided by investment advisory firm Eagle Investments LLC. They manage a Discord server which includes a free investor community, a number of channels on diverse topics, and free webinars. They also offer premium-only content for $27 or $87 per month for different levels of access to trading alerts on their Discord server. They also offer paid stocks and options training courses for $400 per course not including discounts, and private one-on-one sessions ranging from one to eight hours with expert traders at varying prices. Their Discord server had approximately 255,000 members as of September 2022.

Our social media marketing and advertising competitors primarily include social media influencers who are the owners of alternative Discord servers and social media education and entertainment services, which may detract from our current and potential paying subscriber base and customers of our other services. These competitors include:

●	@Fourtoeight – A social influencer who is the owner of the Discord server Wiseguyinvesting. Wiseguyinvesting offers several payment plans for investment education resources and other features. Its community size is similar to ours. Its plans range from $25 per week to $800 per year.

●	@DannyDevan – Another social influencer who has more than 800,000 TikTok followers. He also has a free community of approximately 83,000 members on Discord on his Finture Discord server.

●	@moneylinemark – Owns the “StockVIP” Discord server with approximately 280,000 members. Their revenue model relies 100% on Discord memberships.

We are not aware of any competitors for our AE.360.DDM suite of services.

We believe that we have other competitive strengths, some of which are discussed below, that position us favorably in each aspect of our business. However, the technology industry is evolving rapidly and is increasingly competitive. A variety of business models are being pursued or may be considered for the provision of digital learning tools, some of which may be more profitable or successful than our business model.

Our Strengths

We believe that we have competitive strengths, some of which are discussed below, that position us favorably in each aspect of our business. We believe our key competitive strengths include the following:

●	Superior Social Influencer Team. We believe that our greatest competitive strength is our people. Our blend of young, dynamic, entrepreneurial executive social influencers are part of Generation Z and understand their needs and interests. Moreover, our executive team includes professionals with two or more decades of accounting, legal and management experience including our Executive Chairman, who has practiced law for over 25 years, our Chief Financial Officer, a Certified Public Accountant, or CPA, with over ten years of experience in finance and accounting, and our Chief Experience Officer, who has been in the technology and marketing management field for over two decades. We believe that we have a unique combination of knowledge, global experience and business acumen to sustain long-term growth.

●	First-Mover Advantage. We believe that our AE.360.DDM service is a first-of-its-kind business developed by our company to design, develop, and manage Discord servers for customers wanting to create their own Discord communities for their business. With our superior understanding of the Discord platform, we can provide the technology and speed to market which customers require to set up successful Discord servers.

●	Best-in-Class Investment Education, Entertainment and Technology. Our insights into compelling investment education and entertainment methods and subjects for Gen Z and other types of interested customers; experience creating communities for Gen Z and social media consumers; and our growing social influencer network, or “SiN”, and related content publishing network, are some of the hallmarks of our business.

●	Service Synergy. Each of our operating business categories has the ability to be a standalone business, but all are housed within our single Asset Entities enterprise. With each deployment of additional services, we have historically experienced organic growth in our other businesses.

Our Growth Strategies

The key elements of our strategy to expand our business include the following:

●	Expand Our Social Influencer Network. Our growth has been grounded on our team of social influencers. In order to generate even greater momentum for the growth of our services, we will continue to expand our “SiN” social influencer network. We plan to bring top current and former athletes, celebrities, and rising and high-profile social influencers into our SiN network to promote our established and newer Discord servers. We have also begun utilizing our SiN network to accelerate the growth of our social media and marketing service.

●	Leverage Discord Server Community Outreach. We will continue to seek accelerated growth in Discord server paying subscriber revenues from strategic pricing of varying levels of access to our Discord communities. Moreover, we will leverage our Discord servers to help increase our social media reach and cross-market to our other services.

●	Market and Leverage Synergies from the AE.360.DDM Service. We will use SEO and Google Analytics advertising campaigns to accelerate customer acquisition for our AE.360.DDM service. We will further use this service to create synergies and income-producing revenue streams that complement our other business categories.

Intellectual Property

On January 12, 2021, we submitted an application to the United States Patent and Trademark Office, or USPTO, for a trademark for our logo containing the phrase “Asset Entities Where Assets Are Created”. The USPTO requested certain information to support this trademark filing. On January 21, 2022, we responded to the USPTO’s initial request. On February 25, 2022, the USPTO requested additional information to support this trademark filing. The original deadline to address this request, August 25, 2022, was extended. As of October 31, 2022, the Company had determined to submit an application for a new trademark. On January 28, 2022, we submitted an application for a trademark for “AE 360 DDM” and its corresponding logo. We also expect to file for a trademark on “SiN”, for our “Social Influencer Network”, or our social influencer independent contractors. These trademarks are central to several of our marketing efforts, and we believe they are important to how prospective customers identify our brand. We also own rights to the assetentities.com Internet domain name.

Human Capital

As of December 1, 2022, we had six full-time employees and 28 independent contractors. Our independent contractors include approximately 27 Discord server moderators, analysts, and server developers. We expect to hire up to approximately 50 other independent contractors, as needed, for our Discord-based social media and services with some of the proceeds of this offering. None of our personnel are represented by labor unions, and we believe that we have an excellent relationship with everyone who works with us. We operate the Company under remote-first principles.

Seasonality

We do not experience significant seasonality in our sales cycle.

Facilities

Although we are a remote-first company, we have a central office in Dallas, Texas. All of our independent contractors and employees are remote-first and supply their own equipment and office space. In the future, we may seek to expand our physical facilities to accommodate our growth. Our headquarters is in Dallas, leased through Regus Management at The Crescent Office Complex located at 100 Crescent Court, 7th Floor, in Dallas, Texas. Our monthly rent is approximately $1,000.00 a month. Our office lease term continues until January 31, 2023, and will automatically renew for an additional one-year term at the end of this and each additional term unless cancelled by either party with at least three months’ notice. The rent on any renewal will be at the then prevailing market rate.

Legal Proceedings

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business. We are currently not aware of any such legal proceedings or claims that we believe will have a material adverse effect on our business, financial condition, or operating results.

Government Regulation

We are subject to several laws and regulations that affect companies conducting business on the Internet, many of which are still evolving and could be interpreted in ways that could harm our business. The way existing laws and regulations will be applied to the Internet and how they will relate to our business, are often unclear. For example, we often cannot be certain how existing laws will apply in the e-commerce and online context, including with respect to such topics as privacy, defamation, pricing, credit card fraud, advertising, taxation, sweepstakes, promotions, content regulation, quality of products and services, and intellectual property ownership and infringement.

Numerous laws and regulatory schemes have been adopted at the national and state level in the United States, and in some cases internationally, that have a direct impact on our business and operations. For example:

The Credit Card Accountability Responsibility and Disclosure Act of 2009, or CARD Act, and similar laws and regulations adopted by several states regulate credit card and gift certificate use fairness, including expiration dates and fees. Our business also requires that we comply with payment card industry data security and other standards. We are subject to payment card association operating rules, certification requirements, and rules governing electronic funds transfers, which could change or be reinterpreted to make it difficult or impossible for us to comply. If we fail to comply with these rules or requirements, or if our data security systems are breached or compromised, we may be liable for card issuing banks’ costs, subject to fines and higher transaction fees, and lose our ability to accept credit and debit card payments from our customers, process electronic funds transfers, or facilitate other types of online payments, and our business and results of operations could be adversely affected.

The Digital Millennium Copyright Act (DMCA) provides relief for claims of circumvention of copyright protected technologies and includes a safe harbor intended to reduce the liability of online service providers for hosting, listing, or linking to third-party content that infringes copyrights of others.

The Communications Decency Act provides that online service providers will not be considered the publisher or speaker of content provided by others, such as individuals who post content on an online service provider’s website.

The California Consumer Privacy Act (CCPA), which went into effect on January 1, 2020, provides consumers the right to know what personal data companies collect, how it is used, and the right to access, delete, and opt out of the sale of their personal information to third parties. It also expands the definition of personal information and gives consumers increased privacy rights and protections for that information. The CCPA also includes special requirements for California consumers under the age of 16. In addition, the European Union and United Kingdom have adopted the General Data Protection Regulation (GDPR), which likewise impose significant data protection obligations on enterprises, including limitations on data uses and constraints on certain uses of sensitive data. Effective January 1, 2023, we will also become subject to the California Privacy Rights Act, which expands upon the consumer data use restrictions, penalties and enforcement provisions under the California Consumer Privacy Act, and Virginia’s Consumer Data Protection Act, another comprehensive data privacy law. Effective July 1, 2023, we will also become subject to the Colorado Privacy Act and Connecticut’s An Act Concerning Personal Data Privacy and Online Monitoring, which are also comprehensive consumer privacy laws. Effective December 31, 2023, we will also become subject to the Utah Consumer Privacy Act, regarding business handling of consumers’ personal data.

Investment Advisers Act of 1940

Under the Investment Advisers Act of 1940, or the Investment Advisers Act, and the rules adopted under that statute, a person or firm is required to register with the SEC if the person or firm is:

●	an “investment adviser” under Section 202(a)(11) of the Investment Advisers Act;

●	not excepted from the definition of investment adviser by Section 202(a)(11)(A) through (E) of the Investment Advisers Act;

●	not exempt from SEC registration under Section 203(b) of the Investment Advisers Act; and

●	not prohibited from SEC registration by Section 203A of the Investment Advisers Act.

Applicable state laws may have similar registration requirements.

Subject to certain limited exclusions, Section 202(a)(11) of the Advisers Act generally defines an “investment adviser” as any person or firm that: (1) for compensation; (2) is engaged in the business of; (3) providing advice, making recommendations, issuing reports, or furnishing analyses on securities, either directly or through publications. A person or firm must satisfy all three elements to be regulated under the Investment Advisers Act.

The SEC’s Division of Investment Management construes these elements broadly. For example, with respect to “compensation,” the receipt of any economic benefit suffices. To be deemed compensation, a fee need not be separate from other fees charged, it need not be designated as an advisory fee, and it need not be received directly from a client. With respect to the “business” element, an investment advisory business need not be the person’s or firm’s sole or principal business activity. Rather, this element is satisfied under any of the following circumstances: the person or firm holds himself or itself out as an investment adviser or as providing investment advice; the person or firm receives separate or additional compensation for providing advice about securities; or the person or firm typically provides advice about specific securities or specific categories of securities. Finally, a person or firm satisfies the “advice about securities” element if the advice or reports relate to securities. The Division has stated that providing one or more of the following also could satisfy this element: advice about market trends; advice in the form of statistical or historical data (unless the data is no more than an objective report of facts on a non-selective basis); advice about the selection of an investment adviser; advice concerning the advantages of investing in securities instead of other types of investments; and a list of securities from which a client can choose, even if the adviser does not make specific recommendations from the list. An employee of an SEC-registered investment adviser does not need to register separately, so long as all of the employee’s investment advisory activities are within the scope of his employment.

One of the statutory exclusions from the definition of “investment adviser” is the “publisher’s exclusion”. Under Section 202(a)(11)(D) of the Investment Advisers Act, “the publisher of any bona fide newspaper, news magazine or business or financial publication of general and regular circulation” is excluded from the “investment adviser” definition. This “publisher’s exclusion” requires that product or service offerings must be: (1) of a general and impersonal nature, in that the research provided is not adapted to any specific portfolio or any client’s particular needs; (2) “bona fide” or genuine, in that it contains disinterested discussion and analysis as opposed to promotional material; and (3) of general and regular circulation, in that it is not timed to specific market activity or to events affecting, or having the ability to affect, the securities industry. The basis for reliance on such exclusion will depend on a facts-and-circumstances analysis.

Certain services provided by the Company may cause the Company to meet the definition of “investment adviser” in the Investment Advisers Act and similar state laws. Under the Investment Advisers Act, an “investment adviser” is defined as a “person who, for compensation, engages in the business of advising others, either directly or through publications or writings, as to the value of securities or as to the advisability of investing in, purchasing, or selling securities, or who, for compensation and as part of a regular business, issues or promulgates analyses or reports concerning securities.” In particular, certain of the content on the Company’s Discord servers, such as trading diaries posted by the Company’s personnel, and other content available on the Company’s social media channels, may constitute investment advice. In addition, in general, disclaimers, such as those included with the Company’s posts on Discord and other social media, do not change the character of the advice provided for Investment Advisers Act purposes. The Company relies on the “publisher’s exclusion” from the definition of “investment adviser” under Section 202(a)(11)(D) of the Investment Advisers Act, as described above and as interpreted by legal precedent. We intend at all times to operate our business in a manner as to not become inadvertently subject to the regulatory requirements under the Investment Advisers Act.

If we meet the definition of “investment adviser” in the Investment Advisers Act, and do not meet the requirements for reliance on the “publisher’s exclusion” from the definition of “investment adviser” or another exclusion, exemption, or exception from the registration requirements under the Investment Advisers Act, we will have to register as an investment adviser with the SEC pursuant to the Investment Advisers Act and potentially with one or more states under similar state laws. Registration requirements for investment advisers are significant. If we are deemed to be an investment adviser and are required to register with the SEC and potentially one or more states as an investment adviser, we will become subject to the requirements of the Investment Advisers Act and the corresponding state laws. The Investment Advisers Act requires: (i) fiduciary duties to clients; (ii) substantive prohibitions and requirements; (iii) contractual requirements; (iv) record-keeping requirements; and (v) administrative oversight by the SEC, primarily by inspection. Requirements and obligations imposed on investment advisers can be burdensome and costly. If it is deemed that we are out of compliance with such rules and regulations, we may also be subject to civil and/or criminal penalties.  Applicable state laws may have similar or additional requirements. If we are required to register under these laws, we may no longer be able to continue to offer our investment education and entertainment services, which may have a significant adverse impact on our business and results of operations.

MANAGEMENT

Directors and Executive Officers

Set forth below is information regarding our directors and executive officers as of the date of this prospectus.

Name	Age	Position
Derek Dunlop	51	Chief Experience Officer
Michael Gaubert	56	Executive Chairman and Director
Arshia Sarkhani	25	Chief Executive Officer, President and Director
Matthew Krueger	36	Chief Financial Officer, Treasurer and Secretary
Jackson Fairbanks	21	Chief Marketing Officer
Arman Sarkhani	21	Chief Operating Officer
Kyle Fairbanks	24	Executive Vice-Chairman and Director
Richard A. Burton	57	Director Nominee (1)
John A. Jack II	55	Director Nominee (1)
Scott K. McDonald	69	Director Nominee (1)
Brian Regli	53	Director Nominee (1)

(1)	To be appointed to our Board of Directors immediately upon the effectiveness of the registration statement of which this prospectus forms a part.

Derek Dunlop has served as our Chief Experience Officer since September 2021. From April 2020 to January 2022, Mr. Dunlop also provided consulting services through his business Digital Punk LLC. From June 2017 to April 2020, Mr. Dunlop was an executive officer and co-founder of games developer AuGames. From November 2013 to May 2017, Mr. Dunlop worked on software development at Projekt202 as a project developer. Mr. Dunlop has worked in the innovation, design, and consulting industry for over 20 years, designing, developing and presenting ideas and solutions for global companies. These solutions include the creation of new dynamic business models and new strategic directions to a variety of companies and industries. As a Practice Leader and Media, Retail and Digital Strategist at Dell EMC (formerly EMC Corporation) from September 2009 to November 2013, Mr. Dunlop managed teams that worked on the cutting edge of “cloud-enabled” application development, big data analytics and next-generation employee portal platforms, with a focus on solution envisioning and customer pre-sales together with DevOps, platform-as-a-service, real-time analytics, application modernization and portal platforms. In addition, from September 2009 to November 2013, Mr. Dunlop worked on strategic development for James Cameron’s Lightstorm Entertainment and for digital visual effects company WETA Digital, founded by Peter Jackson. As a Strategic Digital Media Consultant for EMC Consulting Group Inc., from October 2006 to September 2009, Mr. Dunlop worked with technical blueprints and corporate DNA infrastructure; developed business plans and sales strategies for UK and global companies; managed solutions, concepts, training, and go to market propositions for sales teams; managed and delivered white papers, press articles, and press releases; and acted as a company spokesperson As Head of Media and Technology Worldwide at Virgin Entertainment from June 1992 to October 2006, Mr. Dunlop managed multimillion Euro stores and projects across 132 retail stores in the UK and Ireland as well as more than 200 stores around the world. Based on this experience, Mr. Dunlop has an expert understanding of consumer-facing technology and media delivery platforms across multiple network applications and what it takes to deliver a new commercial, technical and strategic direction for a company. Mr. Dunlop received his Bachelor’s degree in Electronic and Electrical Engineering from Robert Gordon University.

Michael Gaubert has served as our Executive Chairman since January 2022 and as our General Counsel since September 2021. Mr. Gaubert has been a licensed attorney for 28 years. Since July 2016, Mr. Gaubert has been the President of Gaubert Law Group, PC, where he provides legal services to his clients. Prior to establishing Gaubert Law Group, PC, from March 2015 to July 2016, Mr. Gaubert was a partner at the national law firm of Lewis Brisbois Bisgaard & Smith, LLP, ranked in the top 20 largest law firms in the country. Since August 2017, Mr. Gaubert has been a manager of the rideshare company Get It Holdings, LLC. From February 2015 to December 2017, Mr. Gaubert was the chairman and chief executive officer of Get Me, LLC, a rideshare/delivery software app operator, and he resumed the position of chairman in April 2018. Mr. Gaubert has litigation and trial experience working on complex cases in a variety of areas relating to management contracts, termination agreements, loan agreements, real estate sale and purchase contracts, and various other agreements. Mr. Gaubert has represented large real estate companies, hotel owners and operators, including, publicly- and privately-held businesses, in litigation in multiple U.S. states. Mr. Gaubert represents clients in complex commercial and business litigation, business and real estate, and other transactions. Mr. Gaubert’s areas of practice include general contract, business torts, real estate litigation and transactions, hotel and hospitality law, construction contracts and litigation, personal services contracts, consulting agreements, bankruptcy litigation, intellectual property, e-commerce and Internet-related issues, and certain aspects of entertainment law and related disputes. Mr. Gaubert is admitted to practice law in all of the Courts of the State of Texas, the United States District Court for the Northern District of Texas, the United States District Court for the Eastern District of Texas, the United States Court of Appeals for the Third Circuit, and the United States Court of Appeals for the Fifth Circuit. Mr. Gaubert received his JD from Georgetown University Law Center and his Bachelor’s degree in History with a minor in Business Administration and African American Studies from Southern Methodist University.

Arshia Sarkhani is a co-founder of Asset Entities, and has served as our Chief Executive Officer and a director since September 2021 and President since March 2022. Mr. Sarkhani was our Head of Monetization from August 2020, when we began our operations as a general partnership, until September 2021. Since April 2020 and July 2020, Mr. Sarkhani has also been sole owner and chief executive officer of Sarkhani Inc. and Shiazon Inc., respectively. Before co-founding Asset Entities, Mr. Sarkhani actively invested and developed a social media following which he and his co-founders utilized when starting Asset Entities. From May 2019 to September 2020, Mr. Sarkhani was a legal intern at The RDM Legal Group. From September 2015 to May 2018, Mr. Sarkhani attended the University of California, Merced, and subsequently, from September 2018 to May 2019, Grossmont Community College. From September 2019 to May 2021, Mr. Sarkhani attended San Diego State University where he received his Bachelor’s degree in Humanities. We believe that Mr. Sarkhani is qualified to serve on our Board of Directors as a co-founder with deep knowledge of Asset Entities.

Matthew Krueger has served as our Chief Financial Officer since September 2021 and became Secretary and Treasurer in March 2022. Since December 2018, Mr. Krueger has been the manager and chief executive officer of his consulting company Xcelerated Consulting, LLC where he provides business and management services to clients in the technology, oil and gas, and real estate industry. From March 2015 to December 2018, Mr. Krueger was the director of finance at Get Me, LLC. From 2010 to 2015, he had roles as the director of finance, controller, and assistant controller at Technology Resource Center of America, LLC. Mr. Krueger received his Bachelor’s degree in Business Administration, with a minor in Accounting, summa cum laude, from Finlandia University. Mr. Krueger holds a Texas CPA license.

Jackson Fairbanks is a co-founder of Asset Entities, and has served as our Chief Marketing Officer since we began our operations as a general partnership in August 2020. Before co-founding Asset Entities, Mr. Fairbanks actively invested and developed a social media following which he and his co-founders utilized when starting Asset Entities. From August 2019 to May 2020, Mr. Fairbanks attended San Diego State University. From September 2018 to August 2019, Mr. Fairbanks worked as an instructional aide for the Humboldt County Office of Education. In May 2019, Mr. Fairbanks graduated from Fortuna Union High School.

Arman Sarkhani is a co-founder of Asset Entities, and has served as our Chief Operating Officer since January 2022. Before co-founding Asset Entities, Mr. Sarkhani actively invested and developed a social media following which he and his co-founders utilized when starting Asset Entities. From October 2019 to November 2020, Mr. Sarkhani was a tutor with AVID, a nonprofit educational service, at Mount Carmel High School. From August 2018 to May 2021, Mr. Sarkhani attended Miramar Community College. Mr. Sarkhani has been attending University of California – San Diego since September 2021, and expects to earn a Bachelor’s degree in Marketing and Marketing Management in May 2024.

Kyle Fairbanks is a co-founder of Asset Entities, and has served as our Executive Vice-Chairman since January 2022. Mr. Fairbanks was our Executive Chairman from August 2020, when we began our operations as a general partnership, until January 2022. Before co-founding Asset Entities, Mr. Fairbanks actively invested and developed a social media following which he and his co-founders utilized when starting Asset Entities. From December 2019 to December 2020, Mr. Fairbanks worked as a certified personal trainer with Associated Students, a student-led nonprofit auxiliary of California State University, Chico. From September 2017 to May 2018, Mr. Fairbanks worked as a part-time instructional aide at the Humboldt County Office of Education Juvenile Hall Court. From September to October 2019, Mr. Fairbanks worked as a dining hall student-employee at California State University, Chico. Mr. Fairbanks received his Bachelor’s degree in Business Administration and Management from California State University, Chico in May 2020. We believe that Mr. Fairbanks is qualified to serve on our Board of Directors as a co-founder with deep knowledge of Asset Entities.

Richard A. Burton will be a member of our Board of Directors immediately upon the effectiveness of the registration statement of which this prospectus forms a part. Mr. Burton is licensed to practice law in Texas. Since 2009, Mr. Burton has served as general counsel and executive vice president for Landmark Management Group, LLC. As part of his duties, he manages the corporate and regulatory affairs of companies in the financial services industry, in addition to managing the human resources department and acting as the company’s spokesperson. From 1996 to 2008, Mr. Burton was general counsel and executive vice president for Marketing Investors Corporation, Inc. where he managed the corporate and litigation affairs of businesses operating in the real estate, apparel, direct to consumer sales and restaurant industries. Mr. Burton has been a director on several boards over the years, including CreditAssociates, LLC, CID Resources, Inc. and BayLab USA, LLC. Mr. Burton received his JD from the Albany Law School of Union University and his Bachelor’s degree in Finance and Economics from State University of New York at Albany. We believe that Mr. Burton is qualified to serve on our Board of Directors due to his extensive legal career and board of director experience.

John A. Jack II will be a member of our Board of Directors immediately upon the effectiveness of the registration statement of which this prospectus forms a part. Mr. Jack is an attorney licensed to practice law in Florida. Since 1998, Mr. Jack has been an Allstate Insurance Agent with offices in Boca Raton and Delray Beach, Florida. Throughout this time, these offices have won numerous awards from Allstate, including the Honor Ring for six years, Circle of Champions Award for three years, Inner Circle Elite Award for two years and the National Conference Award for one year. Mr. Jack served on the Advent Lutheran School Board from 2012 to 2016, and is currently serving on the Advent Luther Church Executive Committee. Mr. Jack received his JD from Georgetown University Law Center and his Bachelor’s degree in Communication and Economics from the University of Miami. Mr. Jack played Division 1 College football for the famed Miami Hurricanes from 1985 to 1989 winning a national championship under the nationally known former coach, Jimmy Johnson, before attending law school at Georgetown. We believe that Mr. Jack is qualified to serve on our Board of Directors due to his record of business team management and successes.

Scott K. McDonald will be a member of our Board of Directors immediately upon the effectiveness of the registration statement of which this prospectus forms a part. Mr. McDonald is licensed to practice law in Texas. Over the course of the four decades Mr. McDonald has been practicing law, he has represented buyers and sellers of real property and lenders in a variety of transactions, including clients who buy, sell and develop unimproved real property and who buy and sell improved property such as multifamily projects, retail projects and office buildings. Mr. McDonald has also been lender’s counsel for banks, savings and loans and private lenders. From 2001 to 2007, and again from 2019 to present, Mr. McDonald has served on the Planning and Zoning Commission for the City of DeSoto. Mr. McDonald received his JD from the University of Texas and his Bachelor’s degree in Political Science and Mathematics from Southern Methodist University. We believe that Mr. McDonald is qualified to serve on our Board of Directors due to his extensive legal career and commission experience.

Brian Regli will be a member of our Board of Directors immediately upon the effectiveness of the registration statement of which this prospectus forms a part. Since 2012, Mr. Regli has been the chief executive officer of Revere Suburban Realty. Mr. Regli has also been the chief financial officer of DVNC LLC since 2020. From 2006 to 2012, Mr. Regli was the chief executive officer of Drakontas LLC, from which he transitioned to being the Director of Commerce for Montgomery County, Pennsylvania from 2012 to 2014 during which time he was also the Executive Director for Montgomery County Industrial Development Authority. Mr. Regli has been on many boards and committees over the years, including being a member of the Board of Trustees for Gwynedd Mercy University since 2020 and a director on the Cheltenham Township Community Development Corporation since 2017. Mr. Regli received his Ph.D. and Master’s degree in Comparative Politics and International Economic Development from The Fletcher School of Law and Diplomacy, Tufts University, and his Bachelor’s degree in Philosophy and Government from Georgetown University. We believe that Mr. Regli is qualified to serve on our Board of Directors due to his long record of executive and board experience.

Our directors currently have terms which will end at our next annual meeting of the shareholders or until their successors are elected and qualify, subject to their prior death, resignation or removal. Officers serve at the discretion of the Board of Directors. There is no arrangement or understanding between any director or executive officer and any other person pursuant to which he was or is to be selected as a director, nominee or officer.

Family Relationships

Arman Sarkhani, who is our Chief Operating Officer, and Arshia Sarkhani, who is our Chief Executive Officer and President and a director, are brothers. Jackson Fairbanks, who is our Chief Marketing Officer, and Kyle Fairbanks, who is our Executive Vice-Chairman, are brothers. Michael Gaubert, who is our Executive Chairman, and Brian Regli, who is a nominee for our Board of Directors, are cousins. There are no other family relationships among any of our executive officers or directors.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past ten years:

●	been convicted in a criminal proceeding or been subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

●	had any bankruptcy petition filed by or against the business or property of the person, or of any partnership, corporation or business association of which he was a general partner or executive officer, either at the time of the bankruptcy filing or within two years prior to that time;

●	been subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction or federal or state authority, permanently or temporarily enjoining, barring, suspending or otherwise limiting, his involvement in any type of business, securities, futures, commodities, investment, banking, savings and loan, or insurance activities, or to be associated with persons engaged in any such activity;

●	been found by a court of competent jurisdiction in a civil action or by the Securities and Exchange Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated;

●	been the subject of, or a party to, any federal or state judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated (not including any settlement of a civil proceeding among private litigants), relating to an alleged violation of any federal or state securities or commodities law or regulation, any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order, or any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

●	been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Corporate Governance

Governance Structure

We chose to appoint a separate Executive Chairman of the Board who is not our Chief Executive Officer. Our Board of Directors has made this decision based on their belief that an independent Chairman of the Board can act as a balance to the Chief Executive Officer, who also serves as a non-independent director.

The Board’s Role in Risk Oversight

The Board of Directors oversees that the assets of our company are properly safeguarded, that the appropriate financial and other controls are maintained, and that our business is conducted wisely and in compliance with applicable laws and regulations and proper governance. Included in these responsibilities is the Board’s oversight of the various risks facing our company. In this regard, our Board seeks to understand and oversee critical business risks. Our Board does not view risk in isolation. Risks are considered in virtually every business decision and as part of our business strategy. Our Board recognizes that it is neither possible nor prudent to eliminate all risk. Indeed, purposeful and appropriate risk-taking is essential for our company to be competitive on a global basis and to achieve its objectives.

While the Board oversees risk management, company management is charged with managing risk. Management communicates routinely with the Board and individual directors on the significant risks identified and how they are being managed. Directors are free to, and indeed often do, communicate directly with senior management.

Our Board administers its risk oversight function as a whole by making risk oversight a matter of collective consideration. Much of this work has been delegated to committees, which will meet regularly and report back to the full Board. The audit committee oversees risks related to our financial statements, the financial reporting process, accounting and legal matters, the compensation committee evaluates the risks and rewards associated with our compensation philosophy and programs, and the nominating and corporate governance committee evaluates risk associated with management decisions and strategic direction.

Independent Directors

Nasdaq’s rules generally require that a majority of an issuer’s Board of Directors consist of independent directors. Our Board of Directors currently consists of three (3) directors, Kyle Fairbanks, Michael Gaubert, and Arshia Sarkhani, who are not independent within the meaning of Nasdaq’s rules. We have entered into independent director agreements with Richard Burton, John Jack, Scott McDonald, and Brian Regli, pursuant to which they have been appointed to serve as independent directors effective immediately upon the effectiveness of the registration statement of which this prospectus forms a part. As a result of these Board changes, our Board of Directors will consist of seven (7) directors, four (4) of whom will be independent within the meaning of Nasdaq’s rules.

Committees of the Board of Directors

Our Board has established an audit committee, a compensation committee, and a nominating and corporate governance committee, each with its own charter approved by the Board. The committee charters have been filed as exhibits to the registration statement of which this prospectus is a part. Upon completion of this offering, we intend to make each committee’s charter available on our website at https://assetentities.com/.

In addition, our Board of Directors may, from time to time, designate one or more additional committees, which shall have the duties and powers granted to it by our Board of Directors.

Audit Committee

Brian Regli, Richard Burton, and Scott McDonald each of whom satisfies the “independence” requirements of Rule 10A-3 under the Exchange Act and Nasdaq’s rules, will serve on our audit committee upon their appointment to the Board, with Mr. Regli serving as the chairman. Our Board has determined that Mr. Regli qualifies as an “audit committee financial expert.” The audit committee oversees our accounting and financial reporting processes and the audits of the financial statements of our company.

The audit committee is responsible for, among other things: (i) retaining and overseeing our independent accountants; (ii) assisting the Board in its oversight of the integrity of our financial statements, the qualifications, independence and performance of our independent auditors and our compliance with legal and regulatory requirements; (iii) reviewing and approving the plan and scope of the internal and external audit; (iv) pre-approving any audit and non-audit services provided by our independent auditors; (v) approving the fees to be paid to our independent auditors; (vi) reviewing with our chief executive officer and principal financial officer and independent auditors the adequacy and effectiveness of our internal controls; (vii) reviewing hedging transactions; and (viii) reviewing and assessing annually the audit committee’s performance and the adequacy of its charter.

Compensation Committee

Richard Burton, John Jack, and Brian Regli, each of whom satisfies the “independence” requirements of Rule 10C-1 under the Exchange Act and Nasdaq’s rules, will serve on our compensation committee upon their appointment to the Board, with Mr. Burton serving as the chairman. The members of the compensation committee are also “outside directors” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, and “non-employee directors” within the meaning of Section 16 of the Exchange Act. The compensation committee assists the Board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers.

The compensation committee is responsible for, among other things: (i) reviewing and approving the remuneration of our executive officers; (ii) making recommendations to the Board regarding the compensation of our independent directors; (iii) making recommendations to the Board regarding equity-based and incentive compensation plans, policies and programs; and (iv) reviewing and assessing annually the compensation committee’s performance and the adequacy of its charter.

Nominating and Corporate Governance Committee

John Jack, Scott McDonald, and Richard Burton, each of whom satisfies the “independence” requirements of Nasdaq’s rules, will serve on our nominating and corporate governance committee upon their appointment to the Board, with Mr. McDonald serving as the chairman. The nominating and corporate governance committee assists the Board of Directors in selecting individuals qualified to become our directors and in determining the composition of the Board and its committees.

The nominating and corporate governance committee will be responsible for, among other things: (i) identifying and evaluating individuals qualified to become members of the Board by reviewing nominees for election to the Board submitted by shareholders and recommending to the Board director nominees for each annual meeting of shareholders and for election to fill any vacancies on the Board; (ii) advising the Board with respect to Board organization, desired qualifications of Board members, the membership, function, operation, structure and composition of committees (including any committee authority to delegate to subcommittees), and self-evaluation and policies; (iii) advising on matters relating to corporate governance and monitoring developments in the law and practice of corporate governance; (iv) overseeing compliance with the our code of ethics; and (v) approving any related party transactions.

The nominating and corporate governance committee’s methods for identifying candidates for election to our Board of Directors (other than those proposed by our shareholders, as discussed below) will include the solicitation of ideas for possible candidates from a number of sources – members of our Board of Directors, our executives, individuals personally known to the members of our Board of Directors, and other research. The nominating and corporate governance committee may also, from time-to-time, retain one or more third-party search firms to identify suitable candidates.

In making director recommendations, the nominating and corporate governance committee may consider some or all of the following factors: (i) the candidate’s judgment, skill, experience with other organizations of comparable purpose, complexity and size, and subject to similar legal restrictions and oversight; (ii) the interplay of the candidate’s experience with the experience of other Board members; (iii) the extent to which the candidate would be a desirable addition to the Board and any committee thereof; (iv) whether or not the person has any relationships that might impair his or her independence; and (v) the candidate’s ability to contribute to the effective management of our company, taking into account the needs of our company and such factors as the individual’s experience, perspective, skills and knowledge of the industry in which we operate.

A shareholder may nominate one or more persons for election as a director at an annual meeting of shareholders if the shareholder complies with the notice and information provisions contained in our bylaws. Such notice must be in writing to our company not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one-hundred-twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made or as otherwise required by the Exchange Act. In addition, shareholders furnishing such notice must be a holder of record on both (i) the date of delivering such notice and (ii) the record date for the determination of shareholders entitled to vote at such meeting.

Code of Ethics

We have adopted a code of ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. Such code of ethics addresses, among other things, honesty and ethical conduct, conflicts of interest, compliance with laws, regulations and policies, including disclosure requirements under the federal securities laws, and reporting of violations of the code.

A copy of the code of ethics has been filed as an exhibit to the registration statement of which this prospectus is a part. We are required to disclose any amendment to, or waiver from, a provision of our code of ethics applicable to our principal executive officer, principal financial officer, principal accounting officer, controller, or persons performing similar functions. We intend to use our website as a method of disseminating this disclosure as well as by SEC filings, as permitted or required by applicable SEC rules. Any such disclosure will be posted to our website within four (4) business days following the date of any such amendment to, or waiver from, a provision of our code of ethics.

EXECUTIVE COMPENSATION

Summary Compensation Table - Years Ended December 31, 2021 and 2020

The following table sets forth information concerning all cash and non-cash compensation awarded to, earned by or paid to the named persons for services rendered in all capacities during the noted periods. No other executive officers received total compensation in excess of $100,000.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)(1)	Total ($)
Arshia Sarkhani,	2021	-	-	-	-	48,975	48,975
Chief Executive Officer and President	2020	-	-	-	-	-	-

Arman Sarkhani,	2021	-	-	-	-	107,334	107,334
Chief Operating Officer	2020	-	-	-	-	7,500	7,500

Jackson Fairbanks,	2021	-	-	-	-	121,991	121,991
Chief Marketing Officer	2020	-	-	-	-	7,493	7,493

Kyle Fairbanks,	2021	-	-	-	-	123,416	123,416
Executive Vice-Chairman	2020	-	-	-	-	7,498	7,498

(1)	All other compensation consisted of consulting fees.

Executive Employment and Consulting Agreements

Under our employment agreement with our Chief Executive Officer and President, Arshia Sarkhani, effective as of the consummation of this initial public offering, we agreed that, for a 2-year term, unless terminated earlier in accordance with its terms, we will pay Mr. Sarkhani an annual salary of $240,000 and an initial cash bonus of $10,000, and he will be eligible to receive an annual cash bonus as determined by the Board of Directors. Under his agreement, we agreed to grant Mr. Sarkhani restricted stock under the Plan in the amount of 200,000 shares of Class B Common Stock to vest equally over three (3) years on each anniversary of the agreement. Upon a change of control of the Company, all of the shares will vest immediately. The Company will also provide standard indemnification and directors’ and officers’ insurance as of the date of the consummation of this offering in addition to the ability to participate in standard employee benefits, such as health insurance or 401(k), if the Company institutes these benefits in the future. Mr. Sarkhani is also subject to certain confidentiality and non-competition provisions.

Under our employment agreement with our Chief Marketing Officer, Jackson Fairbanks, effective as of the consummation of this initial public offering, we agreed that, for a 2-year term, unless terminated earlier in accordance with its terms, we will pay Mr. Fairbanks an annual salary of $125,000 and an initial cash bonus of $10,000, and he will be eligible to receive an annual cash bonus as determined by the Board of Directors. Under his agreement, we agreed to grant Mr. Fairbanks restricted stock under the Plan in the amount of 163,000 shares of Class B Common Stock to vest equally over three (3) years on each anniversary of the agreement. Upon a change of control of the Company, all of the shares will vest immediately. The Company will also provide standard indemnification and directors’ and officers’ insurance as of the date of the consummation of this offering in addition to the ability to participate in standard employee benefits, such as health insurance or 401(k), if the Company institutes these benefits in the future. Mr. Fairbanks is also subject to certain confidentiality and non-competition provisions.

Under our employment agreement with our Executive Vice-Chairman, Kyle Fairbanks, effective as of the consummation of this initial public offering, we agreed that, for a 2-year term, unless terminated earlier in accordance with its terms, we will pay Mr. Fairbanks an annual salary of $240,000 and an initial cash bonus of $10,000, and he will be eligible to receive an annual cash bonus as determined by the Board of Directors. Under his agreement, we agreed to grant Mr. Fairbanks restricted stock under the Plan in the amount of 200,000 shares of Class B Common Stock to vest equally over three (3) years on each anniversary of the agreement. Upon a change of control of the Company, all of the shares will vest immediately. The Company will also provide standard indemnification and directors’ and officers’ insurance as of the date of the consummation of this offering in addition to the ability to participate in standard employee benefits, such as health insurance or 401(k), if the Company institutes these benefits in the future. Mr. Fairbanks is also subject to certain confidentiality and non-competition provisions.

Under our employment agreement with our Chief Operating Officer, Arman Sarkhani, effective as of the consummation of this initial public offering, we agreed that, for a 2-year term, unless terminated earlier in accordance with its terms, we will pay Mr. Sarkhani an annual salary of $125,000 and an initial cash bonus of $10,000, and he will be eligible to receive an annual cash bonus as determined by the Board of Directors. Under his agreement, we agreed to grant Mr. Sarkhani restricted stock under the Plan in the amount of 163,000 shares of Class B Common Stock to vest equally over three (3) years on each anniversary of the agreement. Upon a change of control of the Company, all of the shares will vest immediately. The Company will also provide standard indemnification and directors’ and officers’ insurance as of the date of the consummation of this offering in addition to the ability to participate in standard employee benefits, such as health insurance or 401(k), if the Company institutes these benefits in the future. Mr. Sarkhani is also subject to certain confidentiality and non-competition provisions.

Under our consulting agreement with our Executive Chairman, Michael Gaubert, effective as of the consummation of this initial public offering, we agreed that, for a 2-year term, unless terminated earlier in accordance with its terms, we will pay Mr. Gaubert an annual salary of $240,000 and an initial cash bonus of $50,000, and he will be eligible to receive an annual cash bonus as determined by the Board of Directors. Under his agreement, we agreed to grant Mr. Gaubert restricted stock under the Plan in the amount of 225,500 shares of Class B Common Stock to vest equally over three (3) years on each anniversary of the agreement. Upon a change of control of the Company, all of the shares will vest immediately. The Company will also provide standard indemnification and directors’ and officers’ insurance as of the date of the consummation of this offering in addition to the ability to participate in standard employee benefits, such as health insurance or 401(k), if the Company institutes these benefits in the future. Mr. Gaubert is also subject to certain confidentiality and non-competition provisions.

Under our employment agreement with our Chief Experience Officer, Derek Dunlop, effective as of the consummation of this initial public offering, we agreed that, for a 2-year term, unless terminated earlier in accordance with its terms, we will pay Mr. Dunlop an annual salary of $220,000 and an initial cash bonus of $10,000, and he will be eligible to receive an annual cash bonus as determined by the Board of Directors. Under his agreement, we agreed to grant Mr. Dunlop restricted stock under the Plan in the amount of 225,500 shares of Class B Common Stock to vest equally over three (3) years on each anniversary of the agreement. Upon a change of control of the Company, all of the shares will vest immediately. The Company will also provide standard indemnification and directors’ and officers’ insurance as of the date of the consummation of this offering in addition to the ability to participate in standard employee benefits, such as health insurance or 401(k), if the Company institutes these benefits in the future. Mr. Dunlop is also subject to certain confidentiality and non-competition provisions.

Under our employment agreement with our Chief Financial Officer, Treasurer and Secretary, Matthew Krueger, effective as of the consummation of this initial public offering, we agreed that, for a 2-year term, unless terminated earlier in accordance with its terms, we will pay Mr. Krueger an annual salary of $180,000 and an initial cash bonus of $25,000, and he will be eligible to receive an annual cash bonus as determined by the Board of Directors. Under his agreement, we agreed to grant Mr. Krueger restricted stock under the Plan in the amount of 198,000 shares of Class B Common Stock to vest equally over three (3) years on each anniversary of the agreement. Upon a change of control of the Company, all of the shares will vest immediately. The Company will also provide standard indemnification and directors’ and officers’ insurance as of the date of the consummation of this offering in addition to the ability to participate in standard employee benefits, such as health insurance or 401(k), if the Company institutes these benefits in the future. Mr. Krueger is also subject to certain confidentiality and non-competition provisions.

Outstanding Equity Awards at Fiscal Year-End

No executive officer named above had any unexercised options, stock that has not vested or equity incentive plan awards outstanding as of December 31, 2021.

Additional Narrative Disclosure

Retirement Benefits

We have not maintained, and do not currently maintain, a defined benefit pension plan, nonqualified deferred compensation plan or other retirement benefits.

Potential Payments Upon Termination or Change in Control

See “—Executive Employment and Consulting Agreements” above.

Director Compensation

The directors of the Company were compensated as such during the fiscal year ended December 31, 2021, as follows:

Name and Principal	Fees Earned or Paid	Stock	Option	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation	All Other
Position	in Cash	Awards	Awards	Earnings	Earnings	Compensation	Total
Michael Gaubert, Executive Chairman and Director	$10,000	$-	$-	$-	$-	$-	$10,000

Arshia Sarkhani, Chief Executive Officer, President and Director	$-	$-	$-	$-	$-	$-	$-

Kyle Fairbanks, Executive Vice-Chairman and Director	$-	$-	$-	$-	$-	$-	$-

Under their independent director agreements with us, each director nominee will receive an annual cash fee and an initial award of restricted common stock upon the director nominee’s appointment to our Board of Directors immediately upon the effectiveness of the registration statement of which this prospectus forms a part. We will pay the annual cash compensation fee to each director nominee in four equal installments no later than the fifth business day of each calendar quarter commencing in the quarter following the date of the director’s appointment. The cash fee to be paid to each director nominee will be $49,000 as to Mr. Richard Burton, $40,000 as to Mr. John Jack, $49,000 as to Mr. Scott McDonald, and $49,000 as to Mr. Brian Regli. Under their agreements, 9,000 shares of restricted common stock will be awarded to each director nominee. The restricted stock will vest in four (4) equal quarterly installments commencing in the quarter following the date of the director nominee’s appointment. We will also reimburse each director nominee for pre-approved reasonable business-related expenses incurred in good faith in connection with the performance of the director nominee’s duties for us. As also required under the independent director agreements, we have separately entered into a standard indemnification agreement with each of our director nominee, the term of which will begin the date of the director nominee’s appointment.

2022 Equity Incentive Plan

On May 2, 2022, our Board of Directors approved, and our majority shareholders ratified, the Asset Entities Inc. 2022 Equity Incentive Plan, or the 2022 Plan.

Purpose of the 2022 Plan: The purpose of the 2022 Plan is to advance our interests and the interests of our shareholders by providing an incentive to attract, retain and reward persons performing services for us and by motivating such persons to contribute to our growth and profitability. The maximum number of shares of Class B Common Stock that may be issued pursuant to awards granted under the 2022 Plan is 2,750,000 shares. Cancelled and forfeited stock options and stock awards may again become available for grant under the 2022 Plan. As of the date of this prospectus, we have not granted any stock options under the 2022 Plan and 2,750,000 shares remain available for issuance under the 2022 Plan. We expect to grant awards for a total of 1,375,000 shares of restricted stock under the 2022 Plan upon the effectiveness of the registration statement of which this prospectus forms a part. We intend that awards granted under the 2022 Plan be exempt from or comply with Section 409A of the Internal Revenue Code, or the Code (including any amendments or replacements of such section), and the 2022 Plan shall be so construed.

The following summary briefly describes the principal features of the 2022 Plan and is qualified in its entirety by reference to the full text of the 2022 Plan.

Awards that may be granted include: (a) Incentive Stock Options, or ISO (b) Nonstatutory Stock Options, (c) Stock Appreciation Rights, (d) Restricted Stock, (e) Restricted Stock Units, or RSUs, (f) Stock granted as a bonus or in lieu of another award, and (g) Performance Awards. These awards offer us and our shareholders the possibility of future value, depending on the long-term price appreciation of our Class B Common Stock and the award holder’s continuing service with us.

Stock options give the option holder the right to acquire from us a designated number of shares of our Class B Common Stock at a purchase price that is fixed at the time of the grant of the option. The exercise price will not be less than the market price of the Class B Common Stock on the date of grant. Stock options granted may be either incentive stock options or non-statutory stock options.

Stock appreciation rights, or SARs, which may be granted alone or in tandem with options, have an economic value similar to that of options. When an SAR for a particular number of shares is exercised, the holder receives a payment equal to the difference between the market price of the shares on the date of exercise and the exercise price of the shares under the SAR. Again, the exercise price for SARs normally is the market price of the shares on the date the SAR is granted. Under the 2022 Plan, holders of SARs may receive this payment – the appreciation value – either in cash or shares of Class B Common Stock valued at the fair market value on the date of exercise. The form of payment will be determined by us.

Restricted stock are awards of a right to receive shares of our Class B Common Stock on a future date. Restricted Stock Unit Awards are evidenced by award agreements in such form as our Board of Directors shall from time to time establish. Restricted stock shares can take the form of awards of restricted stock, which represent issued and outstanding shares of our Class B Common Stock subject to vesting criteria, or restricted stock units, which represent the right to receive shares of our Class B Common Stock subject to satisfaction of the vesting criteria. Restricted shares are forfeitable and non-transferable until the shares vest. The vesting date or dates and other conditions for vesting are established when the shares are awarded.

Our Board of Directors may grant Class B Common Stock to any eligible recipient as a bonus, or to grant stock or other awards in lieu of obligations to pay cash or deliver other property under the 2022 Plan or under other plans or compensatory arrangements.

The 2022 Plan also provides for performance awards, representing the right to receive a payment, which may be in the form of cash, shares of Class B Common Stock, or a combination, based on the attainment of pre-established goals.

All of the permissible types of awards under the 2022 Plan are described in more detail below.

Administration of the 2022 Plan: The 2022 Plan is currently administered by our Board of Directors. All questions of interpretation of the 2022 Plan, of any award agreement or of any other form of agreement or other document employed by us in the administration of the 2022 Plan or of any award shall be determined by the Board, and such determinations shall be final, binding and conclusive upon all persons having an interest in the 2022 Plan or such award, unless fraudulent or made in bad faith. Any and all actions, decisions and determinations taken or made by the Board of Directors. in the exercise of its discretion pursuant to the 2022 Plan or award agreement or other agreement thereunder (other than determining questions of interpretation pursuant to the preceding sentence) shall be final, binding and conclusive upon all persons having an interest therein.

Eligible Recipients: Persons eligible to receive awards under the 2022 Plan will be those employees, consultants and directors of us or of any of our subsidiaries.

Shares Available Under the 2022 Plan: The maximum aggregate number of shares of Class B Common Stock that may be issued under the 2022 Plan shall be 2,750,000 shares and shall consist of authorized but unissued or reacquired shares of Class B Common Stock or any combination thereof, subject to adjustment for certain corporate changes affecting the shares, such as stock splits, merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend. Shares subject to an award under the 2022 Plan for which the award is canceled, forfeited or expires again become available for grants under the 2022 Plan.

Stock Options and Stock Appreciation Rights:

General. Stock options and SARs shall be evidenced by award agreements specifying the number of shares of Class B Common Stock covered thereby, in such form as the Board of Directors shall from time to time establish. Each Stock option grant will identify the option as an ISO or Nonstatutory Stock Option. Subject to the provisions of the 2022 Plan, the administrator has the authority to determine all grants of stock options. That determination will include: (i) the number of shares subject to any option; (ii) the exercise price per share; (iii) the expiration date of the option; (iv) the manner, time and date of permitted exercise; (v) other restrictions, if any, on the option or the shares underlying the option; and (vi) any other terms and conditions as the administrator may determine.

Option Price. The exercise price for each stock option or SAR shall be established in the discretion of the Board of Directors; provided, however, that the exercise price per share for the stock option or SAR shall be not less than the fair market value of a share of Class B Common Stock on the effective date of grant of the stock option or SAR. Notwithstanding the foregoing, a stock option or SAR may be granted with an exercise price lower than the minimum exercise price set forth above if such stock option or SAR is granted pursuant to an assumption or substitution for another option in a manner qualifying under the provisions of Section 424(a) of the Code.

Exercise of Options. Stock options may be immediately exercisable but subject to repurchase or may be exercisable at such time or times, or upon such event or events, and subject to such terms, conditions, performance criteria and restrictions as shall be determined by the Board of Directors and set forth in the award agreement evidencing such stock option. No stock option or SAR shall be exercisable after the expiration of ten (10) years after the effective date of grant of such stock option or SAR. Subject to the foregoing, unless otherwise specified by the Board of Directors in the grant of a stock option or SAR, any stock option or SAR granted hereunder shall terminate ten (10) years after the effective date of grant of the stock option or SAR, unless earlier terminated in accordance with its provisions. The Board of Directors may set a reasonable minimum number of shares of Class B Common Stock that may be exercised at any one time.

Expiration or Termination. Options, if not previously exercised, will expire on the expiration date established by the administrator at the time of grant. In the case of incentive stock options, such term cannot exceed ten years provided that in the case of holders of more than 10% of our total combined voting stock, such term cannot exceed five years. Options will terminate before their expiration date if the holder’s service with our company or a subsidiary terminates before the expiration date. The option may remain exercisable for specified periods after certain terminations of employment, including terminations as a result of death, disability or retirement, with the precise period during which the option may be exercised to be established by the administrator and reflected in the grant evidencing the award.

Incentive Stock Options. Stock options intending to qualify as ISOs may only be granted to employees, as determined by the Board of Directors. No ISO shall be granted to any person if immediately after the grant of such award, such person would own common stock, including Class B Common Stock subject to outstanding awards held by him or her under the 2022 Plan or any other plan established by the Company, amounting to more than ten percent (10%) of the total combined voting power or value of all classes of stock of the Company. To the extent that the award agreement specifies that an Option is intended to be treated as an ISO, the Option is intended to qualify to the greatest extent possible as an “incentive stock option” within the meaning of Section 422 of the Code, and shall be so construed; provided, however, that any such designation shall not be interpreted as a representation, guarantee or other undertaking on the part of the Company that the Option is or will be determined to qualify as an ISO. If and to the extent that any shares of Stock are issued under a portion of any Option that exceeds the $100,000 limitation of Section 422 of the Code, such shares of Class B Common Stock shall not be treated as issued under an ISO notwithstanding any designation otherwise.

Restricted Stock Awards: Stock awards can also be granted under the 2022 Plan. A stock award is a grant of shares of Class B Common Stock or of a right to receive shares in the future. These awards will be subject to such conditions, restrictions and contingencies as the administrator shall determine at the date of grant. Those may include requirements for continuous service and/or the achievement of specified performance goals.

Restricted Stock Units: RSU Awards shall be evidenced by award agreements in such form as the Board of Directors shall from time to time establish. The purchase price for shares of Stock issuable under each RSU Award shall be established by the Board of Directors in its discretion. Except as may be required by Applicable Law or established by the Board of Directors, no monetary payment (other than applicable tax withholding) shall be required as a condition of receiving a RSU Award. Shares issued pursuant to any RSU Award may (but need not) be made subject to vesting conditions based upon the satisfaction of such Service requirements, conditions, restrictions or Performance Criteria, as shall be established by the Board and set forth in the award agreement evidencing such award.

Performance Criteria: Under the 2022 Plan, Performance Criteria means business criteria including, but not limited to: revenue; revenue growth; earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; earnings per share; operating income; pre- or after-tax income; net operating profit after taxes; economic value added (or an equivalent metric); ratio of operating earnings to capital spending; cash flow (before or after dividends); cash-flow per share (before or after dividends); net earnings; net sales; sales growth; share price performance; return on assets or net assets; return on equity; return on capital (including return on total capital or return on invested capital); cash flow return on investment; total shareholder return; improvement in or attainment of expense levels; and improvement in or attainment of working capital levels or Performance Criteria. Any Performance Criteria may be used to measure the Company’s performance as a whole or any of the Company’s business units and may be measured relative to a peer group or index.

Performance Awards. Performance awards shall be evidenced by award agreements in such form as the Board of Directors shall from time to time establish. Each performance sward shall entitle the participant to a payment in cash or Class B Common Stock upon the attainment of Performance Criteria and other terms and conditions specified by the Board of Directors. Notwithstanding the satisfaction of any Performance Criteria, the amount to be paid under a performance award may be adjusted by the Board of Directors on the basis of such further consideration as the Board of Directors in its sole discretion shall determine. The Board of Directors may, in its discretion, substitute actual Class B Common Stock for the cash payment otherwise required to be made to a participant pursuant to a performance award.

Bonus Stock and Awards in Lieu of Obligations. The Board of Directors may grant Class B Common Stock to any eligible recipient as a bonus, or to grant Class B Common Stock or other awards in lieu of obligations to pay cash or deliver other property under the 2022 Plan or under other plans or compensatory arrangements, provided that, in the case of participants subject to Section 16 of the Exchange Act, the amount of such grants remains within the discretion of the Board of Directors to the extent necessary to ensure that acquisitions of Class B Common Stock or other awards are exempt from liability under Section 16(b) of the Exchange Act. Class B Common Stock or awards granted hereunder shall be subject to such other terms as shall be determined by the Board of Directors.

Other Material Provisions: Awards will be evidenced by a written agreement, in such form as may be approved by the administrator. In the event of various changes to the capitalization of our company, such as stock splits, stock dividends and similar re-capitalizations, an appropriate adjustment will be made by the administrator to the number of shares covered by outstanding awards or to the exercise price of such awards. The administrator is also permitted to include in the written agreement provisions that provide for certain changes in the award in the event of a change of control of our company, including acceleration of vesting. Except as otherwise determined by the administrator at the date of grant, awards will not be transferable, other than by will or the laws of descent and distribution. Prior to any award distribution, we are permitted to deduct or withhold amounts sufficient to satisfy any employee withholding tax requirements. Our Board of Directors also has the authority, at any time, to discontinue the granting of awards. The Board also has the authority to alter or amend the 2022 Plan or any outstanding award or may terminate the 2022 Plan as to further grants, provided that no amendment will, without the approval of our stockholders, to the extent that such approval is required by law or the rules of an applicable exchange, increase the number of shares available under the 2022 Plan, change the persons eligible for awards under the 2022 Plan, extend the time within which awards may be made, or amend the provisions of the 2022 Plan related to amendments. No amendment that would adversely affect any outstanding award made under the 2022 Plan can be made without the consent of the holder of such award.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Related Persons

The following includes a summary of transactions since the beginning of our 2019 fiscal year, or any currently proposed transaction, in which we were or are to be a participant and the amount involved exceeded or exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any related person had or will have a direct or indirect material interest (other than compensation described under “Executive Compensation” above). We believe the terms obtained or consideration that we paid or received, as applicable, in connection with the transactions described below were comparable to terms available or the amounts that would be paid or received, as applicable, in arm’s-length transactions.

●	Derek Dunlop, our Chief Experience Officer, received annual compensation of $10,000 from the Company during 2021.

●	Matthew Krueger, our Chief Financial Officer, Treasurer, and Secretary, received annual compensation of $3,000 from the Company during 2021.

●	Certain of the Company’s directors, executive officers, and principal owners, including immediate family members, are users of the Company’s services. Fees charged to these users are on terms no more favorable than terms generally available to an unaffiliated third party under the same or similar circumstances.

Promoters and Certain Control Persons

Each of Mr. Kyle Fairbanks, our co-founder and Executive Vice-Chairman, Mr. Arshia Sarkhani, our co-founder, Chief Executive Officer and President, Mr. Jackson Fairbanks, our co-founder and Chief Marketing Officer, and Mr. Arman Sarkhani, our co-founder and Chief Operating Officer, may be deemed a “promoter” as defined by Rule 405 of the Securities Act. For information regarding compensation, including items of value, that have been provided or that may be provided to these individuals, please refer to “Executive Compensation” above.

PRINCIPAL SHAREHOLDERS

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of the date of this prospectus for (i) each of our named executive officers, directors and director nominees; (ii) all of our executive officers and directors as a group; and (iii) each other shareholder known by us to be the beneficial owner of more than 5% of our outstanding common stock. The following table assumes that the underwriters have not exercised the over-allotment option.

Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person or any member of such group has the right to acquire within sixty (60) days of the date of this prospectus. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named above, any shares that such person or persons has the right to acquire within sixty (60) days of the date of this prospectus are deemed to be outstanding for such person, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership by any person.

Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o our company, Asset Entities Inc., 100 Crescent Court, 7th Floor, Dallas, TX 75201.

	Common Stock Beneficially Owned Prior to this Offering (1)							Common Stock Beneficially Owned After this Offering (2)
Name of Beneficial Owner	Class A Common Stock		Percent of Class A Common Stock (%)	Class B Common Stock		Percent of Class B Common Stock (%)	Total Voting Power (3) (%)	Class A Common Stock	Percent of Class A Common Stock (%)	Class B Common Stock		Percent of Class B Common Stock (%)	Total Voting Power (3) (%)
Arshia Sarkhani, Chief Executive Officer, President and Director(4)	8,385,276		100.0	-		-	97.3	8,385,276	100.0	200,000		3.7	94.3
Jackson Fairbanks, Chief Marketing Officer(5)	8,385,276		100.0	-		-	97.3	8,385,276	100.0	163,000		3.0	94.3
Kyle Fairbanks, Executive Vice-Chairman and Director(6)	8,385,276		100.0	-		-	97.3	8,385,276	100.0	200,000		3.7	94.3
Michael Gaubert, Executive Chairman and Director(7)	8,385,276		100.0	-		-	97.3	8,385,276	100.0	225,500		4.1	94.3
Richard A. Burton, Director Nominee(8)	-		-	-		-	-	-	-	9,000		*	*
John A. Jack II, Director Nominee(9)	-		-	-		-	-	-	-	9,000		*	*
Scott K. McDonald, Director Nominee(10)	-		-	-		-	-	-	-	9,000		*	*
Brian Regli, Director Nominee(11)	-		-	-		-	-	-	-	9,000		*	*
All directors and executive officers as a group (7 persons)(12)	8,385,276	(13)	100.0	-		-	97.3	8,385,276	100.0	1,411,000	(14)	21.1%	95.7
Asset Entities Holdings, LLC(15)	8,385,276		100.0	-		-	97.3	8,385,276	100.0	-		-	94.1
GTMC, LLC(16)	-		-	292,680		12.4	0.3	-	-	292,680		5.5	0.3
KD Holdings Group, LLC(17)	-		-	292,680		12.4	0.2	-	-	292,680		5.5	0.3
Trojan Partners, LP(18)	-		-	146,340		6.2	0.3	-	-	146,340		2.8	0.2
Richard A. Benavides, MD	-		-	244,000		10.3	0.3	-	-	94,000		1.8	0.1
James Sheldon Fairbanks	-		-	300,000	(19)	12.7	0.3	-	-	-		-	-
Jennifer Joan Fairbanks	-		-	300,000	(20)	12.7	0.3	-	-	-		-	-
Elham Nejad	-		-	300,000	(21)	12.7	0.3	-	-	-		-	-
Kavous Sarkhani	-		-	300,000	(22)	12.7	0.3	-	-	-		-	-
Oleta Investments, LLC (23)	-		-	150,000		6.3	0.2	-	-	-		-	-
Chris Etherington	-		-	175,000	(24)	7.4	0.2	-	-	-		-	-
Vertical Holdings, LLC (25)	-		-	125,000		5.3	0.1	-	-	-		-	-

*	Less than 1%.

(1)	Based on 8,385,276 shares of Class A Common Stock and 2,364,724 shares of Class B Common Stock issued and outstanding as of the date of this prospectus, respectively.

(2)

Based on 8,385,276 shares of Class A Common Stock and 5,275,724 shares of Class B Common Stock issued and outstanding after this offering, respectively, assuming no exercise of the underwriters’ over-allotment option and based on the estimated public offering price of $5.00 per share. Immediately after the consummation of this offering, we will file a Registration Statement on Form S-8 with the SEC to register common stock and restricted stock that were issued or that we plan to issue to certain of our employees, consultants, officers and directors pursuant to the Equity Incentive Plan. See “Corporate History and Structure” and “Executive Compensation – Executive Employment and Consulting Agreements”. For purposes of this table, a total of 1,411,000 shares of Class B Common Stock which will be granted to certain directors, director nominees and executive officers of the Company shortly after the filing of the Registration Statement on Form S-8 is included in the number, percentage and voting power, as applicable, of shares of Class A Common Stock or Class B Common Stock that are beneficially owned after this offering.

(3)	The holders of Class A Common Stock are entitled to ten (10) votes for each share of Class A Common Stock held of record, and the holders of Class B Common Stock are entitled to one (1) vote for each share of Class B Common Stock held of record, on all matters submitted to a vote of the shareholders. A total of 10,750,000 shares of common stock representing total voting power of 86,217,484 votes are outstanding as of the date of this prospectus.

(4)	Arshia Sarkhani is a manager, officer and owner of Asset Entities Holdings, LLC, which holds 8,385,276 shares of Class A Common Stock.

(5)	Jackson Fairbanks is a manager, officer and owner of Asset Entities Holdings, LLC, which holds 8,385,276 shares of Class A Common Stock.

(6)	Kyle Fairbanks is a manager, officer and owner of Asset Entities Holdings, LLC, which holds 8,385,276 shares of Class A Common Stock.

(7)	Michael Gaubert is an officer and owner of Asset Entities Holdings, LLC, which holds 8,385,276 shares of Class A Common Stock.

(8)	Under the independent director agreement between Richard A. Burton and the Company, Mr. Burton will receive an initial award of 9,000 shares of restricted common stock, which will vest in four (4) equal quarterly installments commencing in the quarter following the date of his appointment immediately upon the effectiveness of the registration statement of which this prospectus forms a part.

(9)	Under the independent director agreement between John A. Jack II and the Company, Mr. Jack will receive an initial award of 9,000 shares of restricted common stock, which will vest in four (4) equal quarterly installments commencing in the quarter following the date of his appointment immediately upon the effectiveness of the registration statement of which this prospectus forms a part.

(10)	Under the independent director agreement between Scott K. McDonald and the Company, Mr. McDonald will receive an initial award of 9,000 shares of restricted common stock, which will vest in four (4) equal quarterly installments commencing in the quarter following the date of his appointment immediately upon the effectiveness of the registration statement of which this prospectus forms a part.

(11)	Under the independent director agreement between Brian Regli and the Company, Mr. Regli will receive an initial award of 9,000 shares of restricted common stock, which will vest in four (4) equal quarterly installments commencing in the quarter following the date of his appointment immediately upon the effectiveness of the registration statement of which this prospectus forms a part.

(12)	The number of executive officers and directors will increase to 11 persons upon the consummation of this initial public offering.

(13)	Includes the shares of Class A Common Stock beneficially owned by the managers, officers and owners of Asset Entities Holdings, LLC, which holds 8,385,276 shares of Class A Common Stock. Asset Entities Holdings, LLC’s managers, officers and owners include Arman Sarkhani, Arshia Sarkhani, Derek Dunlop, Jackson Fairbanks, Kyle Fairbanks, Matthew Krueger and Michael Gaubert.

(14)	Includes the shares of Class B Common Stock that will be granted shortly after the consummation of this initial public offering to our named executive officers, director nominees, and Arman Sarkhani, our Chief Operating Officer, Derek Dunlop, our Chief Experience Officer, and Matthew Krueger, our Chief Financial Officer, Treasurer and Secretary. See footnote 2.

(15)	Asset Entities Holdings, LLC is a Texas limited liability company. Arman Sarkhani, Arshia Sarkhani, Derek Dunlop, Jackson Fairbanks, Kyle Fairbanks, Matthew Krueger, and Michael Gaubert are managers, officers, or beneficial owners of Asset Entities Holdings, LLC. Each of them is deemed to beneficially own the shares of Class A Common Stock owned by Asset Entities Holdings, LLC and has shared voting and dispositive powers over its shares. Asset Entities Holdings, LLC’s business address is 100 Crescent Court, 7th Floor, Dallas, TX 75201.

(16)	GTMC, LLC is a Texas limited liability company. The manager and officer of GTMC, LLC is Carla Woodcock. Carla Woodcock is deemed to beneficially own the shares of Class B Common Stock owned by GTMC, LLC and has sole voting and dispositive powers over its shares. GTMC, LLC’s business address is 3900 Golf Drive NE, Conover, NC 28613.

(17)	KD Holdings Group, LLC is a Wyoming limited liability company. The manager of KD Holdings Group, LLC is Robyn Baker. Robyn Baker is deemed to beneficially own the shares of Class B Common Stock owned by KD Holdings Group, LLC and has sole voting and dispositive powers over its shares. KD Holdings Group, LLC’s business address is 1712 Pioneer Ave, Ste 500, Cheyenne, WY 82001.

(18)	Trojan Partners, LP is a Delaware limited partnership. The general partner and officer of Trojan Partners, LP is Jim Riggs. Jim Riggs is deemed to beneficially own the shares of Class B Common Stock owned by Trojan Partners, LP and has sole voting and dispositive powers over its shares. Trojan Partners, LP’s business address is 7120 E Kierland Blvd, Unit 807, Scottsdale, AZ 85254.

(19)	Consists of (i) 150,000 shares of Class B Common Stock held by James Sheldon Fairbanks; and (ii) 150,000 shares of Class B Common Stock held by Jennifer Joan Fairbanks, Mr. Fairbanks’s spouse. Mr. Fairbanks disclaims beneficial ownership of the securities held by Ms. Fairbanks. Mr. Fairbanks is the father of Kyle Fairbanks, Executive Vice-Chairman and a director of the Company, and Jackson Fairbanks, Chief Marketing Officer of the Company. Mr. Fairbanks’ address is 3612 Sunset View Drive, Fortuna, CA 95540.

(20)	Consists of (i) 150,000 shares of Class B Common Stock held by Jennifer Joan Fairbanks; and (ii) 150,000 shares of Class B Common Stock held by James Sheldon Fairbanks, Ms. Fairbanks’s spouse. Ms. Fairbanks disclaims beneficial ownership of the securities held by Mr. Fairbanks. Ms. Fairbanks is the mother of Kyle Fairbanks, Executive Vice-Chairman and a director of the Company, and Jackson Fairbanks, Chief Marketing Officer of the Company. Ms. Fairbanks’ address is 3612 Sunset View Drive, Fortuna, CA 95540.

(21)	Consists of (i) 150,000 shares of Class B Common Stock held by Elham Nejad; and (ii) 150,000 shares of Class B Common Stock held by Kavous Sarkhani, Ms. Nejad’s spouse. Ms. Nejad disclaims beneficial ownership of the securities held by Mr. Sarkhani. Ms. Nejad is the mother of Arshia Sarkhani, Chief Executive Officer, President and a director of the Company, and Arman Sarkhani, Chief Operating Officer of the Company. Ms. Nejad’s address is 13470 Black Hills Road, San Diego, CA 92129.

(22)	Consists of (i) 150,000 shares of Class B Common Stock held by Kavous Sarkhani; and (ii) 150,000 shares of Class B Common Stock held by Elham Nejad, Mr. Sarkhani’s spouse. Mr. Sarkhani disclaims beneficial ownership of the securities held by Ms. Nejad. Mr. Sarkhani is the father of Arshia Sarkhani, Chief Executive Officer, President and a director of the Company, and Arman Sarkhani, Chief Operating Officer of the Company. Mr. Sarkhani’s address is 13470 Black Hills Road, San Diego, CA 92129.

(23)	Chris Etherington has sole voting and dispositive power over the shares held by Oleta Investments, LLC. The address of Oleta Investments, LLC is 48 Iron Horse Trail, Ladera Ranch, CA 92694.

(24)	Consists of (i) 25,000 shares of Class B Common Stock held by Chris Etherington; and (ii) 150,000 shares of Class B Common Stock held by Oleta Investments, LLC, over the shares of which Mr. Etherington has sole voting and dispositive power. Mr. Etherington’s address is 48 Iron Horse Trail, Ladera Ranch, CA 92694.

(25)	Kevan Casey has sole voting and dispositive power over the shares held by Vertical Holdings, LLC. The address of Vertical Holdings, LLC is 9337B Katy Freeway #296, Houston, TX 77024.

We do not currently have any arrangements which if consummated may result in a change of control of our company.

DESCRIPTION OF SECURITIES

General

Our authorized capital stock currently consists of 250,000,000 shares, consisting of (i) 200,000,000 shares of common stock, par value $0.0001 per share, of which 10,000,000 shares are designated Class A Common Stock, $0.0001 par value per share, and 190,000,000 shares are designated as Class B Common Stock, $0.0001 par value per share; and (ii) 50,000,000 shares of “blank check” preferred stock, par value $0.0001 per share.

The following description summarizes important terms of the classes of our capital stock. This summary does not purport to be complete and is qualified in its entirety by the provisions of our articles of incorporation and our bylaws which have been filed as exhibits to the registration statement of which this prospectus is a part.

As of the date of this prospectus, there were 8,385,276 shares of Class A Common Stock, 2,364,724 shares of Class B Common Stock and no shares of preferred stock issued and outstanding.

Common Stock

The holders of Class A Common Stock are entitled to ten (10) votes for each share of Class A Common Stock held of record and the holders of Class B Common Stock are entitled to one (1) vote for each share of Class B Common Stock held of record on all matters submitted to a vote of the shareholders. A share of Class A Common Stock may be voluntarily converted into a share of Class B Common Stock. A transfer of a share of Class A Common Stock will result in its automatic conversion into a share of Class B Common Stock upon such transfer, subject to certain exceptions, including that the transfer of a share of Class A Common Stock to another holder of Class A Common Stock will not result in such automatic conversion. Class B Common Stock is not convertible. Other than as to voting and conversion rights, the Company’s Class A Common Stock and Class B Common Stock have the same rights and preferences and rank equally, share ratably and are identical in all respects as to all matters.

Under our articles of incorporation and bylaws, any corporate action to be taken by vote of shareholders other than for election of directors shall be authorized by the affirmative vote of the majority of votes cast. Directors are elected by a plurality of votes. Shareholders do not have cumulative voting rights.

Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the Board of Directors out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Holders of common stock have no preemptive, conversion or subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock.

Preferred Stock

Our articles of incorporation authorize our Board to issue up to 50,000,000 shares of preferred stock in one or more series, to determine the designations and the powers, preferences and rights and the qualifications, limitations and restrictions thereof, including the dividend rights, conversion or exchange rights, voting rights (including the number of votes per share), redemption rights and terms, liquidation preferences, sinking fund provisions and the number of shares constituting the series. Our Board of Directors could, without shareholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of common stock and which could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of our outstanding voting stock.

Representative’s Warrants

Upon the closing of this offering, there will be up to 105,000 shares of common stock issuable upon exercise of the representative’s warrants, based on the estimated public offering price of $5.00 per share, or 120,750 shares of common stock if the underwriters exercise the over-allotment option in full. See “Underwriting—Representative’s Warrants” below for a description of the representative’s warrants.

Stock Options

On May 2, 2022, we adopted the Asset Entities Inc. 2022 Equity Incentive Plan, or the 2022 Plan. The purpose of the 2022 Plan is to grant restricted stock and stock options to our officers, employees, directors, advisors and consultants. The maximum number of shares of Class B Common Stock that may be issued pursuant to awards granted under the 2022 Plan is 2,750,000 shares. Cancelled and forfeited stock options and stock awards may again become available for grant under the 2022 Plan. The 2022 Plan expires on May 2, 2032. For further information, please see “Executive Compensation – 2022 Equity Incentive Plan”.

Anti-Takeover Provisions

Provisions of the Nevada Revised Statutes, our articles of incorporation and our bylaws could have the effect of delaying or preventing a third-party from acquiring us, even if the acquisition would benefit our stockholders. Such provisions of the Nevada Revised Statutes, our articles of incorporation and our bylaws are intended to enhance the likelihood of continuity and stability in the composition of our Board of Directors and in the policies formulated by the Board of Directors and to discourage certain types of transactions that may involve an actual or threatened change of control of our company. These provisions are designed to reduce our vulnerability to an unsolicited proposal for a takeover that does not contemplate the acquisition of all of our outstanding shares, or an unsolicited proposal for the restructuring or sale of all or part of our company.

Dual Class Structure

Under our articles of incorporation, we are authorized to issue two classes of common stock, Class A Common Stock and Class B Common Stock, and any number of classes of preferred stock. Class A Common Stock is entitled to ten votes per share on proposals requiring or requesting shareholder approval, and Class B Common Stock is entitled to one vote on any such matter. A share of Class A Common Stock may be voluntarily converted into a share of Class B Common Stock. A transfer of a share of Class A Common Stock will result in its automatic conversion into a share of Class B Common Stock upon such transfer, subject to certain exceptions, including that the transfer of a share of Class A Common Stock to another holder of Class A Common Stock will not result in such automatic conversion. Class B Common Stock is not convertible. Other than as to voting and conversion rights, the Company’s Class A Common Stock and Class B Common Stock have the same rights and preferences and rank equally, share ratably and are identical in all respects as to all matters.

In this offering, we are offering shares of Class B Common Stock. Asset Entities Holdings, LLC owns 8,385,276 shares of our outstanding Class A Common Stock, which amounts to 83,852,760 votes. The shares of Class A Common Stock held by Asset Entities Holdings, LLC are controlled by its officers and board of managers, all of whom are also some of our officers and directors. Prior to the commencement of this offering, there are expected to be 8,385,276 shares of Class A Common Stock outstanding representing voting power of 83,852,760 votes, 2,364,724 shares of Class B Common Stock outstanding representing voting power of 2,364,724 votes, and no shares of preferred stock outstanding. As a result, out of a total of 10,750,000 shares of outstanding common stock representing total voting power of 86,217,484 votes, Asset Entities Holdings, LLC controls approximately 97.3% of the voting power before this offering. Following this offering, taking into consideration the shares of Class B Common Stock expected to be offered hereby, based on the estimated public offering price of $5.00 per share, and assuming that the underwriters do not exercise the over-allotment option, even if 100% of such shares are sold, Asset Entities Holdings, LLC, and its officers and managers, all of whom are also some of our officers and directors, will retain controlling voting power in the Company based on having approximately 95.6% of all voting rights. This concentrated control may limit or preclude the ability of others to influence corporate matters including significant business decisions for the foreseeable future.

Nevada Anti-Takeover Statutes

Pursuant to our articles of incorporation, we have elected not to be governed by the terms and provisions of Nevada’s control share acquisition laws (Nevada Revised Statutes 78.378 - 78.3793), which prohibit an acquirer, under certain circumstances, from voting shares of a corporation’s stock after crossing specific threshold ownership percentages, unless the acquirer obtains the approval of the issuing corporation’s stockholders. The first such threshold is the acquisition of at least one-fifth but less than one-third of the outstanding voting power.

Pursuant to our articles of incorporation, we have also elected not to be governed by the terms and provisions of Nevada’s combination with interested stockholders statute (Nevada Revised Statutes 78.411 - 78.444) which prohibits an “interested stockholder” from entering into a “combination” with the corporation, unless certain conditions are met. An “interested stockholder” is a person who, together with affiliates and associates, beneficially owns (or within the prior two years, did beneficially own) 10% or more of the corporation’s voting stock, or otherwise has the ability to influence or control such corporation’s management or policies.

Bylaws

In addition, various provisions of our bylaws may also have an anti-takeover effect. These provisions may delay, defer or prevent a tender offer or takeover attempt of the Company that a stockholder might consider in his or her best interest, including attempts that might result in a premium over the market price for the shares held by our stockholders. Our bylaws may be adopted, amended or repealed by the affirmative vote of the holders of at least a majority of our outstanding shares of capital stock entitled to vote for the election of directors, and except as provided by Nevada law, our Board of Directors shall have the power to adopt, amend or repeal the bylaws by a vote of not less than a majority of our directors. Any bylaw provision adopted by the Board of Directors may be amended or repealed by the holders of a majority of the outstanding shares of capital stock entitled to vote for the election of directors. Our bylaws also contain limitations as to who may call special meetings as well as require advance notice of stockholder matters to be brought at a meeting. Additionally, our bylaws also provide that no director may be removed by less than a two-thirds vote of the issued and outstanding shares entitled to vote on the removal. Our bylaws also permit the Board of Directors to establish the number of directors and fill any vacancies and newly created directorships. These provisions will prevent a shareholder from increasing the size of our Board of Directors and gaining control of our Board of Directors by filling the resulting vacancies with its own nominees.

Our bylaws establish an advance notice procedure for shareholder proposals to be brought before an annual meeting of our shareholders, including proposed nominations of persons for election to the Board of Directors. Shareholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board of Directors or by a shareholder who was a shareholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given us timely written notice, in proper form, of the shareholder’s intention to bring that business before the meeting. Although our bylaws do not give the Board of Directors the power to approve or disapprove shareholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, our bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of our company.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock are available for our Board of Directors to issue without stockholder approval. We may use these additional shares for a variety of corporate purposes, including raising additional capital, corporate acquisitions and employee stock plans. The existence of our authorized but unissued shares of common stock could render it more difficult or discourage an attempt to obtain control of the Company by means of a proxy context, tender offer, merger or other transaction since our Board of Directors can issue large amounts of capital stock as part of a defense to a take-over challenge. In addition, we have authorized in our articles of incorporation 50,000,000 shares of preferred stock, none of which are currently designated or outstanding. However, the Board acting alone and without approval of our stockholders can designate and issue one or more series of preferred stock containing super-voting provisions, enhanced economic rights, rights to elect directors, or other dilutive features, that could be utilized as part of a defense to a take-over challenge.

Supermajority Voting Provisions

Nevada Law provides generally that the affirmative vote of a majority of the shares entitled to vote on any matter is required to amend a corporation’s articles of incorporation or bylaws, unless a corporation’s articles of incorporation or bylaws, as the case may be, require a greater percentage. Although our articles of incorporation and bylaws do not currently provide for such a supermajority vote on any matters, our Board of Directors can amend our bylaws and we can, with the approval of our stockholders, amend our articles of incorporation to provide for such a super-majority voting provision.

Cumulative Voting

Furthermore, neither the holders of our common stock nor the holders of our preferred stock have cumulative voting rights in the election of our directors. The combination of the present ownership by a few shareholders of a significant portion of our issued and outstanding common stock and lack of cumulative voting makes it more difficult for other shareholders to replace our Board of Directors or for a third party to obtain control of our company by replacing its Board of Directors.

Transfer Agent and Registrar

We have appointed VStock Transfer, LLC, 8 Lafayette Place, Woodmere, NY 11598, telephone 212-828-8436, as the transfer agent for our common stock.

SHARES ELIGIBLE FOR FUTURE SALE

Before this offering, there has not been a public market for shares of our common stock. Future sales of substantial amounts of shares of our common stock, including shares issued upon the conversion of convertible notes, the exercise of outstanding options and warrants, in the public market after this offering, or the possibility of these sales occurring, could cause the prevailing market price for our common stock to fall or impair our ability to raise equity capital in the future.

Immediately following the closing of this offering, at the estimated initial public offering price of $5.00 per share, we will have 12,250,000 shares of common stock issued and outstanding. In the event the underwriters exercise the over-allotment option in full, we will have 12,475,000 shares of common stock issued and outstanding. The common stock sold in this offering will be freely tradable without restriction or further registration or qualification under the Securities Act.

Previously issued shares of common stock that were not offered and sold in this offering, as well as shares issuable upon the exercise of warrants and subject to employee stock options, are or will be upon issuance, “restricted securities,” as that term is defined in Rule 144 under the Securities Act. These restricted securities are eligible for public sale only if such public resale is registered under the Securities Act or if the resale qualifies for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which are summarized below.

Rule 144

In general, a person who has beneficially owned restricted shares of our common stock for at least 12 months, or at least six months in the event we have been a reporting company under the Exchange Act for at least ninety (90) days before the sale, would be entitled to sell such securities, provided that such person is not deemed to be an affiliate of ours at the time of sale or to have been an affiliate of ours at any time during the ninety (90) days preceding the sale. A person who is an affiliate of ours at such time would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of shares that does not exceed the greater of the following:

●	1% of the number of shares of our common stock then outstanding; or

●	1% of the average weekly trading volume of our common stock during the four calendar weeks preceding the filing by such person of a notice on Form 144 with respect to the sale;

provided that, in each case, we are subject to the periodic reporting requirements of the Exchange Act for at least 90 days before the sale. Rule 144 trades must also comply with the manner of sale, notice and other provisions of Rule 144, to the extent applicable.

Rule 701

In general, Rule 701 allows a shareholder who purchased shares of our capital stock pursuant to a written compensatory plan or contract and who is not deemed to have been an affiliate of ours during the immediately preceding 90 days to sell those shares in reliance upon Rule 144, but without being required to comply with the public information, holding period, volume limitation or notice provisions of Rule 144. All holders of Rule 701 shares, however, are required to wait until ninety (90) days after the date of this prospectus before selling shares pursuant to Rule 701.

Lock-Up Agreements

We, all of our directors and officers and all of our shareholders have agreed with the underwriters, subject to certain exceptions, not to sell, transfer or dispose of, directly or indirectly, any of our common stock or securities convertible into or exercisable or exchangeable for our common stock for varying periods from the date on which the trading of our common stock commences. See “Underwriting—Company Lock-Up”.  Our officers, directors and holders of approximately 78.0% of our outstanding common stock have agreed to be locked up for a period of 12 months from the date on which the trading of our Class B Common Stock commences.  Holders of approximately 7.2% of our outstanding common stock have agreed to be locked up for a period of nine months from the date on which the trading of our Class B Common Stock commences. A holder of approximately 2.3% of our outstanding common stock prior to this offering has agreed to be locked up for a period of six months from the date on which the trading of our Class B Common Stock commences with respect to approximately 0.9% of the common stock held by such holder, subject to certain exceptions, with the remaining approximately 1.4% held by such holder not being subject to any contractual lock-up.

Holders of the remaining approximately 12.6% of our outstanding common stock prior to this offering have agreed to be locked up until 365 days after the date on which the trading of our common stock commences, subject to the following exceptions: One-third of such holders’ shares may be sold after 180 days and two-thirds of their shares may be sold after 270 days, subject to a maximum sale on any trading day of 3% of the common stock’s daily trading volume. In addition, if ten (10) consecutive trading days occur in which both (i) at least 100,000 shares of common stock are traded daily and (ii) the common stock has a price per share equal to (x) 50%, (y) 100%, or (z) 150% of the price per share in this initial public offering, such holders may sell up to (x) one-third, (y) two-thirds, or (z) all of their shares of common stock, respectively, subject to a maximum sale on any trading day of 3% of the common stock’s daily trading volume. We and the underwriters have agreed to waive the lock-up requirement for shares of common stock being sold by the selling stockholders named in the Resale Prospectus.

MATERIAL U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

OF OUR COMMON STOCK

The following is a summary of the material U.S. federal income and estate tax consequences of the ownership and disposition of our common stock that is being issued pursuant to this offering. This summary is limited to Non-U.S. Holders (as defined below) that hold our common stock as a capital asset (generally, property held for investment) for U.S. federal income tax purposes. This summary does not discuss all of the aspects of U.S. federal income and estate taxation that may be relevant to a Non-U.S. Holder in light of the Non-U.S. Holder’s particular investment or other circumstances. Accordingly, all prospective Non-U.S. Holders should consult their own tax advisors with respect to the U.S. federal, state, local and non-U.S. tax consequences of the ownership and disposition of our common stock.

This summary is based on provisions of the Internal Revenue Code of 1986, as amended, or the Code, applicable U.S. Treasury Regulations and administrative and judicial interpretations, all as in effect or in existence on the date of this prospectus. Subsequent developments in U.S. federal income or estate tax law, including changes in law or differing interpretations, which may be applied retroactively, could alter the U.S. federal income and estate tax consequences of owning and disposing of our common stock as described in this summary. There can be no assurance that the Internal Revenue Service, or IRS, will not take a contrary position with respect to one or more of the tax consequences described herein and we have not obtained, nor do we intend to obtain, a ruling from the IRS with respect to the U.S. federal income or estate tax consequences of the ownership or disposition of our common stock.

As used in this summary, the term “Non-U.S. Holder” means a beneficial owner of our common stock that is not, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity treated as a corporation) created or organized in or under the laws of the United States, any state thereof, or the District of Columbia;

●	an entity or arrangement treated as a partnership;

●	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

●	a trust, if (1) a U.S. court is able to exercise primary supervision over the trust’s administration and one or more “United States persons” (as defined in the Code) has the authority to control all of the trust’s substantial decisions, or (2) the trust has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a United States person.

If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in such a partnership generally will depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. Partnerships, and partners in partnerships, that hold our common stock should consult their own tax advisors as to the particular U.S. federal income and estate tax consequences of owning and disposing of our common stock that are applicable to them.

This summary does not consider any specific facts or circumstances that may apply to a Non-U.S. Holder and does not address any special tax rules that may apply to particular Non-U.S. Holders, such as:

●	a Non-U.S. Holder that is a financial institution, insurance company, tax-exempt organization, pension plan, broker, dealer or trader in securities, dealer in currencies, U.S. expatriate, controlled foreign corporation or passive foreign investment company;

●	a Non-U.S. Holder holding our common stock as part of a conversion, constructive sale, wash sale or other integrated transaction or a hedge, straddle or synthetic security;

●	a Non-U.S. Holder that holds or receives our common stock pursuant to the exercise of any employee stock option or otherwise as compensation; or

●	a Non-U.S. Holder that at any time owns, directly, indirectly or constructively, 5% or more of our outstanding common stock.

In addition, this summary does not address any U.S. state or local, or non-U.S. or other tax consequences, or any U.S. federal income or estate tax consequences for beneficial owners of a Non-U.S. Holder, including shareholders of a controlled foreign corporation or passive foreign investment company that holds our common stock.

Each Non-U.S. Holder should consult its own tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of owning and disposing of our common stock.

Distributions on Our Common Stock

We do not currently expect to pay any cash dividends on our common stock. If we make distributions of cash or property (other than certain pro rata distributions of our common stock) with respect to our common stock, any such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax rules. If a distribution exceeds our current and accumulated earnings and profits, the excess will be treated as a nontaxable return of capital to the extent of the Non-U.S. Holder’s adjusted tax basis in our common stock and will reduce (but not below zero) such Non-U.S. Holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain from a disposition of our common stock subject to the tax treatment described below in “— Dispositions of Our Common Stock.”

Distributions on our common stock that are treated as dividends and that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States will be taxed on a net income basis at the regular graduated rates and in the manner applicable to United States persons. An exception may apply if the Non-U.S. Holder is eligible for, and properly claims, the benefit of an applicable income tax treaty and the dividends are not attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States. In such case, the Non-U.S. Holder may be eligible for a lower rate under an applicable income tax treaty between the United States and its jurisdiction of tax residence. Dividends that are effectively connected with a Non-U.S. Holder’s conduct of a trade or business in the United States will not be subject to the U.S. withholding tax if the Non-U.S. Holder provides to the applicable withholding agent a properly executed IRS Form W-8ECI (or other applicable form) in accordance with the applicable certification and disclosure requirements. A Non-U.S. Holder treated as a corporation for U.S. federal income tax purposes may also be subject to a “branch profits tax” at a 30% rate (unless the Non-U.S. Holder is eligible for a lower rate under an applicable income tax treaty) on the Non-U.S. Holder’s earnings and profits (attributable to dividends on our common stock or otherwise) that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States. The amount of taxable earnings and profits is generally reduced by amounts reinvested in the operations of the U.S. trade or business and increased by any decline in its equity.

The certifications described above must be provided to the applicable withholding agent prior to the payment of dividends and must be updated periodically. A Non-U.S. Holder may obtain a refund or credit of any excess amounts withheld by timely filing an appropriate claim for a refund with the IRS. Non-U.S. Holders should consult their own tax advisors regarding their eligibility for benefits under any relevant income tax treaty and the manner of claiming such benefits.

The foregoing discussion is subject to the discussions below under “—Backup Withholding and Information Reporting” and “—FATCA Withholding.”

Dispositions of Our Common Stock

A Non-U.S. Holder generally will not be subject to U.S. federal income tax (including U.S. withholding tax) on gain recognized on any sale or other disposition of our common stock unless:

●	the gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by the Non-U.S. Holder in the United States); in such case, the gain would be subject to U.S. federal income tax on a net income basis at the regular graduated rates and in the manner applicable to United States persons (unless an applicable income tax treaty provides otherwise) and, if the Non-U.S. Holder is treated as a corporation for U.S. federal income tax purposes, the “branch profits tax” described above may also apply;

●	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and meets certain other requirements; in such case, except as otherwise provided by an applicable income tax treaty, the gain, which may be offset by certain U.S. source capital losses, generally will be subject to a flat 30% U.S. federal income tax, even if the Non-U.S. Holder is not treated as a resident of the United States under the Code; or

●	we are or have been a “United States real property holding corporation,” or USRPHC, for U.S. federal income tax purposes at any time during the shorter of (i) the five-year period ending on the date of disposition and (ii) the period that the Non-U.S. Holder held our common stock.

Generally, a corporation is a USRPHC if the fair market value of its “United States real property interests” equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business. We believe that we are not currently, and we do not anticipate becoming in the future, a USRPHC. However, because the determination of whether we are a USRPHC is made from time to time and depends on the relative fair market values of our assets, there can be no assurance in this regard. If we were a USRPHC, the tax relating to disposition of stock in a USRPHC generally will not apply to a Non-U.S. Holder whose holdings, direct, indirect and constructive, constituted 5% or less of our common stock at all times during the applicable period, provided that our common stock is “regularly traded on an established securities market” (as provided in applicable U.S. Treasury Regulations) at any time during the calendar year in which the disposition occurs. However, no assurance can be provided that our common stock will be regularly traded on an established securities market for purposes of the rules described above. Non-U.S. Holders should consult their own tax advisors regarding any possible adverse U.S. federal income tax consequences to them if we are, or were to become, a USRPHC.

The foregoing discussion is subject to the discussions below under “—Backup Withholding and Information Reporting” and “—FATCA Withholding.”

Federal Estate Tax

Any shares of our common stock that are owned (or treated as owned) by an individual who is not a U.S. citizen or resident of the United States (as specially defined for U.S. federal estate tax purposes) at the time of death will be included in that individual’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax or other treaty provides otherwise and, therefore, may be subject to U.S. federal estate tax.

Backup Withholding and Information Reporting

Backup withholding (currently at a rate of 24%) may apply to dividends paid by U.S. corporations in some circumstances, but will not apply to payments of dividends on our common stock to a Non-U.S. Holder if the Non-U.S. Holder provides to the applicable withholding agent a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying under penalties of perjury that the Non-U.S. Holder is not a United States person or is otherwise entitled to an exemption. However, the applicable withholding agent generally will be required to report to the IRS (and to such Non-U.S. Holder) payments of dividends on our common stock and the amount of U.S. federal income tax, if any, withheld from those payments. In accordance with applicable treaties or agreements, the IRS may provide copies of such information returns to the tax authorities in the country in which the Non-U.S. Holder resides.

The gross proceeds from sales or other dispositions of our common stock may be subject, in certain circumstances discussed below, to U.S. backup withholding and information reporting. If a Non-U.S. Holder sells or otherwise disposes of any of our common stock outside the United States through a non-U.S. office of a non-U.S. broker and the disposition proceeds are paid to the Non-U.S. Holder outside the United States, the U.S. backup withholding and information reporting requirements generally will not apply to that payment. However, U.S. information reporting, but not U.S. backup withholding, will apply to a payment of disposition proceeds, even if that payment is made outside the United States, if a Non-U.S. Holder sells our common stock through a non-U.S. office of a broker that is a United States person or has certain enumerated connections with the United States, unless the broker has documentary evidence in its files that the Non-U.S. Holder is not a United States person and certain other conditions are met or the Non-U.S. Holder otherwise qualifies for an exemption.

If a Non-U.S. Holder receives payments of the proceeds of a disposition of our common stock to or through a U.S. office of a broker, the payment will be subject to both U.S. backup withholding and information reporting unless the Non-U.S. Holder provides to the broker a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable form) certifying under penalties of perjury that the Non-U.S. Holder is not a United States person, or the Non-U.S. Holder otherwise qualifies for an exemption.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be credited against the Non-U.S. Holder’s U.S. federal income tax liability (which may result in the Non-U.S. Holder being entitled to a refund), provided that the required information is timely furnished to the IRS.

FATCA Withholding

The Foreign Account Tax Compliance Act and related Treasury guidance (commonly referred to as FATCA) impose U.S. federal withholding tax at a rate of 30% on payments to certain foreign entities of (i) U.S.-source dividends (including dividends paid on our common stock) and (ii) the gross proceeds from the sale or other disposition of property that produces U.S.-source dividends (including sales or other dispositions of our common stock). This withholding tax applies to a foreign entity, whether acting as a beneficial owner or an intermediary, unless such foreign entity complies with (i) certain information reporting requirements regarding its U.S. account holders and its U.S. owners and (ii) certain withholding obligations regarding certain payments to its account holders and certain other persons. Accordingly, the entity through which a Non-U.S. Holder holds its common stock will affect the determination of whether such withholding is required. While withholding under FATCA would have also applied to payments of gross proceeds from the sale or other disposition of our common stock on or after January 1, 2019, U.S. Treasury Regulations proposed in December, 2018 eliminate such withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed U.S. Treasury Regulations until final U.S. Treasury Regulations are issued. Non-U.S. Holders are encouraged to consult their tax advisors regarding FATCA.

UNDERWRITING

In connection with this offering, we expect to enter an underwriting agreement with Boustead Securities, LLC, as the representative of the underwriters named in this prospectus, with respect to the common stock in this offering. Under the terms and subject to the conditions contained in the underwriting agreement, the representative will agree to purchase from us on a firm commitment basis the respective number of shares of common stock at the public price less the underwriting discounts set forth on the cover page of this prospectus, and each of the underwriters has severally and not jointly agreed to purchase, and we have agreed to sell to the underwriters, at the public offering price per shares less the underwriting discounts set forth on the cover page of this prospectus, the number of shares of common stock listed next to its name in the following table:

Underwriter	Number of Shares
Boustead Securities, LLC

Total

The shares of common stock sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover page of this prospectus. Any shares of common stock sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $ per share. If all of the shares are not sold at the initial offering price, the representative may change the offering price and the other selling terms. The representative has advised us that the underwriters do not intend to make sales to discretionary accounts.

If the underwriters sell more shares of common stock than the total number set forth in the table above, we have granted to the representative an option, exercisable for 45 days from the date of this prospectus, to purchase up to additional shares of common stock at the public offering price less the underwriting discount, constituting 15% of the total number of shares of common stock to be offered in this offering (excluding shares subject to this option). The representative may exercise this option solely for the purpose of covering over-allotments in connection with this offering. This offering is being conducted on a firm commitment basis.  Any shares of common stock issued or sold under the option will be issued and sold on the same terms and conditions as the other shares of common stock that are the subject of this offering.

In connection with this offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in compliance with Regulation M under the Exchange Act, as described below:

●	Stabilizing transactions permit bids to purchase securities so long as the stabilizing bids do not exceed a specified maximum.

●	Over-allotment transactions involve sales by the underwriters of securities in excess of the number of securities the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of securities over-allotted by the underwriters is not greater than the number of securities that they may purchase in the over-allotment option. In a naked short position, the number of securities involved is greater than the number of securities in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing securities in the open market.

●	Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. A naked short position occurs if the underwriters sell more securities than could be covered by the over-allotment option. This position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in this offering.

●	Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when securities originally sold by the syndicate member are purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our securities or preventing or retarding a decline in the market price of the securities. As a result, the price of our shares of common stock may be higher than the price that might otherwise exist in the open market. These transactions may be discontinued at any time.

Discounts and Expenses

The following table shows the underwriting discounts payable to the underwriters by us in connection with this offering (assuming both the exercise and non-exercise of the over-allotment option that we have granted to the representative), based on the assumed initial public offering price of $           per share:

	Per Share	Total Without Over-Allotment Option	Total With Entire Over-Allotment Option
Public offering price	$	$	$
Underwriting discounts and commissions (7%)	$	$	$
Non-accountable expense allowance (0.75%)	$	$	$
Proceeds, before expenses, to us	$	$	$

We have agreed to pay a non-accountable expense allowance to the representative equal to 0.75% of the gross proceeds received at the closing of the offering.

We have agreed to pay the representative the reasonable out-of-pocket expenses incurred by the representative in connection with this offering up to $230,000. The representative’s reimbursable out-of-pocket expenses include but are not limited to: (i) reasonable fees of representative’s legal counsel up to $100,000, (ii) due diligence and other expenses incurred prior to completion of this offering up to $62,500, (iii) road show, travel, platform on-boarding fees, and other reasonable out-of-pocket accountable expenses up to $62,500, and (iv) $5,000 for background check on our officers, directors and major shareholders and due diligence expenses. As of the date of this prospectus, we have paid the representative advances of $156,300 for its anticipated out-of-pocket costs. Such advance payments will be returned to us to the extent such out-of-pocket expenses are not actually incurred in accordance with FINRA Rule 5110(g)(4)(A).

Representative’s Warrants

We have agreed to issue warrants to the representative to purchase a number of shares of common stock equal to 7% of the total number of shares sold in this offering at an exercise price equal to 125% of the public offering price of the shares sold in this offering. The underwriters’ warrants will be exercisable upon issuance, will have a cashless exercise provision and will terminate on the fifth anniversary of the commencement date of sales in this offering. The underwriters’ warrants are not exercisable or convertible for more than five years from the commencement date of sales in this offering. The underwriters’ warrants also provide for customary anti-dilution provisions and immediate “piggyback” registration rights with respect to the registration of the shares of common stock underlying the warrants for a period not to exceed five years from the commencement of sales in the offering. We have registered the underwriters’ warrants and the shares underlying the underwriters’ warrants in this offering.

The underwriters’ warrant and the underlying shares may be deemed to be compensation by FINRA, and therefore will be subject to FINRA Rule 5110(e)(1). In accordance with FINRA Rule 5110(e)(1), neither the underwriters’ warrant nor any of our shares of common stock issued upon exercise of the underwriters’ warrants may be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such securities by any person, for a period of 180 days immediately following the commencement date of sales in this offering, subject to certain exceptions. The underwriters’ warrant to be received by the representative and related persons in connection with this offering: (i) fully comply with lock-up restrictions pursuant to FINRA Rule 5110(e)(1); and (ii) fully comply with transfer restrictions pursuant to FINRA Rule 5110(e)(2).

Determination of Offering Price

In determining the initial public offering price, we and the representative have considered a number of factors, including:

●	the information set forth in this prospectus and otherwise available to the representative;

●	our prospects and the history and prospects for the industry in which we compete;

●	an assessment of our management;

●	our prospects for future revenue and earnings;

●	the recent prices of, and demand for, shares sold by us prior to this offering;

●	the general condition of the securities markets at the time of this offering;

●	the recent market prices of, and demand for, publicly traded securities of generally comparable companies; and

●	other factors deemed relevant by the Representative and us.

The estimated initial public offering price set forth on the cover page of this preliminary prospectus is subject to change as a result of market conditions and other factors. Neither we nor the representative can assure investors that an active trading market will develop for our shares of common stock, or that the shares will trade in the public market at or above the initial public offering price.

We have agreed to indemnify the representative and the other underwriters against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments that the representative and the other underwriters may be required to make for these liabilities.

Right of First Refusal

We have agreed to provide the representative the right of first refusal for two (2) years following the consummation of this offering or the termination or expiration of the engagement with the representative, but not to exceed three years from the commencement date of sales in this offering, to act as financial advisor or to act as joint financial advisor on or at least equal economic terms on any public or private financing (debt or equity), merger, business combination, recapitalization or sale of some or all of our equity or our assets.  In the event that we engage the representative to provide such services, the representative will be compensated consistent with our engagement agreement with the representative, unless we mutually agree otherwise.

Tail Rights

Following the termination or expiration of our engagement agreement with the representative, the representative shall be entitled to success fees in accordance with our engagement agreement if the Company completes a transaction with a party who became aware of the Company or who became known to the Company prior to such termination or expiration of the engagement agreement.

Company Lock-Up

We will not, without the prior written consent of the representative, from the date of execution of the Underwriting Agreement and continuing for a period of 12 months from the date on which the trading of our common stock commences (the “Lock-Up Period”), (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, change the terms of (including to re-price) or grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, or file with the Commission a registration statement under the Securities Act relating to, our common stock or any securities convertible into or exercisable or exchangeable for our common stock, or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or any such other securities, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise. We will agree not to accelerate the vesting of any option or warrant or allow the lapse of any repurchase right prior to the expiration of the Lock-Up Period.

Our officers, directors and holders of approximately 78.0% of our outstanding common stock have agreed to be locked up for a period of 12 months from the date on which the trading of our Class B Common Stock commences. Holders of approximately 7.2% of our outstanding common stock have agreed to be locked up for a period of nine months from the date on which the trading of our Class B Common Stock commences. A holder of approximately 2.3% of our outstanding common stock prior to this offering has agreed to be locked up for a period of six months from the date on which the trading of our Class B Common Stock commences with respect to approximately 0.9% of the outstanding common stock held by such holder, subject to certain exceptions, with the remaining approximately 1.4% held by such holder not being subject to any contractual lock-up. During the lock-up period, without the prior written consent of the representative, they shall not, directly or indirectly, (i) offer, pledge, assign, encumber, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, lend, grant, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, owned either of record or beneficially, by any signatory of the lock-up agreement on the date of the prospectus or thereafter acquired; (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the common stock or any securities convertible into or exercisable or exchangeable for common stock, whether any such transaction described in clauses (i) or (ii) above is to be settled by delivery of common stock or such other securities, in cash or otherwise, or publicly announce an intention to do any of the foregoing; and (iii) make any demand for or exercise any right with respect to, the registration of any shares of common stock or any security convertible into or exercisable or exchangeable for common stock.

In addition, holders of the remaining approximately 12.6% of our outstanding common stock prior to this offering have agreed to be locked up until 365 days after the date on which the trading of our common stock commences, subject to certain exceptions. We and the underwriters have agreed to waive the lock-up requirement for shares of common stock being sold by the selling stockholders named in the Resale Prospectus. See “Shares Eligible For Future Sale – Lock-Up Agreements”.

Electronic Offer, Sale and Distribution of Shares of Common Stock

A prospectus in electronic format may be made available on the websites maintained by the representative. In addition, shares of common stock may be sold by the representative to securities dealers who resell shares of common stock to online brokerage account holders. Other than the prospectus in electronic format, the information on the representative’s website and any information contained in any other website maintained by the representative is not part of the prospectus or the registration statement of which this prospectus forms a part, has not been approved and/or endorsed by us or the representative in its capacity as representative and should not be relied upon by investors.

Selling Restrictions

No action has been taken in any jurisdiction (except in the United States) that would permit a public offering of the shares of common stock, or the possession, circulation or distribution of this prospectus or any other material relating to us or the shares of common stock, where action for that purpose is required. Accordingly, the shares of common stock may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the shares of common stock may be distributed or published, in or from any country or jurisdiction except in compliance with any applicable rules and regulations of any such country or jurisdiction.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to this offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Other

On June 9, 2022, October 7, 2022, and October 21, 2022, we conducted private placements of shares of Class B Common Stock and entered into certain subscription agreements with a number of investors. Pursuant to the agreements, we issued 750,000 shares of Class B Common Stock at $1.00 per share for a total of $750,000. The shares are subject to certain lockup provisions until 365 days after the commencement of trading of our Class B Common Stock, subject to certain exceptions. See “Shares Eligible For Future Sale—Lock-Up Agreements”. If the Company’s common stock is not listed on a national securities exchange on or before the first anniversary of the final closing of the private placement, then all of the private placement investors will receive one additional share for each share originally purchased. Boustead Securities, LLC, who is acting as the representative of the underwriters in this offering and who we refer to as the representative, acted as placement agent in this private placement. Pursuant to our engagement letter agreement with the representative, in addition to payments of a success fee of $52,500, or 7% of the total purchase price of the shares sold in the private placements, and a non-accountable expense allowance of $7,500, or 1% of the total purchase price of the shares sold in the private placement, we agreed to issue the representative five-year warrants to purchase up to 52,500 shares of Class B Common Stock in aggregate, exercisable on a cashless basis, with an exercise price of $6.25 per share, subject to adjustment.

LEGAL MATTERS

Bevilacqua PLLC has acted as our counsel in connection with the preparation of this prospectus. The validity of the shares of common stock covered by this prospectus will be passed upon by Sherman & Howard L.L.C. The underwriters have been represented in connection with this offering by ArentFox Schiff LLP.

EXPERTS

The financial statements of our company appearing elsewhere in this prospectus have been included herein in reliance upon the report of WWC, Professional Corporation, an independent registered public accounting firm, appearing elsewhere herein (which contains an explanatory paragraph describing conditions that raise substantial doubt about our ability to continue as a going concern as described in Note 3 to the consolidated financial statements), and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the securities we are offering by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information about us and our securities, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are materially complete but may not include a description of all aspects of such contracts, agreements or other documents, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

Upon completion of this offering, we will be subject to the information requirements of the Exchange Act and will file annual, quarterly and current event reports, proxy statements and other information with the SEC. You can read our SEC filings, including the registration statement, over the Internet at the SEC’s website at www.sec.gov.

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To:	The Board of Directors and Stockholders of
Asset Entities Inc.

Results of Review of Interim Financial Information

We have reviewed the accompanying consolidated balance sheets of Asset Entities Inc. and its variable interest entity (collectively the “Company”) as of September 30, 2022, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the nine months ended September 30, 2022 and the related notes (collectively referred to as the “interim financial statements”). Based on our review, we are not aware of any material modifications that should be made to the accompanying interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

Emphasis of Matter

We have previously audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), the consolidated balance sheets of the Company as of December 31, 2021 and 2020, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the period from August 1, 2020 (inception date) through December 31, 2020 and for the year ended December 31, 2021; and in our report dated April 27, 2022, with exception to Note 6 for which the date is November 15, 2022, we expressed an unqualified opinion on those financial statements with an emphasis of matter indicating that there was substantial doubt regarding the Company’s ability to continue as a going concern. As of the date of this report that doubt has not been alleviated. Refer to Note 3 for further details. In our opinion, the information set forth in the accompanying consolidated balance sheet as of December 31, 2021, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

Basis for Review Results

These interim financial statements are the responsibility of the Company’s management. We conducted our review in accordance with the standards of the PCAOB. A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with standards of the PCAOB, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

/s/ WWC, P.C.

WWC, P.C.

Certified Public Accountants

PCAOB ID: 1171

We have served as the Company’s auditor since January 19, 2022.

San Mateo, California

November 15, 2022.

ASSET ENTITIES INC.

Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
	2022	2021

ASSETS
Current Assets
Cash	$16,900	$33,731
Deferred offering costs	168,189	25,000
Total Current Assets	185,089	58,731

TOTAL ASSETS	$185,089	$58,731

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable and credit card liability	$146,376	$9,144
Contract liabilities	7,667	6,450
Total Current Liabilities	154,043	15,594

TOTAL LIABILITIES	154,043	15,594

Stockholders’ Equity
Preferred Stock; $0.0001 par value, 50,000,000 authorized; no shares issued and outstanding	-	-
Common Stock; $0.0001 par value, 200,000,000 authorized
Class A Common Stock; $0.0001 par value, 10,000,000 authorized; 8,985,276 and 9,756,000 shares issued and outstanding	899	976
Class B Common Stock; $0.0001 par value, 190,000,000 authorized; 1,264,724 and 244,000 shares issued and outstanding, respectively	126	24
Additional paid in capital	424,876	249,976
Subscription receivable	-	(225,976)
Accumulated deficit	(394,855)	18,137
Total Stockholders’ Equity	31,046	43,137

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$185,089	$58,731

The accompanying notes are an integral part of these unaudited consolidated financial statements.

ASSET ENTITIES INC.

Consolidated Statements of Operations

(Unaudited)

	Three Months Ended		Nine months ended
	September 30,		September 30,
	2022	2021	2022	2021

Revenues	$81,414	$197,991	$280,137	$607,727

Operating expenses
Contract labor	32,471	50,580	114,555	128,955
General and administrative	100,696	25,973	340,333	63,487
Management compensation	31,900	141,900	238,241	414,025
Total operating expenses	165,067	218,453	693,129	606,467

Income (loss) from operations	(83,653)	(20,462)	(412,992)	1,260

Net Income (loss)	$(83,653)	$(20,462)	$(412,992)	$1,260

Basic and diluted loss per share of common stock	$(0.01)	$(0.00)	$(0.04)	$0.00

Weighted average number of shares of common stock outstanding	10,250,000	9,756,000	10,104,015	9,756,000

The accompanying notes are an integral part of these unaudited consolidated financial statements.

ASSET ENTITIES INC.

Consolidated Statement of Stockholders’ Equity (Deficit)

(Unaudited)

For the Nine Months Ended September 30, 2022

			Class A		Class B		Additional		Retained earnings
	Preferred Stock		Common Stock		Common Stock		Paid in	Subscription	(Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Receivable	Deficit)	Total
Balance - December 31, 2021	-	$-	9,756,000	$976	244,000	$24	$249,976	$(225,976)	$18,137	$43,137

Subscription received	-	-	-	-	-	-	-	75,000	-	75,000
Net loss	-	-	-	-	-	-	-	-	(84,200)	(84,200)
Balance - March 31, 2022	-	$-	9,756,000	$976	244,000	$24	$249,976	$(150,976)	$(66,063)	$33,937

Conversion from Class A to Class B common stock	-	-	(770,724)	(77)	770,724	77	-	-	-	-
Class B Common stock issued	-	-	-	-	250,000	25	174,900	-	-	174,925
Subscription received	-	-	-	-	-	-	-	150,000	-	150,000
Net loss	-	-	-	-	-	-	-	-	(245,139)	(245,139)
Balance - June 30, 2022	-	$-	8,985,276	$899	1,264,724	$126	$424,876	$(976)	$(311,202)	$113,723

Subscription received	-	-	-	-	-	-	-	976	-	976
Net loss	-	-	-	-	-	-	-	-	(83,653)	(83,653)
Balance - September 30, 2022	-	$-	8,985,276	$899	1,264,724	$126	$424,876	$-	$(394,855)	$31,046

For the Nine Months Ended September 30, 2021

			Class A		Class B		Additional		Retained earnings
	Preferred Stock		Common Stock		Common Stock		Paid in	Subscription	(Accumulated
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Receivable	Deficit)	Total
Balance - December 31, 2020	-	$-	9,756,000	$976	-	$-	$-	$(976)	$3,266	$3,266

Net loss	-	-	-	-	-	-	-	-	(13,100)	(13,100)
Balance - March 31, 2021	-	-	9,756,000	976	-	-	-	(976)	(9,834)	(9,834)

Net income	-	-	-	-	-	-	-	-	34,822	34,822
Balance - June 30, 2021	-	$-	9,756,000	$976	-	$-	$-	$(976)	$24,988	$24,988

Net loss	-	-	-	-	-	-	-	-	(20,462)	(20,462)
Balance - September 30, 2021	-	$-	9,756,000	$976	-	$-	$-	$(976)	$4,526	$4,526

The accompanying notes are an integral part of these unaudited consolidated financial statements.

ASSET ENTITIES INC.

Consolidated Statements of Cash Flows

	Nine months ended
	September 30,
	2022	2021

CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)	$(412,992)	$1,260
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	18,573	8,189
Deferred revenue	1,217	9,989
Net cash provided by (used in) operating activities	(393,202)	19,438

CASH FLOWS FROM FINANCING ACTIVITIES
Class A common stock subscription proceeds received	976	-
Class B common stock subscription proceeds received	399,925	-
Deferred offering costs	(24,530)	-
Net cash provided by financing activities	376,371	-

Net change in cash	(16,831)	19,438
Cash at beginning of period	33,731	10,361
Cash at end of period	$16,900	$29,799

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income taxes	$-	$-
Cash paid for interest	$-	$-

NON CASH INVESTING AND FINANCING ACTIVITIES
Conversion from Class A to Class B common stock	$77	$-

The accompanying notes are an integral part of these unaudited consolidated financial statements.

ASSET ENTITIES INC.
Notes to the Unaudited Consolidated Financial Statements

Note 1. Organization and Description of Business

Organization

Asset Entities Inc. (“Asset Entities”, “we”, “us” or the “Company”), began operations as a general partnership in August 2020 and formed Assets Entities Limited Liability Company in the state of California on October 20, 2020. The financial statements reflect the operations of the Company from inception of the general partnership. On March 15, 2022, the Company filed Articles of Merger to register and incorporate with the state of Nevada and changed the company name to Asset Entities Inc.

Description of Business

Asset Entities is an Internet company providing social media marketing, content delivery, and development and design services across Discord, TikTok, and other social media platforms. Based on the rapid growth of our Discord servers and social media following, we have developed three categories of services. First, we provide subscription upgrades to premium content on our investment education and entertainment servers on Discord. Second, we codevelop and execute influencer social media and marketing campaigns for clients. Third, we design, develop and manage Discord servers for clients under our “AE.360.DDM” brand. Our AE.360.DDM service was just released in December 2021. All of these services – our Discord investment education and entertainment, social media and marketing, and AE.360.DDM services – are therefore based on our effective use of Discord in combination with ongoing social media outreach on TikTok, Facebook, Twitter, Instagram, and YouTube.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The financial statements and related disclosures have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and are presented in US dollars. The Company uses the accrual basis of accounting and has adopted a December 31 fiscal year end.

Principles of Consolidation

The consolidated financial statements include Asset Equity LLC (“Asset Equity”) which is accounted for as a variable interest entity (“VIE”), because the Company is the primary beneficiary, as a result of the Company’s officers being responsible for 100% of the operations of Asset Equity, and the Company derived 100% of the net profits or losses from Asset Equity’s business operations. Through common control, the management of the Company had effective control over Asset Equity and had the power to direct the activities of Asset Equity that most significantly impact its economic performance. There were no restrictions on the consolidated VIE’s assets and on the settlement of its liabilities.

Asset Equity was a limited liability company organized in the state of Delaware on February 26, 2021 and dissolved on April 21, 2022. The co-founders of the Company, who were the managers of Asset Equity, formed Asset Equity for the purposes of setting up a separate bank account for revenues derived from the Discord server designated for cryptocurrency education. All intercompany transactions and balances have been eliminated on consolidation. If facts and circumstances change such that the conclusion to consolidate the VIE has changed, the Company shall disclose the primary factors that caused the change and the effect on the Company’s financial statements in the periods when the change occurs.

On April 21, 2022, the Company dissolved our VIE, Asset Equity LLC, and moved all operations to the Company.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Some of these judgments can be subjective and complex, and, consequently, actual results may differ from these estimates.

Cash and Cash Equivalents

For purposes of balance sheet presentation and reporting of cash flows, the Company considers all unrestricted demand deposits, money market funds and highly liquid debt instruments with an original maturity of less than 90 days to be cash and cash equivalents. The Company had no cash equivalents at September 30, 2022 and December 31, 2021.

Periodically, the Company may carry cash balances at financial institutions more than the federally insured limit of $250,000 per institution. The Company has not experienced losses on account balances and management believes, based upon the quality of the financial institutions, that the credit risk with regard to these deposits is not significant.

Accounts Receivable

Accounts receivable are recorded in accordance with ASC 310, “Receivables.” Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in its existing accounts receivable. The Company does not currently have any amount recorded as an allowance for doubtful accounts. Based on management’s estimate and based on all accounts being current, the Company has not deemed it necessary to reserve for doubtful accounts at this time.

Deferred Offering Costs

As of September 30, 2022 and December 31, 2021, deferred offering costs represent legal fees for preparation of any securities purchase agreements or current registration statement. The Company records these fees as a current asset that will be netted against gross proceeds received from any offering or placements.

Fair Value Measurements

The Company’s financial instruments, including cash, deferred offering costs and other current liabilities are carried at historical cost. At September 30, 2022 and December 31, 2021, the carrying amounts of these instruments approximated their fair values.

Revenue Recognition

The Company recognizes revenue utilizing the following steps: (i) Identify the contract, or contracts, with a customer; (ii) Identify the performance obligations in the contract; (iii) Determine the transaction price; (iv) Allocate the transaction price to the performance obligations in the contract; (v) Recognize revenue when the Company satisfies a performance obligation.

Subscriptions

Subscription revenue is related to a single performance obligation that is recognized over time when earned. Subscriptions are paid in advance and can be purchased on a monthly, quarterly, or annual basis. Any quarterly or annual subscription revenue is recognized as a contract liability expensed over the contracted service period.

Marketing

Revenue related to marketing campaign contracts with customers are normally of a short duration, typically less than two (2) weeks.

AE.360.DDM Contracts

Revenue related to AE.360.DDM contracts with customers are normally of a short duration, typically less than one (1) week.

Contract Liabilities

Contract liabilities consist of quarterly and annual subscription revenue that have not been recognized. As of September 30, 2022 and December 31, 2021, total contract liabilities were $7,667 and $6,450, respectively. Contract liabilities are expected to be recognized as revenue over a period not to exceed twelve (12) months.

Earnings Per Share of Common Stock

The Company has adopted ASC Topic 260, “Earnings per Share” which requires presentation of basic earnings per share on the face of the statements of operations for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic earnings per share computation. In the accompanying financial statements, basic loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per share is computed by dividing net income by the weighted average number of shares of common stock and potentially dilutive outstanding shares of common stock during the period to reflect the potential dilution that could occur from common stock issuable through contingent share arrangements, stock options and warrants unless the result would be antidilutive. There were no potentially dilutive shares of common stock outstanding for the nine months ended September 30, 2022 and 2021.

Income Taxes

As described in more detail above, the business now conducted by the Company was operated as a partnership from August 1, 2020 until October 19, 2020, when it was reorganized as a limited liability company, or LLC, and that LLC was merged into the Company on March 28, 2022. Prior to that date, the partnership and the subsequent LLC were not subject to federal income tax and all income, deductions, gains and losses were attributed to the partners or members. Consequently, no provision was made for federal income taxes payable in respect of the year ended December 31, 2021.

Related Parties

The Company follows ASC 850, “Related Party Disclosures”, for the identification of related parties and disclosure of related party transactions and balances.

Commitments and Contingencies

The Company follows ASC 450-20, “Loss Contingencies”, to report accounting for contingencies. Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Recent Accounting Pronouncements

The Company has considered all other recently issued accounting pronouncements and does not believe the adoption of such pronouncements will have a material impact on its financial statements.

Note 3. Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. The Company had minimal cash as of September 30, 2022 and had net loss for the period ended September 30, 2022. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company proposes to fund operations through sales of its products and equity financing arrangements. However, because of the lack of sales and the absence of any active trading market for its common stock, its financial condition and its lack of an operating history, the Company may not be able to raise funds for capital expenditures, working capital and other cash requirements and will have to rely on advances from a minority stockholder and our officer. If the Company cannot generate revenue from its products, it may not be able to continue in its business.

Note 4. Stockholders’ Equity

Authorized Capital Stock

On March 9, 2022, the Company filed Articles of Incorporation with the state of Nevada to authorize the Company to issue 250,000,000 shares, consisting of 10,000,000 shares of Class A Common Stock, $0.0001 par value per share (“Class A Common”), 190,000,000 shares of Class B Common stock, $0.0001 par value per share (“Class B Common”), and 50,000,000 shares of Preferred Stock, $0.0001 par value (the “Preferred Stock”).

On March 28, 2022, all 51,250,000 units of the previously outstanding membership interests were exchanged for 9,756,000 shares of Class A Common Stock and 244,000 shares of Class B Common Stock.

Preferred Stock

The Company shall have the authority to issue the shares of Preferred Stock in one or more series with such rights, preferences and designations as determined by the Board of Directors of the Company.

Class A Common Stock

Each share of Class A Common Stock entitles the holder to ten (10) votes, in person or proxy, on any matter on which an action of the stockholders of the Company is sought and is convertible by the holder into one (1) share of Class B Common Stock.

As part of a share conversion in March 2022, the Company converted the 97.56% membership interest to 9,756,000 shares of Class A Common Stock of the Company. The Company has reflected this conversion for all periods presented.

As of December 31, 2021, the Company recorded a subscription receivable of $976. During the nine months ended September 30, 2022, the Company received $976 for subscription receivable.

On April 21, 2022, 770,724 shares of Class A Common Stock were converted into Class B Common Stock.

The Company had 8,985,276 and 9,756,000 shares of Class A Common Stock issued and outstanding as of September 30, 2022 and December 31, 2021, respectively.

Class B Common Stock

Each share of Class B Common Stock entitles the holder to one (1) vote, in person or proxy, on any matter on which an action of the stockholders of the Company is sought.

As part of the share conversion in March 2022, the Company converted the 2.44% membership interest to 244,000 shares of Class B Common Stock of the Company. The Company has reflected this conversion for all periods presented.

On December 15, 2021, the Company issued 244,000 shares of Class B Common stock for $250,000. During the nine months ended September 30, 2022, the Company received $225,000. As of September 30, 2022 and December 31, 2021, the Company recorded a subscription receivable of $0 and $225,000, respectively.

On June 9, 2022, the Company issued 250,000 shares of Class B Common stock for $250,000.

The Company had 1,264,724 and 244,000 shares of Class B Common Stock issued and outstanding as of September 30, 2022 and December 31, 2021, respectively.

Note 5. Related Party Transactions

During the period ended September 30, 2022 and 2021, the Company paid management fees to their controlling members totaling $238,241 and $414,025, respectively.

Note 6. Subsequent Events

Management evaluated all additional events subsequent to the balance sheet date of September 30, 2022 and determined the following items, if any:

On October 6, 2022, officers of the Company agreed to transfer 600,000 shares of Class A Common Stock for 600,000 shares of Class B Common Stock.

During October 2022, the Company issued 500,000 shares of Class B Common Stock to unaffiliated investors for $500,000.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To:	The Board of Directors and Stockholders of
ASSET ENTITIES INC.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of ASSET ENTITIES INC. and its variable interest entity (collectively the “Company”) as of December 31, 2021 and 2020, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the period from August 1, 2020 (inception date) through December 31, 2020 and for the year ended December 31, 2021, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the period from August 1, 2020 (inception date) through December 31, 2020 and for the year ended December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.

Emphasis of Matter

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company had minimal cash as of December 31, 2021, had limited gross profit for the year ended December 31, 2021. These factors, raise substantial doubt about its ability to continue as a going concern. Management’s plan in regards to these matters are described in Note 3. These financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ WWC, P.C.

WWC, P.C.

Certified Public Accountants

PCAOB ID: 1171

We have served as the Company’s auditor since January 19, 2022.

San Mateo, California

April 27, 2022, except for Note 6, for which the date is November 15, 2022.

ASSET ENTITIES INC.

Consolidated Balance Sheets

	December 31,	December 31,
	2021	2020

ASSETS
Current Assets
Cash	$33,731	$10,361
Deferred offering costs	25,000	-
Total Current Assets	58,731	10,361

TOTAL ASSETS	$58,731	$10,361

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities
Credit card liability	$9,144	$-
Contract liabilities	6,450	7,095
Total Current Liabilities	15,594	7,095

TOTAL LIABILITIES	15,594	7,095

Commitments and contingencies	-	-

Stockholders’ Equity
Preferred stock; $0.0001 par value, 50,000,000 shares authorized	-	-
Common stock; $0.0001 par value, 200,000,000 shares authorized
Class A common stock; $0.0001 par value, 10,000,000 shares authorized 9,756,000 shares issued and outstanding	976	976
Class B common stock; $0.0001 par value, 190,000,000 shares authorized 244,000 and 0 shares issued and outstanding	24	-
Additional paid in capital	249,976	(976)
Subscription receivable	(225,976)	-
Retained earnings	18,137	3,266
Total Stockholders’ Equity	43,137	3,266

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$58,731	$10,361

The accompanying notes are an integral part of these consolidated financial statements

ASSET ENTITIES INC.

Consolidated Statements of Operations

		August 1, 2020
	Year ended	(Inception) to
	December 31,	December 31,
	2021	2020

Revenues	$829,618	$86,903

Operating expenses
Contract labor	160,251	801
General and administrative	119,369	52,860
Management compensation	535,127	29,976
Total operating expenses	814,747	83,637

Income from operations	14,871	3,266

Net income	$14,871	$3,266

Basic and diluted earnings per share of common stock	$0.00	$0.00

Weighted average number of shares of common stock outstanding	9,767,364	9,756,000

The accompanying notes are an integral part of these consolidated financial statements

ASSET ENTITIES INC.

Consolidated Statement of Stockholders’ Equity

							Additional Paid in
	Preferred Stock		Class A Common Stock		Class B Common Stock		Capital	Subscription	Retained
	Shares	Amount	Shares	Amount	Shares	Amount	(Deficit)	Receivable	Earnings	Total

Balance, August 1, 2020 (Inception)	-	$-	-	$-	-	$-	$-	$-	$-	$-
Class A common stock issued to founders			9,756,000	976	-	-	-	(976)	-	-
Net income	-	-	-	-	-	-	-	-	3,266	3,266
Balance, December 31, 2020	-	$-	9,756,000	$976	-	$-	$-	$(976)	$3,266	$3,266

Class B common stock issued	-	-	-	-	244,000	24	249,976	(225,000)	-	25,000
Net income	-	-	-	-	-	-	-	-	14,871	14,871
Balance, December 31, 2021	-	$-	9,756,000	$976	244,000	$24	$249,976	$(225,976)	$18,137	$43,137

The accompanying notes are an integral part of these consolidated financial statements.

ASSET ENTITIES INC.

Consolidated Statements of Cash Flows

		August 1, 2020
	Year ended	(Inception) to
	December 31,	December 31,
	2021	2020

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$14,871	$3,266
Adjustments to reconcile net income to net cash provided by operating activities:
Changes in operating assets and liabilities:
Accounts payable and accrued expenses	9,144	-
Contract liabilities	(645)	7,095
Net cash provided by operating activities	23,370	10,361

CASH FLOWS FROM FINANCING ACTIVITIES
Class B common stock subscription proceeds received	25,000	-
Deferred offering costs	(25,000)	-
Net cash provided by financing activities	-	-

Net change in cash	23,370	10,361
Cash at beginning of period	10,361	-
Cash at end of period	$33,731	$10,361

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income taxes	$-	$-
Cash paid for interest	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

ASSET ENTITIES INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
FROM AUGUST 1, 2020 (INCEPTION) TO DECEMBER 31, 2021

Note 1. Organization and Description of Business

Organization

Asset Entities Inc. (“Asset Entities”, “we”, “us” or the “Company”), began operations as a general partnership in August 2020 and formed Assets Entities Limited Liability Company in the state of California on October 20, 2020. The financial statements reflect the operations of the Company from inception of the general partnership. On March 15, 2022, the Company filed Articles of Merger to register and incorporate with the state of Nevada and changed the company name to Asset Entities Inc.

On March 9, 2022, the Company filed Articles of Incorporation with the state of Nevada to authorize the Company to issue 250,000,000 shares, consisting of 10,000,000 shares of Class A Common Stock, $0.0001 par value per share (“Class A Common”), 190,000,000 shares of Class B Common stock, $0.0001 par value per share (“Class B Common”), and 50,000,000 shares of Preferred Stock, $0.0001 par value (the “Preferred Stock”).

On March 28, 2022, all 51,250,000 units of the previously outstanding membership interests were exchanged for 9,756,000 shares of Class A Common Stock and 244,000 shares of Class B Common Stock.

Description of Business

Asset Entities is an Internet company providing social media marketing, content delivery, and development and design services across Discord, TikTok, and other social media platforms. Based on the rapid growth of our Discord servers and social media following, we have developed three categories of services. First, we provide subscription upgrades to premium content on our investment education and entertainment servers on Discord. Second, we codevelop and execute influencer social media and marketing campaigns for clients. Third, we design, develop and manage Discord servers for clients under our “AE.360.DDM” brand. Our AE.360.DDM service was just released in December 2021. All of these services – our Discord investment education and entertainment, social media and marketing, and AE.360.DDM services – are therefore based on our effective use of Discord in combination with ongoing social media outreach on TikTok, Facebook, Twitter, Instagram, and YouTube.

Note 2. Summary of Significant Accounting Policies

Basis of Presentation

The financial statements and related disclosures have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The financial statements of the Company have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) and are presented in US dollars. The Company uses the accrual basis of accounting and has adopted a December 31 fiscal year end.

Principles of Consolidation

The consolidated financial statements include Asset Equity LLC (“Asset Equity”) which is accounted for as a variable interest entity (“VIE”), because the Company is the primary beneficiary, as a result of the Company’s officers being responsible for 100% of the operations of Asset Equity, and the Company derived 100% of the net profits or losses from Asset Equity’s business operations. Through common control, the management of the Company has effective control over Asset Equity and has the power to direct the activities of Asset Equity that most significantly impact its economic performance. There are no restrictions on the consolidated VIE’s assets and on the settlement of its liabilities and all carrying amounts of VIE’s assets and liabilities are consolidated with the Company’s financial statements. Asset Equity was a limited liability company organized in the state of Delaware on February 26, 2021 and dissolved on April 21, 2022. The co-founders of the Company, who were the managers of the Asset Equity, formed Asset Equity for the purposes of setting up a separate bank account for revenues derived from the Discord server designated for cryptocurrency education. All intercompany transactions and balances have been eliminated on consolidation. If facts and circumstances change such that the conclusion to consolidate the VIE has changed, the Company shall disclose the primary factors that caused the change and the effect on the Company’s financial statements in the periods when the change occurs.

As of December 31, 2021, Asset Equity had $8,201 in cash and no liabilities. For the period of February 26, 2021 (inception) to December 31, 2021, Asset Equity had $25,433 in revenue and $17,532 in operating expenses.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Some of these judgments can be subjective and complex, and, consequently, actual results may differ from these estimates.

Cash and Cash Equivalents

For purposes of balance sheet presentation and reporting of cash flows, the Company considers all unrestricted demand deposits, money market funds and highly liquid debt instruments with an original maturity of less than 90 days to be cash and cash equivalents. The Company had no cash equivalents at December 31, 2021 and 2020.

Periodically, the Company may carry cash balances at financial institutions more than the federally insured limit of $250,000 per institution. The Company has not experienced losses on account balances and management believes, based upon the quality of the financial institutions, that the credit risk with regard to these deposits is not significant.

Accounts Receivable

Accounts receivable are recorded in accordance with ASC 310, “Receivables.” Accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in its existing accounts receivable. The Company does not currently have any amount recorded as an allowance for doubtful accounts. Based on management’s estimate and based on all accounts being current, the Company has not deemed it necessary to reserve for doubtful accounts at this time.

Deferred Offering Costs

As of December 31, 2021, deferred offering costs represent legal fees for preparation of any securities purchase agreements or current registration statement. The Company records these fees as a current asset that will be netted against gross proceeds received from any offering or placements.

Fair Value Measurements

The Company uses a three-tier fair value hierarchy to classify and disclose all assets and liabilities measured at fair value on a recurring basis, as well as assets and liabilities measured at fair value on a non-recurring basis, in periods subsequent to their initial measurement. The hierarchy requires the Company to use observable inputs when available, and to minimize the use of unobservable inputs, when determining fair value. The three tiers are defined as follows:

●	Level 1—Observable inputs that reflect quoted market prices (unadjusted) for identical assets or liabilities in active markets;

●	Level 2—Observable inputs other than quoted prices in active markets that are observable either directly or indirectly in the marketplace for identical or similar assets and liabilities; and

●	Level 3—Unobservable inputs that are supported by little or no market data, which require the Company to develop its own assumptions.

The Company’s financial instruments, including cash, deferred offering costs and other current liabilities are carried at historical cost. At December 31, 2021 and 2020, the carrying amounts of these instruments approximated their fair values because of the short-term nature of these instruments.

Revenue Recognition

The Company recognizes revenue utilizing the following steps: (i) Identify the contract, or contracts, with a customer; (ii) Identify the performance obligations in the contract; (iii) Determine the transaction price; (iv) Allocate the transaction price to the performance obligations in the contract; (v) Recognize revenue when the Company satisfies a performance obligation.

Subscriptions

Subscription revenue is related to a single performance obligation that is recognized over time when earned. Subscriptions are paid in advance and can be purchased on a monthly, quarterly, or annual basis. Any quarterly or annual subscription revenue is recognized as a contract liability expensed over the contracted service period.

Marketing

Revenue related to marketing campaign contracts with customers are normally of a short duration, typically less than two (2) weeks.

AE.360.DDM Contracts

Revenue related to AE.360.DDM contracts with customers are normally of a short duration, typically less than one (1) week.

Contract Liabilities

Contract liabilities consist of quarterly and annual subscription revenue that have not been recognized. As of December 31, 2021 and 2020, total contract liabilities were $6,450 and $7,095. Contract liabilities are expected to be recognized as revenue over a period not to exceed twelve (12) months.

Earnings Per Share of Common Stock

The Company has adopted ASC Topic 260, “Earnings per Share” which requires presentation of basic earnings per share on the face of the statements of operations for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic earnings per share computation. In the accompanying financial statements, basic loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per share is computed by dividing net income by the weighted average number of shares of common stock and potentially dilutive outstanding shares of common stock during the period to reflect the potential dilution that could occur from common stock issuable through contingent share arrangements, stock options and warrants unless the result would be antidilutive. There were no potentially dilutive shares of common stock outstanding for the years ended December 31, 2021 and 2020, respectively.

Income Taxes

As described in more detail above, the business now conducted by the Company was operated as a partnership from August 1, 2020 until October 19, 2020, when it was reorganized as a limited liability company, or LLC, and that LLC was merged into the Company on March 28, 2022. Prior to that date, the partnership and the subsequent LLC were not subject to federal income tax and all income, deductions, gains and losses were attributed to the partners or members. Consequently, no provision was made for federal income taxes payable in respect of the years ended December 31, 2021 and 2020.

Related Parties

The Company follows ASC 850, “Related Party Disclosures”, for the identification of related parties and disclosure of related party transactions and balances.

Commitments and Contingencies

The Company follows ASC 450-20, “Loss Contingencies”, to report accounting for contingencies. Liabilities for loss contingencies arising from claims, assessments, litigation, fines and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

Recent Accounting Pronouncements

In December 2019, the Financial Accounting Standards Board (FASB) issued Accounting Standard Update No. 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes (ASU 2019-12), which simplifies the accounting for income taxes. This guidance will be effective for entities for the fiscal years, and interim periods within those fiscal years, beginning after December 15, 2020 on a prospective basis, with early adoption permitted. We have adopted the new standard effective January 1, 2021 and do not expect the adoption of this guidance to have a material impact on our financial statements.

In March 2020, the FASB issued ASU 2020-02, Financial Instruments—Credit Losses (Topic 326) and Leases (Topic 842): Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 119 and Update to SEC Section on Effective Date Related to Accounting Standards Update No. 2016-02, Leases (Topic 842).  This ASU adds an SEC paragraph pursuant to the issuance of SEC Staff Accounting Bulletin No. 119 on loan losses to the FASB Codification Topic 326. This ASU also updates the SEC section of the Codification for the change in the effective date of Topic 842.  This ASU was effective upon addition to the FASB Codification.   ASU 2016-13, Financial Instruments - Credit Losses (Topic 326) is effective on January 1, 2023 for smaller reporting companies with less than $250 million in public float as defined in the SEC’s rules. The Company is a smaller reporting company.  The Company early adopted ASU 2020-02, Credit Losses on January 1, 2021.

In August 2020, the FASB issued ASU 2020-06, ASC Subtopic 470-20 “Debt—Debt with Conversion and Other Options” and ASC subtopic 815-40 “Hedging—Contracts in Entity’s Own Equity”. The standard reduced the number of accounting models for convertible debt instruments and convertible preferred stock. Convertible instruments that continue to be subject to separation models are (1) those with embedded conversion features that are not clearly and closely related to the host contract, that meet the definition of a derivative, and that do not qualify for a scope exception from derivative accounting; and, (2) convertible debt instruments issued with substantial premiums for which the premiums are recorded as paid-in capital. The amendments in this update are effective for fiscal years beginning after December 15, 2021, including interim periods within those fiscal years. Early adoption is permitted, but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. We early adopted this standard effective January 1, 2021 and do not expect the adoption of this guidance to have a material impact on our financial statements.

The Company has considered all other recently issued accounting pronouncements and does not believe the adoption of such pronouncements will have a material impact on its financial statements.

Note 3. Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the liquidation of liabilities in the normal course of business. The Company had minimal cash as of December 31, 2021 and had minimal net income for the year ended December 31, 2021. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The Company proposes to fund operations through sales of its products and equity financing arrangements. However, because of the lack of sales and the absence of any active trading market for its common stock, its financial condition and its lack of an operating history, the Company may not be able to raise funds for capital expenditures, working capital and other cash requirements and will have to rely on advances from a minority stockholder and our officer. If the Company cannot generate revenue from its products, it may not be able to continue in its business.

Note 4. Stockholders’ Equity

Authorized Capital Stock

The Company is authorized to issue 200,000,000 shares of Common Stock and 50,000,000 shares of Preferred Stock, each with a par value of $0.0001.

Preferred Stock

The Company shall have the authority to issue the shares of Preferred Stock in one or more series with such rights, preferences and designations as determined by the Board of Directors of the Company.

Class A Common Stock

Each share of Class A Common Stock entitles the holder to ten (10) votes, in person or proxy, on any matter on which an action of the stockholders of the Company is sought and is convertible by the holder into one (1) share of Class B Common Stock.

As part of the share conversion in March 2022, the Company converted the 97.56% membership interest to 9,756,000 shares of Class A Common Stock of the Company. The Company has reflected this conversion for all periods presented.

On October 20, 2020, the Company issued 9,756,000 shares of Class A Common stock to the founders.

The Company had 9,756,000 of Class A Common Stock, issued and outstanding as of December 31, 2021 and 2020, for a subscription receivable of $976.

Class B Common Stock

Each share of Class B Common Stock entitles the holder to one (1) vote, in person or proxy, on any matter on which an action of the stockholders of the Company is sought.

As part of the share conversion in March 2022, the Company converted the 2.44% membership interest to 244,000 shares of Class B Common Stock of the Company. The Company has reflected this conversion for all periods presented.

On December 15, 2021, the Company issued 244,000 shares of Class B Common stock for $250,000. As of December 31, 2021, the Company recorded a subscription receivable of $225,976.

The Company had 244,000 and 0 shares of Class B Common Stock issued and outstanding as of December 31, 2021 and 2020, respectively.

Note 5. Related Party Transactions

During the year ended December 31, 2021 and for the period of August 1, 2020 (inception) to December 31, 2020, the Company paid management fees to their controlling members totaling $535,127 and 29,976, respectively.

Note 6. Subsequent Events

Management evaluated all additional events subsequent to the balance sheet date of December 31, 2021 and determined the following items:

The Company received $225,000 toward Class B Common Stock subscription receivable on April 8, 2022.

On April 21, 2022, 770,724 shares of Class A Common Stock were converted into Class B Common Stock.

On June 9, 2022, the Company issued 250,000 shares of Class B Common Stock to unaffiliated investors for $250,000.

On October 6, 2022, officers of the Company agreed to transfer 600,000 shares of Class A Common Stock for 600,000 shares of Class B Common Stock.

During October 2022, the Company issued 500,000 shares of Class B Common Stock to unaffiliated investors for $500,000.

Asset Entities Inc.

1,500,000

Shares of Common Stock

Prospectus

           , 2022

Until and including        , 2022 (the 25th day after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION

PRELIMINARY PROSPECTUS DATED DECEMBER 2, 2022

Asset Entities Inc.

1,500,000 Shares of Class B Common Stock

This prospectus relates to 1,500,000 shares of Class B Common Stock, $0.0001 par value per share, or the Class B Common Stock, of Asset Entities Inc. that may be sold from time to time by the selling stockholders named in this prospectus.

We will not receive any proceeds from the sales of outstanding common stock by the selling stockholders.

Prior to this offering, there has been no public market for our shares.  We are in the process of applying to list our shares of Class B Common Stock on The Nasdaq Capital Market LLC, or Nasdaq, under the symbol “ASST”. Nasdaq might not approve such application, and if our application is not approved, this offering cannot be completed.

We have two classes of authorized common stock, Class A Common Stock, $0.0001 par value per share, or the Class A Common Stock, and Class B Common Stock. The rights of the holders of Class A Common Stock and Class B Common Stock are identical, except with respect to voting and conversion. Each share of Class A Common Stock is entitled to ten votes per share and is convertible into one share of Class B Common Stock. Each share of Class B Common Stock is entitled to one vote per share. As of the date of this prospectus, Asset Entities Holdings, LLC, the holder of our outstanding Class A Common Stock, held approximately 97.3% of the voting power of our outstanding capital stock and is therefore our controlling shareholder.

Following this offering, based on the estimated public offering price of $5.00 per share, and assuming that the underwriters do not exercise the over-allotment option, Asset Entities Holdings, LLC, and its officers and managers, all of whom are also some of our officers and directors, will retain controlling voting power in the Company based on having approximately 95.6% of all voting rights. As a result, we will be a “controlled company” under Nasdaq’s rules, although we do not intend to avail ourselves of the corporate governance exemptions afforded to a “controlled company” under the rules of Nasdaq. See “Risk Factors—Risks Related to This Offering and Ownership of Our Class B Common Stock—As a ‘controlled company’ under the rules of Nasdaq, we may choose to exempt our company from certain corporate governance requirements that could have an adverse effect on our public stockholders.” for more information.

We are an “emerging growth company”, as defined in the Jumpstart Our Business Startups Act of 2012, under applicable U.S. federal securities laws, and are eligible for reduced public company reporting requirements. See “Risk Factors—Risks Related to This Offering and Ownership of Our Class B Common Stock—We will be subject to ongoing public reporting requirements that are less rigorous than Exchange Act rules for companies that are not emerging growth companies and our stockholders could receive less information than they might expect to receive from more mature public companies.” for more information.

The selling stockholders may offer and sell the Class B Common Stock being offered by this prospectus from time to time in public or private transactions, or both. These sales will occur at a fixed price of $5.00 per share until our Class B Common Stock is listed on Nasdaq. Thereafter, these sales will occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. The selling stockholders may sell shares to or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders, the purchasers of the shares, or both. Any participating broker-dealers and any selling stockholders who are affiliates of broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act of 1933, as amended, and any commissions or discounts given to any such broker-dealer or affiliates of a broker-dealer may be regarded as underwriting commissions or discounts under the Securities Act of 1933, as amended. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute their common stock. See “Plan of Distribution” for a more complete description of the ways in which the shares may be sold.

Investing in our securities is highly speculative and involves a high degree of risk.  See “Risk Factors” beginning on page 9 for a discussion of information that should be considered in connection with an investment in our securities.

Neither the U.S. Securities and Exchange Commission nor any state or provincial securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this prospectus is            ..

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The Offering

Common stock offered by the selling stockholders:	This prospectus relates to 1,500,000 shares of Class B Common Stock that may be sold from time to time by the selling stockholders named in this prospectus.

Shares outstanding:	8,385,276 shares of Class A Common Stock and 3,864,724 shares of Class B Common Stock (or 4,089,724 shares if the underwriters exercise the over-allotment option in full).

Use of proceeds:	We will not receive any proceeds from the sales of outstanding Class B Common Stock by the selling stockholders.

Risk factors:	Investing in our Class B Common Stock involves a high degree of risk. As an investor, you should be able to bear a complete loss of your investment. You should carefully consider the information set forth in the “Risk Factors” section beginning on page 9 before deciding to invest in our Class B Common Stock.

Trading market and symbol:	We have applied to list our Class B Common Stock on the Nasdaq Capital Market under the symbol “ASST”. We believe that upon the completion of this offering, we will meet the standards for listing on Nasdaq. The closing of this offering is contingent upon the successful listing of our Class B Common Stock on the Nasdaq Capital Market.

The number of shares of Class B Common Stock outstanding immediately following this offering assumes the issuance by us of shares of Class B Common Stock pursuant to the Public Offering Prospectus filed contemporaneously herewith, is based on 8,385,276 shares of our Class A Common Stock and 2,364,724 shares of Class B Common Stock outstanding as of the date of this prospectus, and excludes:

●	2,750,000 shares of Class B Common Stock that are reserved for issuance under the Asset Entities Inc. 2022 Equity Incentive Plan;

●	52,500 shares of Class B Common Stock issuable upon exercise of placement agent’s warrants; and

●	105,000 shares of Class B Common Stock (120,750 shares of Class B Common Stock if the underwriters exercise the over-allotment option in full) issuable upon exercise of warrants to be issued to the underwriters pursuant to the Public Offering Prospectus filed contemporaneously herewith.

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USE OF PROCEEDS

We will not receive any proceeds from the sale of Class B Common Stock by the selling stockholders.

The selling stockholders will pay any underwriting discounts and commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred by them in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees and fees and expenses of our counsel and our accountants.

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SELLING STOCKHOLDERS

We are registering the shares of common stock in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of these securities or as otherwise disclosed below, the selling stockholders have not had any position, office, or other material relationship with us or any of our predecessors or affiliates within the past three years, and based on the information provided to us by the selling stockholders, no selling stockholder is a broker-dealer or an affiliate of a broker-dealer.

Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. For purposes of this table, a person or group of persons is deemed to have “beneficial ownership” of any shares of common stock that such person or any member of such group has the right to acquire within sixty (60) days of the date of this prospectus. For purposes of computing the percentage of outstanding shares of our common stock held by each person or group of persons named below, any shares that such person or persons has the right to acquire within sixty (60) days of the date of this prospectus are deemed to be outstanding for such person, but not deemed to be outstanding for the purpose of computing the percentage ownership of any other person. The inclusion herein of any shares listed as beneficially owned does not constitute an admission of beneficial ownership by any person.

The table below lists the selling stockholders and other information regarding the beneficial ownership of the shares of common stock by each of the selling stockholders. The second column lists the number of shares of Class B Common Stock beneficially owned by each selling stockholder. The third column lists the shares of Class B Common Stock being offered by this prospectus by the selling stockholders.

The selling stockholders can offer all, some or none of their shares of Class B Common Stock. See “Plan of Distribution.” We therefore have no way of determining the number of shares of Class B Common Stock each selling Stockholder will hold after this offering. Therefore, the fourth and fifth columns assume that each selling stockholder will sell all shares of Class B Common Stock covered by this prospectus.

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Name of Selling Stockholder	Common Stock Beneficially Owned Prior to this	Number of Shares Being	Class B Common Stock Beneficially Owned After this Offering
	Offering	Offered	Shares	Percent(1)
Richard A. Benavides, MD	244,000	150,000	94,000	4.0
James Sheldon Fairbanks (2)	300,000	150,000	—	—
Jennifer Joan Fairbanks (3)	300,000	150,000	—	—
Elham Nejad (4)	300,000	150,000	—	—
Kavous Sarkhani (5)	300,000	150,000	—	—
Oleta Investments, LLC (6)	150,000	150,000	—	—
Gilbert Lam	100,000	100,000	—	—
Eternal Horizon International Company Limited (7)	100,000	100,000	—	—
Basestones, Inc. (8)	100,000	100,000	—	—
Varkes Churukian	25,000	25,000	—	—
Mark Olivier	25,000	25,000	—	—
Vertical Holdings, LLC (9)	125,000	125,000	—	—
Chris Etherington	175,000 (10)	25,000	—	—
Clayton Adams	100,000	100,000	—	—

(1)	Applicable percentage ownership after this offering is based on 2,364,724 shares of Class B Common Stock deemed to be outstanding as of the date of this prospectus.

(2)	Consists of (i) 150,000 shares of Class B Common Stock held by James Sheldon Fairbanks; and (ii) 150,000 shares of Class B Common Stock held by Jennifer Joan Fairbanks, Mr. Fairbanks’s spouse. Mr. Fairbanks disclaims beneficial ownership of the securities held by Ms. Fairbanks. Mr. Fairbanks is the father of Kyle Fairbanks, Executive Vice-Chairman and a director of the Company, and Jackson Fairbanks, Chief Marketing Officer of the Company.

(3)	Consists of (i) 150,000 shares of Class B Common Stock held by Jennifer Joan Fairbanks; and (ii) 150,000 shares of Class B Common Stock held by James Sheldon Fairbanks, Ms. Fairbanks’s spouse. Ms. Fairbanks disclaims beneficial ownership of the securities held by Mr. Fairbanks. Ms. Fairbanks is the mother of Kyle Fairbanks, Executive Vice-Chairman and a director of the Company, and Jackson Fairbanks, Chief Marketing Officer of the Company.

(4)	Consists of (i) 150,000 shares of Class B Common Stock held by Elham Nejad; and (ii) 150,000 shares of Class B Common Stock held by Kavous Sarkhani, Ms. Nejad’s spouse. Ms. Nejad disclaims beneficial ownership of the securities held by Mr. Sarkhani. Ms. Nejad is the mother of Arshia Sarkhani, Chief Executive Officer, President and a director of the Company, and Arman Sarkhani, Chief Operating Officer of the Company.

(5)	Consists of (i) 150,000 shares of Class B Common Stock held by Kavous Sarkhani; and (ii) 150,000 shares of Class B Common Stock held by Elham Nejad, Mr. Sarkhani’s spouse. Mr. Sarkhani disclaims beneficial ownership of the securities held by Ms. Nejad. Mr. Sarkhani is the father of Arshia Sarkhani, Chief Executive Officer, President and a director of the Company, and Arman Sarkhani, Chief Operating Officer of the Company.

(6)	Chris Etherington has sole voting and dispositive power over the shares held by Oleta Investments, LLC.

(7)	Jie Xu has sole voting and dispositive power over the shares held by Eternal Horizon International Company Limited.

(8)	Mohammed Ansari has sole voting and dispositive power over the shares held by BaseStones, Inc.

(9)	Kevan Casey has sole voting and dispositive power over the shares held by Vertical Holdings, LLC.

(10)	Consists of (i) 25,000 shares of Class B Common Stock held by Chris Etherington; and (ii) 150,000 shares of Class B Common Stock held by Oleta Investments, LLC, over the shares of which Mr. Etherington has sole voting and dispositive power.

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PLAN OF DISTRIBUTION

Each selling stockholder and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on any stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales will occur at a fixed price of $5.00 per share until our common stock is listed on Nasdaq. Thereafter, these sales will occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	settlement of short sales;

●	in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

●	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

●	a combination of any such methods of sale; or

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 or any other exemption from registration under the Securities Act of 1933, as amended, or the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2121; and in the case of a principal transaction a markup or markdown in compliance with FINRA Rule 2121.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

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The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the securities. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The resale securities covered hereby will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Securities Exchange Act of 1934, as amended, or the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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LEGAL MATTERS

Bevilacqua PLLC has acted as our counsel in connection with the preparation of this prospectus. The validity of the shares of common stock covered by this prospectus will be passed upon by Sherman & Howard L.L.C.

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PART II
INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by us in connection with the sale of shares of common stock being registered. All amounts, other than the SEC registration fee, Nasdaq listing fee and FINRA filing fee, are estimates. We will pay all these expenses.

Amount
SEC registration fee	$1,738.99
Nasdaq listing fee	50,000.00
FINRA filing fee	3,313.91
Accounting fees and expenses	30,000
Legal fees and expenses	385,000
Transfer agent fees and expenses	5,000
Printing and related fees	30,000
Consulting and miscellaneous fees and expenses	129,947.10
Total	$635,000

*	To be filed by amendment.

Item 14. Indemnification of Directors and Officers

We are a Nevada corporation. The Nevada Revised Statutes and certain provisions of our bylaws under certain circumstances provide for indemnification of our officers, directors and controlling persons against liabilities which they may incur in such capacities. A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to our bylaws and to the statutory provisions.

In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person’s actions were in good faith, were believed to be in our best interest, and were not unlawful. Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of our Board of Directors, by legal counsel, or by a vote of our stockholders, that the applicable standard of conduct was met by the person to be indemnified.

The circumstances under which indemnification is granted in connection with an action brought on our behalf is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action. In such actions, the person to be indemnified must have acted in good faith and in a manner believed to have been in our best interest, and have not been adjudged liable for negligence or misconduct.

Indemnification may also be granted pursuant to the terms of agreements which may be entered in the future or pursuant to a vote of stockholders or directors. The Nevada Revised Statutes also grant us the power to purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by us.

To the maximum extent permitted by law, our articles of incorporation eliminate or limit the liability of our directors to us or our shareholders for monetary damages for breach of a director’s fiduciary duty as a director.

We have entered or intend to enter into separate indemnification agreements with our directors and officers. Each indemnification agreement will provide, among other things, for indemnification to the fullest extent permitted by law and our articles of incorporation and bylaws against any and all expenses, judgments, fines, penalties and amounts paid in settlement of any claim. The indemnification agreements will provide for the advancement or payment of all expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such indemnification under applicable law and our articles of incorporation and bylaws.

We are in the process of obtaining standard policies of insurance under which coverage is provided (a) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act, and (b) to us with respect to payments which we may make to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

The underwriting agreement, filed as Exhibit 1.1 to this registration statement, will provide for indemnification, under certain circumstances, by the underwriter of us and our officers and directors for certain liabilities arising under the Securities Act or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 15. Recent Sales of Unregistered Securities

During the past three years, we issued the following securities, which were not registered under the Securities Act.

On March 9, 2022, we issued 10 shares of Class A Common Stock for a total purchase price of $1.00 to Asset Entities Limited Liability Company, a California limited liability company (“California LLC”).

On March 28, 2022, we merged with California LLC. Pursuant to the agreement and plan of merger, the units of California LLC were automatically converted into shares of Asset Entities Inc. in the same proportion as the percentage interests of California LLC represented by such units. As a result and as further provided in the agreement and plan of merger, on March 28, 2022, Asset Entities Holdings, LLC, which owned 97.56% of California LLC’s units, became the holder of 9,756,000 shares of Class A Common Stock of Asset Entities Inc., or 97.56% of the total issued and outstanding post-merger shares of common stock of Asset Entities Inc., and a holder of 2.44% of California LLC’s units became the holder of 244,000 shares of Class B Common Stock of Asset Entities Inc., or 2.44% of the total issued and outstanding post-merger shares of common stock of Asset Entities Inc.

On April 21, 2022, we entered into cancellation and exchange agreements with Asset Entities Holdings, LLC (“AEH”), the holder of 9,756,000 shares of Class A Common Stock, GKDB AE Holdings, LLC (“GKDB”), the holder of 200,000 units of membership interests in AEH representing 20.0% ownership of AEH, and certain holders of 790,000 units of membership interests in GKDB (the “Former GKDB Holders”) representing 39.5% ownership in GKDB. In accordance with these agreements, we and AEH agreed to convert 770,724 shares of AEH’s Class A Common Stock into 770,724 shares of Class B Common Stock and transfer such shares to GKDB, in exchange for GKDB’s agreement to cancel and surrender 79,000 of GKDB’s 200,000 units of membership interests in AEH, representing the GKDB Owners’ 39.5% share of GKDB’s total ownership interest in AEH. GKDB in turn agreed to the cancellation of 79,000 of its AEH units and transfer of the 770,724 shares of Class B Common Stock to the Former GKDB Holders in proportion to their former ownership interests in GKDB, in exchange for the Former GKDB Holders’ agreement to cancel and surrender all of their units of membership interests in GKDB. The 770,724 shares of Class B Common Stock transferred to the Former GKDB Holders were derived from the Former GKDB Holders’ 7.9% nominal indirect interest in AEH’s 9,756,000 shares of Class A Common Stock, which in turn was derived from the Former GKDB Holders’ 39.5% ownership of GKDB and, in turn, their nominal indirect interest in 79,000 of GKDB’s 200,000 units, or 20.0% ownership of AEH. The Former GKDB Holders’ nominal indirect interest in AEH’s 9,756,000 shares of Class A Common Stock was therefore automatically converted into ownership of 770,724 shares of Class B Common Stock upon the conversion and transfer of this number of Class A Common Stock that were held by AEH to the Former GKDB Holders. As a result of these transactions, AEH held 8,985,276 shares of Class A Common Stock and the Former GKDB Holders held a total of 770,724 shares of Class B Common Stock.

On June 9, 2022, October 7, 2022, and October 21, 2022, we conducted private placements of shares of Class B Common Stock and entered into certain subscription agreements with a number of investors. Pursuant to the agreements, we issued 750,000 shares of Class B Common Stock at $1.00 per share for a total of $750,000. The shares are subject to certain lockup provisions until 365 days after the commencement of trading of our Class B Common Stock, subject to certain exceptions. See “Shares Eligible For Future Sale—Lock-Up Agreements”. If the Company’s common stock is not listed on a national securities exchange on or before the first anniversary of the final closing of the private placement, then all of the private placement investors will receive one additional share for each share originally purchased. Boustead Securities, LLC, who is acting as the representative of the underwriters in this offering and who we refer to as the representative, acted as placement agent in this private placement. Pursuant to our engagement letter agreement with the representative, in addition to payments of a success fee of $52,500, or 7% of the total purchase price of the shares sold in the private placements, and a non-accountable expense allowance of $7,500, or 1% of the total purchase price of the shares sold in the private placement, we agreed to issue the representative five-year warrants to purchase up to 52,500 shares of Class B Common Stock in aggregate, exercisable on a cashless basis, with an exercise price of $6.25 per share, subject to adjustment.

Unless otherwise stated above, the issuances of these securities were made in reliance upon exemptions provided by Section 4(a)(2) of the Securities Act and/or Rule 506(b) of Regulation D thereunder for the offer and sale of securities not involving a public offering.

No underwriter was engaged in connection with the foregoing sales of securities. The Company has reason to believe that all of the foregoing purchasers were familiar with or had access to information concerning the operations and financial conditions of the Company, and all of those individuals or entities purchasing securities represented that they were accredited investors, acquiring the shares for investment and without a view to the distribution thereof. At the time of issuance, all of the foregoing securities were deemed to be restricted securities for purposes of the Securities Act and the certificates representing such securities bore legends to that effect.

Item 16. Exhibits.

(a) Exhibits.

Exhibit No.	Description
1.1**	Form of Underwriting Agreement
2.1**	Agreement and Plan of Merger, dated as of March 11, 2022, by and between Asset Entities Limited Liability Company and Asset Entities Inc.
3.1**	Articles of Incorporation of Asset Entities Inc.
3.2**	Bylaws of Asset Entities Inc.
4.1**	Form of Representative’s Warrant (included in Exhibit 1.1)
4.2*	Form of Placement Agent’s Warrant
5.1**	Opinion of Sherman & Howard L.L.C.
10.1†**	Employment Letter Agreement between Asset Entities Inc. and Arshia Sarkhani, dated as of April 21, 2022
10.2†**	Consulting Letter Agreement between Asset Entities Inc. and Michael Gaubert, dated as of April 21, 2022
10.3†**	Employment Letter Agreement between Asset Entities Inc. and Kyle Fairbanks, dated as of April 21, 2022
10.4†**	Employment Letter Agreement between Asset Entities Inc. and Derek Dunlop, dated as of April 21, 2022
10.5†**	Employment Letter Agreement between Asset Entities Inc. and Matthew Krueger, dated as of April 21, 2022
10.6†**	Employment Letter Agreement between Asset Entities Inc. and Arman Sarkhani, dated as of April 21, 2022
10.7†**	Employment Letter Agreement between Asset Entities Inc. and Jackson Fairbanks, dated as of April 21, 2022
10.8**	Cancellation and Exchange Agreement, dated as of April 21, 2022, by and among Asset Entities Inc., Asset Entities Holdings, LLC, GKDB AE Holdings, LLC, and Anel Bulbul
10.9**	Cancellation and Exchange Agreement, dated as of April 21, 2022, by and among Asset Entities Inc., Asset Entities Holdings, LLC, GKDB AE Holdings, LLC, and GTMC, LLC
10.10**	Cancellation and Exchange Agreement, dated as of April 21, 2022, by and among Asset Entities Inc., Asset Entities Holdings, LLC, GKDB AE Holdings, LLC, KD Holdings Group, LLC, and Trojan Partners, LP
10.11†**	Form of Independent Director Agreement between Asset Entities Inc. and each director nominee
10.12**	Form of Indemnification Agreement between Asset Entities Inc. and each officer or director
10.13†**	Asset Entities Inc. 2022 Equity Incentive Plan
10.14†**	Form of Stock Option Agreement for Asset Entities Inc. 2022 Equity Incentive Plan
10.15†**	Form of Restricted Stock Award Agreement for Asset Entities Inc. 2022 Equity Incentive Plan
10.16†**	Form of Restricted Stock Unit Award Agreement for Asset Entities Inc. 2022 Equity Incentive Plan
10.17**	Agreement between Regus Management Group, LLC and Asset Entities, LLC, dated as of January 25, 2022
10.18**	Form of Private Placement Subscription Agreement
14.1**	Code of Ethics and Business Conduct
15.1*	Letter regarding unaudited interim financial information
23.1*	Consent of WWC, Professional Corporation
23.2**	Consent of Sherman & Howard L.L.C. (included in Exhibit 5.1)
24.1**	Power of Attorney (included on the signature page of this registration statement)
99.1**	Audit Committee Charter
99.2**	Compensation Committee Charter
99.3**	Nominating and Corporate Governance Committee Charter
99.4**	Consent of Richard A. Burton to be named as a director nominee
99.5**	Consent of John A. Jack II to be named as a director nominee
99.6**	Consent of Scott K. McDonald to be named as a director nominee
99.7**	Consent of Brian Regli to be named as a director nominee
107**	Filing Fee Table

*	Filed herewith.
**	Previously filed.
†	Executive compensation plan or arrangement.

(b) Financial Statement Schedules.

All financial statement schedules are omitted because the information called for is not required or is shown either in the financial statements or in the notes thereto.

Item 17. Undertakings

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(a) The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Act”);

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement.

(2)	That, for the purpose of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(c) The undersigned registrant hereby undertakes that:

(i)	For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(ii)	For purposes of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on December 2, 2022.

Asset Entities Inc.

By:	/s/ Arshia Sarkhani
Arshia Sarkhani Chief Executive Officer and President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Arshia Sarkhani	Chief Executive Officer, President and Director	December 2, 2022
Arshia Sarkhani	(principal executive officer)

/s/ Matthew Krueger	Chief Financial Officer, Treasurer and Secretary	December 2, 2022
Matthew Krueger	(principal financial and accounting officer)

*	Executive Chairman	December 2, 2022
Michael Gaubert

*	Executive Vice-Chairman	December 2, 2022
Kyle Fairbanks

* By	/s/ Arshia Sarkhani
Arshia Sarkhani
Attorney-In-Fact